SHARE EXCHANGE AGREEMENT

BY AND BETWEEN

CANARC RESOURCE CORP.,
a British Columbia corporation;

AND

SANTA FE GOLD CORPORATION,
a Delaware corporation.

DATED EFFECTIVE AS OF JULY15, 2014

SHARE EXCHANGE AGREEMENT

BETWEEN:

CANARC RESOURCE CORP., a company duly organized under the laws of the Province of British Columbia

(hereinafter called “Canarc”)

OF THE FIRST PART

AND:

SANTA FE GOLD CORPORATION, a company duly incorporated under the laws of the State of Delaware

(hereinafter called “SFGC”or “Santa Fe”)

OF THE SECOND PART

WHEREAS THE PARTIES HAVE AGREED THAT:

A.

Canarc and SFGC desire to enter into a strategic Share Exchange (as defined below) under which Canarc will acquire SFGC Shares (as defined below) and SFGC will acquire Canarc Shares (as defined below);

B.	The Parties intend to carry out the transactions contemplated in this Agreement by way of a strategic Share Exchange.

C.

The respective boards of directors of Canarc and SFGC have (1) approved the transactions contemplated by this Agreement upon and subject to the terms hereof and in accordance with the Business Corporations Act (British Columbia) and General Corporation Law of the State of Delaware (the “DGCL”), as applicable, and (2) determined that the Share Exchange, this Agreement, and the transactions contemplated hereby are advisable and consistent with the long- term business strategies of Santa Fe and is in the best interests of Santa Fe and its stockholders.

D.	The Canarc Board (as defined below) has unanimously determined that the Share Exchange is in the best interests of Canarc and is fair to the Canarc Shareholders (as defined below).

E.

An Independent Special Committee of the SFEG Board (the “SFGC ISC”) has unanimously determined that the transactions contemplated by this Agreement, including the Share Exchange is in the best interests of SFGC and fair and in the best interest of the SFGC Stockholders (as defined below) and the SFEG Board (as defined below) has unanimously approved, ratified and adopted the actions of the SFGC ISC.

F.

Canarc and SFGC intend that the exchange of Canarc Shares for SFGC Shares pursuant to this Agreement (the “Share Exchange”) will not result in an “ownership change” within the meaning of Section 382 of the Code, as amended, and the rules and regulations promulgated thereunder (as defined below).

G.

Upon execution hereof, Canarc shall provide a loan to Santa Fe in the aggregate original principal amount of $200,000, pursuant to the terms of a 12% Interim Financing Facility Due January 15, 2015 that shall substantially be in the form included as Exhibit A hereto (the “Interim Financing Agreement”).

H.

Waterton Global Value, L.P., and SFCG shall each execute that certain Proposed Amendment of Existing Senior Secured Gold Stream Credit Agreement and Gold and Silver Supply Agreement, on substantially the same terms as set forth on Exhibit B hereto (the “Waterton Restructuring Agreement”).

I.

Upon execution hereof, Sandstorm Gold (Barbados) Ltd. and Sandstorm Gold, Ltd. (collectively, “Sandstorm”), Santa Fe Gold (Barbados) Corporation and Santa Fe shall each execute that certain Consent and Agreement, on substantially the same terms as set forth on Exhibit C hereto (the “Sandstorm Restructuring Agreement”).

	(a)	Concurrent with the execution of this Agreement, the SFGC Board shall appoint the following persons as interim officers:

(i)	Catalin Chiloflischi – President & Chief Exective Officer;

(ii)	Garry Biles – Chief Operating Officer; and

(iii)	Frank Mueller - Interim Chief Financial Officer.

J.

Upon execution hereof, Euro Pacific Capital, Inc. (“Euro Pacific”) and SFGC shall have entered into an Agency Agreement pursuant to which Euro Pacific will agree to act as placement agent for that subordinated unsecured redeemable convertible gold note (the “SFGC Bond Financing Agreement”), on substantially the same terms as set forth on Exhibit D hereto.

THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Parties hereto agree each with the other as follows:

2.0	DEFINITIONS

2.1	In this Agreement:

(a)	“BCBCA” means the Business Corporations Act, S.B.C. 2002, c. 57, including all regulations made thereunder, as amended;

(b)

“Benefit Plan” means a pension, retirement, profit sharing, bonus, savings, deferred compensation, stock option, purchase, appreciation, group insurance or other material employee or retiree benefit plan, programme or Share Exchange, formal or informal, registered, unregistered or supplementary, oral or written, maintained or contributed to, or required to be contributed to, in the case of SFGC, by or on behalf of SFGC or a Subsidiary of SFGC or in respect of which SFGC or a Subsidiary of SFGC has an actual, actuarial or contingent liability and, in the case of Canarc, by or on behalf of Canarc or a Subsidiary of Canarc or in respect of which Canarc or a Subsidiary of Canarc has an actual, actuarial or contingent liability;

(c)	“business day” means a day that is not a Saturday, Sunday or civic or statutory holiday in Vancouver, British Columbia, or Albuquerque, New Mexico;

(d)	“Canadian Securities Administrators” means, collectively, the securities regulators in each of the provinces of Canada;

(e)

“Canadian Securities Legislation” means, collectively, and as the context may require, the securities legislation of each of the provinces and territories of Canada, and the rules, regulations and policies published and/or promulgated thereunder, as such may be amended from time to time prior to the Closing Date;

(f)	“Canarc Board” means the board of directors of Canarc, as constituted from time-to- time;

(g)	“Canarc Director Nominees” mean Bradford Cooke and Catalin Chiloflischi;

(h)

“Canarc Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Canarc and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of the Canarc Shares following and reasonably attributable to the public announcement of the execution of this Agreement and the transactions contemplated hereby; (b) any changes affecting the global gold mining industries generally; (c) any change in the market prices of gold; (d) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (e) any change in IFRS occurring after the date hereof; (f) any change in applicable Laws or in the interpretation thereof by any Governmental Entity occurring after the date hereof; (g) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (h) any natural disaster; provided, however, that with respect to clauses (b) to (h), such changes do not relate primarily to Canarc and its Subsidiaries, taken as a whole, or does not have a disproportionate effect on Canarc and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the gold mining industry; and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a “Canarc Material Adverse Effect” has occurred;

(i)	“Canarc Properties” means those mineral properties listed in Schedule A hereto;

(j)	“Canarc Public Record” has the meaning ascribed thereto in Section 4.2(k);

(k)	“Canarc Share Certificate” has the meaning ascribed thereto in Section 3.1;

(l)	“Canarc Shares” means the common shares without par value in the capital of Canarc;

(m)	“Canarc Shareholders” means the holders of Canarc Shares;

(n)	“Canarc Subsidiaries” has the meaning ascribed thereto in Subsection 4.2(a);

(o)	“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

(p)	“Confidentiality Agreement” means the confidentiality provisions contained in the Confidentiality Agreement dated May 5, 2014 entered into between Canarc and SFGC;

(q)	“Closing” has the meaning ascribed thereto in Section 7.2;

(r)	“Closing Date” has the meaning ascribed thereto in Section 7.2;

(s)	“DGCL” means Delaware General Corporation Law;

(t)	“Effective Time” means 5:00 p.m. (Pacific Time) on the Closing Date, or such other time as agreed to between the Parties;

(u)	“Exchanges” means the TSX, TSX-V and the OTCBB;

(v)	“FINRA” means the Financial Industry Regulatory Authority;

(w)

“Governmental Entity” means any (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(x)	“IFRS” means International Financial Reporting Standards;

(y)	“Interim Financing” means the has the meaning set forth in the preamble;

(z)

“Law” means all statutes, regulations, statutory rules, policies, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or regulatory authority (including the SEC and TSX or TSX-V, as applicable), and the term “applicable” with respect to such Law and in the context that refers to one or more Persons, means that such Law applies to such Person or Persons or its or their business, undertaking, property or securities and emanates from a Governmental Entity, statutory body or regulatory authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(aa)

“Lien” means any mortgage, hypothec, prior claim, lien, pledge, assignment for security, security interest, lease, option, right of third parties or other charge or encumbrance, including the lien or retained title of a conditional vendor, and any easement, servitude, right of way or other encumbrance on title to real or immovable property or personal or movable property;

(bb)	“material fact”, “material change” and “misrepresentation” have the meanings ascribed to them by the Securities Act (British Columbia);

(cc)	“OTCBB” means the OTCBB operated by the OTC Markets Group;

(dd)	“Owned Real Property” means, with respect to a Party, the real property owned by the Party or its subsidiaries that is material to the conduct of the business of the Party or its subsidiaries;

(ee)	“Ownership Change” means an “ownership change” of SFGC within the meaning of Section 382 of the Code;

(ff)	“Party” means either Canarc or SFGC, as the case may be;

(gg)	“Permitted Liens” means, with respect to a Party and its subsidiaries:

(i)

conflicts and overlaps of unpatented mining claims on fee lands; conflicting unpatented mining claims for which no maps were filed as required by law; the possibility that the boundaries of unpatented mining claims may not be marked on the ground; the possibility that unpatented mining claims may not have been located on open public lands; determinations whether unpatented mining claims should be located in the form of lodes or placers; rights granted to third parties by governmental entities or by statute to use the surface of lands covered by unpatented mining claims; and rights that would have been shown by a careful physical inspection or by an accurate survey of unpatented mining claims;

(ii)	any rights-of-way or other rights granted by Governmental Entities;

(iii)	rights vested in or exercisable by Indigenous peoples including such rights arising out of the designation of lands in the U.S. as Indian Country;

(iv)

inchoate or statutory liens for Taxes not at the time overdue, and inchoate or statutory liens for overdue Taxes the validity of which the Party or its Subsidiaries owing such Taxes is contesting in good faith but only for so long as such contestation effectively postpones enforcement of any such liens or Taxes and for which the Party or its Subsidiaries has made adequate reserves or provisions in its books in accordance with IFRS or U.S. GAAP, as applicable;

(v)

statutory liens incurred or deposits made in the ordinary course of the business of the Party and its subsidiaries in connection with workers’ compensation, unemployment insurance and similar legislation, but only to the extent that each such statutory lien or deposit relates to amounts not yet due;

(vi)

liens and privileges arising out of any judgment with respect to which the Party or any of its Subsidiaries intends to prosecute an appeal or proceedings for review but only for so long as there is a stay of execution pending the determination of such appeal or proceedings for review;

(vii)	security given by the Party or any of its Subsidiaries to a public utility or any Governmental Entity when required in the ordinary course of business of the Party and its subsidiaries;

(viii)

undetermined or inchoate construction or repair or storage liens arising in the ordinary course of the business of the Party and its subsidiaries, a claim for which has not been filed or registered pursuant to law or of which notice in writing has not been given to the Party or its subsidiaries;

(ix)	any reservations or exceptions contained in the original grants from the Crown or government, as applicable, and the paramount title of the government to lands covered by unpatented mining claims;

(x)

easements, including rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar products or services and any registered restrictions or covenants that run with the land, provided that there has been compliance with the provisions thereof and that they do not in the aggregate materially detract from the value of the Owned Real Property and will not materially and adversely affect the ability of the Party and its subsidiaries to carry on their business as it has been carried on in the past;

(xi)

zoning by laws, ordinances or other restrictions as to the use of real property, and agreements with other Persons registered against title to the Owned Real Property, provided that they do not in the aggregate materially detract from the value of the Owned Real Property and will not materially and adversely affect the ability of the Party and its subsidiaries to carry on their business as it has been carried on in the past;

(xii)	any Liens set forth in the SFGC SEC Documents; and

(xiii)	any Liens set forth in any title opinions or policies provided by SFGC to Canarc,

(hh)

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

(ii)	“PFIC” means a “passive foreign investment company” as defined in Section 1297(a) of the Code;

(jj)

“Real Property Leases” means with respect to a Party the leases, subleases, easements and other agreements under which the Party or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property that is material to the conduct of the business of the Party or its subsidiaries;

(kk)	“Registration Rights Agreement” means a Registration Rights Agreement to be entered into between Canarc and SFGC concurrent with the Closing, in the form to be agreed to by the Parties;

(ll)	“Regulation D” means Regulation D under the U.S. Securities Act as adopted by the SEC;

(mm)	“Regulation S” means Regulation S under the U.S. Securities Act as adopted by the SEC;

(nn)	“Sandstorm” means collectively, Sandstorm Gold (Barbados) Ltd. and Sandstorm Gold, Ltd.;

(oo)	“Sandstorm Restructuring” has the meaning set forth in the preamble;

(pp)	“SEC” means the United States Securities and Exchange Commission;

(qq)	“Securities Administrators” means, collectively, the Canadian Securities Administrators and the U.S. Securities Administrators;

(rr)

“Securities Legislation” means the Canadian Securities Legislation, U.S. Securities Law and the published instruments and rules of any Governmental Entity administering those statutes, as well as the rules, regulations, by laws and policies of all applicable Securities Administrators, the TSX (or TSX-V, as applicable), FINRA and OTC Markets Group;

(ss)	“Stockholder Agreement” means a Stockholder Agreement to be entered into between Canarc and SFGC concurrent with the Closing, in the form to be agreed to by the Parties

(tt)	“SFGC Board” means the board of directors of SFGC, as constituted from time-to-time;

(uu)	“SFGC Disclosure Letter” means that certain Disclosure Letter delivered by SFGC to Canarc pursuant to this Agreement, which SFGC Disclosure Letter is incorporated herein.

(vv)

“SFGC Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of SFGC and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of the SFGC Shares following and reasonably attributable to the public announcement of the execution of this Agreement and the transactions contemplated hereby; (b) any changes affecting the global gold mining industry generally; (c) any change in the market prices of gold; (d) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (e) any change in U.S. GAAP occurring after the date hereof; (f) any change in applicable Laws or in the interpretation thereof by any Governmental Entity occurring after the date hereof; (g) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (h) any natural disaster; provided, however, that with respect to clauses (b) to (h), such changes do not relate primarily to SFGC and its Subsidiaries, taken as a whole, or does not have a disproportionate effect on SFGC and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the gold mining industry; and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a “SFGC Material Adverse Effect” has occurred;

(ww)	“SFGC Material Subsidiary” means The Lordsburg Mining Company, a New Mexico corporation;

(xx)	“SFGC Material Property” means the natural or mineral resource or exploration properties of the SFGC Material Subsidiary;

(yy)	“SFGC Bond Financing” means the meaning set forth in the preamble;

(zz)	“SFGC Public Record” has the meaning ascribed thereto in Section 4.1(l);

(aaa)	“SFGC SEC Documents” means all forms and other documents required to be filed or furnished, as applicable, by it with the SEC;

(bbb)	“SFGC Share Certificate” has the meaning ascribed thereto in Section 3.1;

(ccc)	“SFGC Shares” means the shares of common stock with par value of $0.002 in the capital of SFGC;

(ddd)	“SFGC Stockholders” means the holders of SFGC Shares;

(eee)	“Share Exchange” has the meaning ascribed thereto in the recitals;

(fff)	“Subsidiary” has the meaning ascribed thereto in the National Instrument 45-106 –

Prospectus and Registration Exemptions;

(ggg)

“Taxes” includes all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed, assessed, reassessed or collected by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping duties, all license, franchise and registration fees and all employment insurance, health insurance and Canada and other government pension plan premiums or contributions and all withholdings on amounts paid to or by the relevant Person, and any liability for any of the foregoing as a transferee, successor, guarantor or by contract or by operation of applicable Laws;

(hhh)

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by applicable Laws in respect of Taxes;

(iii)	“Third Party” means any person other than the Parties hereto and their affiliates;

(jjj)	“Third Party Claim” has the meaning ascribed thereto in Section 8.2;

(kkk)	“TSX” means The Toronto Stock Exchange;

(lll)	“TSX-V” means the TSX Venture Exchange;

(mmm)	“U.S. Exchange Act” means Securities Exchange Act of 1934, as amended, of the United States;

(nnn)

“U.S. GAAP” means accounting principles generally accepted in the United States of America from time to time and which meet the standards established by the Public Company Accounting Oversight Board (United States);

(ooo)	“U.S. Securities Act” means the Securities Act of 1933, as amended, of the United States;

(ppp)	“U.S. Securities Administrators” means, collectively, the SEC and any state securities commission or similar regulatory authority of any state of the United States; and

(qqq)

“U.S. Securities Law” means all applicable securities legislation in the United States, including without limitation, the U.S. Securities Act and the U.S. Exchange Act, and the rules and regulations promulgated thereunder, including judicial and administrative interpretations thereof, and the securities laws of the states of the United States; and

(rrr)	“Waterton Restructuring Agreement” has the meaning set forth in the preamble.

2.2        Interpretation Not Affected by Headings, etc.

            The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an “Article”, “Section” or “Schedule” followed by a number and/or a letter refer to the specified Article or Section of or Schedule to this Agreement. The terms “this Agreement” and, unless otherwise specified, the terms “hereof”, “herein” and “hereunder” and similar expressions, refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof.

2.3        Number and Gender

            In this Agreement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa and words importing gender include all genders.

2.4        Date of Any Action

            In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

2.5        Subsidiaries

            Notwithstanding any other provision hereof, to the extent any covenants contained herein relate, directly or indirectly, to a Subsidiary of either Canarc or SFGC, each such provision will be construed as a covenant by Canarc or SFGC, as the case may be, to cause (to the fullest extent to which it is legally capable) that Subsidiary to perform the required action.

2.6        Currency

            Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States. References to “US$” are reference to the lawful currency of the United States of America.

2.7        Knowledge

            Each reference herein to the knowledge of a Party means, unless otherwise specified, the existing knowledge, after due enquiry, of every vice president or more senior officer of such Party.

2.8        Statutory References

            Except as expressly stated otherwise, any reference in this Agreement to a statute includes all rules and regulations made thereunder, all amendments to that statute or the rules and regulations made thereunder in force from time to time, and any statute or rule or regulation that supplements or supersedes that statute or the rules or regulations made thereunder.

2.9        Entire Agreement

            This Agreement and the other agreements and documents referred to herein, constitute the entire agreement between the Parties pertaining to the terms of the Share Exchange and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the terms of the Share Exchange.

2.10      Accounting Matters

            Unless otherwise stated, all accounting terms used in this Agreement:

(a)

In respect of SFGC and its subsidiaries shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature required to be made hereunder in respect of SFGC shall be made in a manner consistent with U.S. GAAP as historically applied by SFGC; and

(b)

in respect of Canarc and its subsidiaries shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made hereunder in respect of Canarc shall be made in a manner consistent with IFRS as historically applied by Canarc.

2.11      U.S. Tax Treatment of Share Exchange

The Share Exchange is not intended result in an Ownership Change. Each Party agrees to not take any position on any U.S. Tax Return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required pursuant to a final determination by a Governmental Entity.

2.12      Schedules

            The following Schedules are annexed to this Agreement, and are hereby incorporated by reference to this Agreement and form a part hereof:

Schedule A – Canarc Material Properties
Schedule B – Outstanding SFGC Securities
Schedule C - Outstanding Canarc Securities

2.13      Exhibits

            The following Schedules are annexed to this Agreement, and are hereby incorporated by reference to this Agreement and form a part hereof:

Exhibit A – Interim Financing Agreement
Exhibit B – Waterton Restructuring Agreement
Exhibit C – Sandstorm Restructuring Agreement
Exhibit D – SFGC Bond Financing Agreement

3.0        SHARE EXCHANGE

3.1        The Share Exchange

            Upon the terms and subject to the conditions hereof, at the Closing,

(a)	if Canarc Shares are traded on the TSX, the Parties shall do the following:

(i)

Canarc will issue, sell and register Thirty-three Million (33,000,000) Canarc Shares to SFGC by delivering a stock certificate to SFGC issued in the name of SFGC, or its designated subsidiary, and evidencing the Canarc Shares (the “Canarc Share Certificate”), in consideration for the SFGC Shares issued pursuant to Section 3.1(b) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Canarc; and

(ii)

SFGC will issue, sell and Sixty-six million (66,000,000) SFGC Shares to Canarc by delivering a stock certificate to Canarc issued in the name of Canarc and evidencing the SFGC Shares (the “SFGC Share Certificate”), in consideration for the Canarc Shares issued pursuant to Section 3.1(a) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by SFGC;

(b)	if Canarc Shares are traded on the TSX-V, the Parties shall do the following:

(i)

Canarc will issue, sell and register 39,000,000 Canarc Shares to SFGC by delivering a stock certificate to SFGC issued in the name of SFGC, or its designated subsidiary, and evidencing the Canarc Shares (the “Canarc Share Certificate”), in consideration for the SFGC Shares issued pursuant to Section 3.1(b) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Canarc; and

(ii)

SFGC will issue, sell and register 78,000,000 SFGC Shares to Canarc by delivering a stock certificate to Canarc issued in the name of Canarc and evidencing the SFGC Shares (the “SFGC Share Certificate”), in consideration for the Canarc Shares issued pursuant to Section 3.1(a) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by SFGC.

The stock certificate delivered by Canarc pursuant to Section 3.1(a)(i) or 3.1(b)(i), as applicable, shall be referred to as the “Canarc Share Certificate”, and the stock certificate delivered by Canarc pursuant to Section 3.1(a)(ii) or 3.1(b)(ii), as applicable, shall be referred to as the “SFGC Share Certificate” for the purpose of this Agreement.

3.2      Share Exchange Securities Law Exemptions

            The Parties agree that the Share Exchange will be carried out with the intention that all Canarc Shares and SFGC Shares issued on completion of the Share Exchange will be issued in reliance on the exemptions from the registration requirements of the U.S. Securities Act and applicable state securities laws and the prospectus and registration requirements of Canadian Securities Laws. In order to ensure the availability of the these exemptions, the Parties agree that the Share Exchange will be carried out on the following basis:

(a)

in the United States, the Canarc Shares will be issued pursuant to exemptions from the registration requirements of the U.S. Securities Act available under Rule 506 of Regulation D and/or Section 4(a)(2) of the U.S. Securities Act and exemptions from registration under applicable state securities laws;

(b)

outside the United States, the SFGC Shares will be issued in offshore transactions (as defined in Rule 902(h) of Regulation S) pursuant to exemptions from the registration requirements of the U.S. Securities Act available under Rule 903 of Regulation S and in accordance with applicable Securities Legislation; and

(c)

in Canada, the Canarc Shares and the SFGC Shares will be issued pursuant to an exemption under National Instrument 45-106 Prospectus and Registration Exemptions from the prospectus and registration requirements in accordance with applicable Canadian Securities Legislation and the certificates representing the Canarc Shares will bear the required legends;

(d)

the Parties acknowledge that neither the Canarc Shares nor the SFGC Shares issued pursuant to the Share Exchange have been or will be registered under the U.S. Securities Act or any state securities laws;

(e)

the Canarc Shares and the SFGC Shares issued pursuant to the Share Exchange will be deemed “restricted securities” as defined under Rule 144(a)(3) of the U.S. Securities Act and upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws, the certificates representing the Canarc Shares and the SFGC Shares issued in the Share Exchange and the Canarc Share Certificate and the SFGC Share Certificate, as applicable, issued in exchange therefor or in substitution therefor, shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, OR (C) WITHIN THE UNITED STATES IN ACCORDANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT, IF APPLICABLE. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE PROVISIONS OF THE U.S. SECURITIES ACT.

(f)	each of the Parties acknowledge and agree that:

(i)

a notation on the records or giving instructions to any transfer agent of Canarc Shares and the SFGC Shares, as applicable, will be made in order to implement the restrictions on transfer set forth herein;

(ii)

it is not acquiring the Canarc Shares and the SFGC Shares, as applicable, with a view to any resale, distribution or other disposition of such securities in violation of the securities laws of the United States; and

(iii)

it will not offer, sell or otherwise transfer any of acquiring the Canarc Shares and the SFGC Shares, as applicable, directly or indirectly, unless such offer, sale or transfer is made in compliance with the U.S. Securities Act and applicable state securities laws.

(g)	each of the Parties will enter into the Registration Rights Agreement in the form as mutually agreeable to the Parties, acting reasonably.

3.3        Share Exchange Approvals

            The Parties agree that the Share Exchange will be carried out with the intention that all Canarc Shares and SFGC Shares issued on completion of the Share Exchange will be issued in compliance with the DGCL and the BCBCA, and approved as follows:

(a)

the board of directors of Canarc has approved the Share Exchange, the issuance of the Canarc Shares to SFGC and the other transactions contemplated by this Agreement, in accordance with the requirements of the BCBCA;

(b)

the board of directors of SFGC has approved the Share Exchange, the issuance of the SFGC Shares to Canarc and the other transactions contemplated by this Agreement, in accordance with the requirements of the DGCL; and

(c)	the TSX or TSX-V, as applicable, will have approved the issuance of the Canarc Shares for listing on the TSX or TSX-V, as applicable.

4.0        REPRESENTATIONS AND WARRANTIES

Representations and Warranties of SFGC

4.1        As at the date of this Agreement and as at the Closing Date, SFGC represents and warrants to Canarc, and acknowledges that Canarc is relying thereon, that:

(a)

Except SFGC owns directly 100% of the SFGC Material Subsidiary and, except as set forth in the SFGC SEC Documents, SFGC does not at present own shares in and is not a party to any agreement of any nature to acquire any shares in any other corporation or entity which is material to its business and operations, other than pursuant to this Agreement; and, except as disclosed in the SFGC Disclosure Letter or the SFGC SEC Documents, is not a party to any agreement to acquire or lease any other business operations;

(b)

except as disclosed in the SFGC Disclosure Letter or the SFGC SEC Documents, each of SFGC and the SFGC Material Subsidiary, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, continuance or amalgamation and has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it, is duly licensed or qualified as a foreign corporation in each jurisdiction in which the character of the property and assets now owned by it or the nature of its business as now conducted by it requires it to be so licensed or qualified (save where failure to have such licence or qualification would not in the aggregate have a SFGC Material Adverse Effect);

(c)	SFGC has the corporate power to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to carry out its respective obligations hereunder;

(d)	as of the date hereof:

(i)

the authorized capital of SFGC consists of 300,000,000 shares of common stock with par value of $0.002 of which a total of 131,229,228 shares of common stock were issued and outstanding as the effective date of this Agreement; and

(ii)

other than as set forth in Schedule B hereto, SFGC has no unexercised SFGC Options, no unexercised SFGC Warrants outstanding and no other SFGC Securities issued or outstanding which entitle the holder to purchase any other SFGC Securities up to the Closing Date of the Share Exchange;

(e)

the SFGC Shares issuable pursuant to the Share Exchange will, upon their issuance, be validly issued and outstanding, fully paid and non-assessable shares of common stock of SFGC and will form part of a class of shares of common stock that is quoted for trading on the OTCBB;

(f)

except for agreements with Waterton and Sandstorm as described in the SFGC SEC Documents, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, will conflict with, result in a breach or default of, accelerate the performance required by any agreement to which SFGC or any of the SFGC Material Subsidiary is a party, or create a state of facts, which after notice or lapse of time or both, will result in a breach by SFGC or any of the SFGC Material Subsidiary of (i) any Law applicable to SFGC or the SFGC Material Subsidiary, subject to obtaining necessary shareholder and regulatory approvals; (ii) the constating documents, articles or resolutions of the directors or shareholders of SFGC or any of the SFGC Material Subsidiary which are in effect at the date hereof, subject to obtaining any necessary shareholder approvals; (iii) any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which SFGC or the SFGC Material Subsidiary is a party, except such as would not result in a SFGC Material Adverse Effect; or (iv) any judgment, decree or order binding SFGC or the SFGC Material Subsidiary or the property or assets of SFGC or the SFGC Material Subsidiary;

(g)

except for agreements with Waterton and Sandstorm as described in the SFGC SEC Documents, there are no agreements, covenants, undertakings or other commitments of SFGC or the SFGC Material Subsidiary, including partnerships or joint ventures of which SFGC or the SFGC Material Subsidiary is a partner or member, under which the consummation of the Share Exchange would:

(i)

have the effect of imposing restrictions or obligations on SFGC or the SFGC Material Subsidiary materially greater than those imposed upon SFGC or the SFGC Material Subsidiary or any such partnership or joint venture at the date hereof; or

(ii)

give a third party a right to terminate any material agreement to which SFGC or the SFGC Material Subsidiary or any such partnership or joint venture is a party or to purchase any of their respective assets; or

(iii)

impose material restrictions on the ability of SFGC or the SFGC Material Subsidiary to carry on any business which they might choose to carry on within any geographical area, to acquire property or dispose of their property and assets in their entirety or to change their corporate status; or

(iv)

impose material restrictions on the ability of SFGC or the SFGC Material Subsidiary to pay any dividends or make other distributions to their shareholders or to borrow money and to mortgage and pledge their property as security therefor;

(h)

except as disclosed in the SFGC Disclosure Letter or the SFGC SEC Documents, there are no actions, suits or proceedings, pending or, to the knowledge of SFGC, threatened against or affecting SFGC or the SFGC Material Subsidiary, or any of their principals, at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, and SFGC is not aware of any existing grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success against SFGC or the SFGC Material Subsidiary, except where such would not result in a SFGC Material Adverse Effect;

(i)

this Agreement has been duly authorized, executed and delivered by SFGC and constitutes a legal, valid and binding obligation, enforceable against SFGC in accordance with its terms subject to bankruptcy, insolvency and other applicable laws affecting creditors’ rights generally and to general principles of equity;

(j)

the latest audited financial statements of SFGC for the fiscal years ended June 30, 2013 and 2012, included in SFGC’s annual report on Form 10-K, are true and correct in every material respect, and have been prepared in accordance with US GAAP and fairly reflect the consolidated financial position of SFGC as at the date of such financial statements and the results of its operations for the period then ended;

(k)

the unaudited financial statements of SFGC for the interim period ended March 31, 2014, included in SFGC’s quarterly report on Form 10-Q for the quarter ended March 31, 2014, are true and correct in every material respect, and have been prepared in accordance with US GAAP and fairly reflect the consolidated financial position of SFGC as at the date of such financial statements and the results of its operations for the period then ended;

(l)

SFGC has filed with all applicable Securities Administrators and the Exchanges all material information and documents required to be filed with such authorities under the requirements of Securities Legislation and rules of the Exchanges (the “SFGC Public Record”) and the statements set forth in the SFGC Public Record are true, correct and complete and do not contain any misrepresentation as of the dates on which they were made under the circumstances in which they were made;

(m)

except as disclosed in the SFGC SEC Documents or the SFGC Disclosure Letter, the SFGC Shares are listed on OTCBB and SFGC is in compliance with all rules, regulations and policies of the SEC in all material respects;

(n)

except as disclosed in the SFGC SEC Documents and the SFGC Disclosure Letter, SFGC is not in default of any requirement of any Laws or Governmental Entity having jurisdiction over any securities of SFGC, except where such would not result in a SFGC Material Adverse Effect;

(o)

except as disclosed in the SFGC SEC Documents and in the SFGC Disclosure Letter, there are no known or anticipated material liabilities of SFGC or the SFGC Material Subsidiary of any kind whatsoever (including absolute, accrued or contingent liabilities) nor any commitments whether or not determined or determinable, in respect of which Canarc is or may become liable other than the liabilities disclosed on, reflected in or provided for in the financial statements referred to in paragraphs (j) and (k) of this Section 4.1 or the SFGC SEC Documents, or incurred in the ordinary course of business;

(p)

except as disclosed in the SFGC Disclosure Letter, the corporate records and minute books of SFGC or the SFGC Material Subsidiary as required to be maintained by them under the laws of their respective jurisdictions of incorporation are up to date and contain complete and accurate minutes of all meetings of its directors, any committees of the board of directors and shareholders held and all resolutions consented to in writing;

(q)

except as disclosed in the SFGC Disclosure Letter, each of SFGC and the SFGC Material Subsidiary has duly filed on a timely basis all Tax Returns required to be filed by it and has paid or withheld and remitted, as applicable, all Taxes which are due and payable or required to be withheld or remitted (whether or not shown on such Tax Returns), and has paid all assessments and reassessments, and all other Taxes due and payable by it on or before the date hereof; adequate provision has been made for Taxes payable for the current period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return, or payment of any Tax, by SFGC or the SFGC Material Subsidiary; there are no actions, suits, proceedings, investigations or claims commenced or to the knowledge of SFGC, threatened or contemplated against SFGC or any SFGC Material Subsidiary in respect of Taxes or any matters under discussion with any Governmental Entity relating to Taxes asserted by any such Governmental Entity; to the knowledge of SFGC after due inquiry, the issuance of the SFGC Shares contemplated in the Share Exchange will not result in an Ownership Change;

(r)

except as disclosed in the SFGC SEC Documents or in the SFGC Disclosure Letter, each of SFGC and the SFGC Material Subsidiary is in compliance in all material respects with each license and permit held by it and is not in any respect in violation of, or default under, the applicable statutes, ordinances, rules, regulations, orders or decrees (including, without limitation, Environmental Laws) of any governmental entities, regulatory agencies or bodies having, asserting or claiming jurisdiction over it or over any part of its operations or assets, except in all cases above where such would not result in a SFGC Material Adverse Effect;

(s)

except as disclosed in the SFGC SEC Documents or in the SFGC Disclosure Letter and except where such would not result in a SFGC Material Adverse Effect, each of SFGC and the SFGC Material Subsidiary: (i) is in compliance with any and all applicable Environmental Laws; (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business as currently conducted; (iii) is in compliance with all material terms and conditions of each such permit, license or approval; and (iv) to the knowledge of SFGC, there are no pending or threatened claims, complaints, notices or requests for information received by SFGC or the SFGC Material Subsidiary with respect to any alleged material violation of any Environmental Law; and (v) confirms that no conditions exist at, on or under any property now or previously owned, leased or occupied by SFGC or the SFGC Material Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law;

(t)

except as disclosed in the SFGC SEC Documents or in the SFGC Disclosure Letter and except where such would not result in a SFGC Material Adverse Effect, neither SFGC or the SFGC Material Subsidiary, nor to SFGC’s knowledge, any other person, has ever caused or permitted hazardous or toxic waste to be placed, held, located or disposed of on, under or at any lands or premises owned, leased or occupied by SFGC or the SFGC Material Subsidiary otherwise than in compliance with applicable Environmental Laws and no notice has been received by SFGC of any action or potential liability in respect thereof and, to the knowledge of SFGC, no civil, criminal or enforcement actions or complaints in respect thereof are threatened, pending or have been commenced against SFGC or the SFGC Material Subsidiary;

(u)

except as disclosed in the SFGC SEC Documents or in the SFGC Disclosure Letter, except as may be required in the ordinary course of business, there are no environmental audits, evaluations, assessments, studies or tests that were commissioned by SFGC respecting the business, operations, properties or facilities of SFGC or the SFGC Material Subsidiary;

(v)

except as disclosed in the SFGC SEC Documents or in the SFGC Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon SFGC or any of the SFGC Material Subsidiary that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of SFGC or the SFGC Material Subsidiary, any acquisition of property by SFGC or the SFGC Material Subsidiary or the conduct of business by SFGC or the SFGC Material Subsidiary as currently conducted other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, have a SFGC Material Adverse Effect on SFGC;

(w)	the SFGC ISC has determined, and the SFGC Board has approved and ratified, that, as of the date of this Agreement, the Share Exchange is in the best interests of SFGC and the SFGC Stockholders;

(x)

Except as set forth in the SEC Disclosure Documents or the SFGC SEC Documents, management of SFGC has established and maintained a system of disclosure controls and procedures designed to ensure that information required to be disclosed by SFGC in its annual filings, interim filings or other reports filed, furnished or submitted by it under applicable Securities Legislation is recorded, processed, summarized and reported within the time periods specified in such legislation, laws, rules and forms. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by SFGC in its annual filings, interim filings or other reports filed, furnished or submitted under applicable Securities Legislation is accumulated and communicated to SFGC’s management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure;

(y)

except as disclosed in the SFGC SEC Documents or the SFGC SEC Documents, (i) SFGC maintains internal control over financial reporting (as defined in Rule 13a-15 under the U.S. Exchange Act, (ii) such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of SFGC, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of SFGC are being made only in accordance with authorizations of management and directors of SFGC, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of SFGC’s assets that could have a material effect on its financial statements and (iii) SFGC has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to SFGC’s auditors and the audit committee of SFGC’s board of directors (a) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect SFGC’s ability to record, process, summarize and report financial information and has identified for SFGC’s auditors and SFGC’s board of directors any material weaknesses in internal control over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in SFGC’s internal control over financial reporting;

(z)

except as disclosed in the SFGC SEC Documents or in the SFGC Disclosure Letter, SFGC does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically presented on the balance sheet of SFGC as of March 31, 2014 (or disclosed in the notes thereto; or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2014, that are not and would not, individually or in the aggregate with all other liabilities and obligations of SFGC (other than those disclosed on the SFGC balance sheet and/or the notes to the SFGC financial statements), which have, or would reasonably be expected to have, a SFGC Material Adverse Effect, or, as a consequence of the consummation of the Share Exchange, have a SFGC Material Adverse Effect. Without limiting the foregoing, except as disclosed in the SFGC SEC Documents or in the SFGC Disclosure Letter, the SFGC balance sheet reflects reasonable reserves in accordance with U.S. GAAP for contingent liabilities of SFGC;

(aa)

except as disclosed in the SFGC Disclosure Letter the books, records and accounts of SFGC and the SFGC Material Subsidiary, in all material respects, (i) have been maintained in accordance with good business practices and on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of SFGC and the SFGC Material Subsidiary and (iii) accurately and fairly reflect the basis for the SFGC financial statement in paragraphs (j) and (k) of this Section 4.1;

(bb)	except for:

(i)	the transaction contemplated hereby, or

(ii)	any change, condition, event or circumstance disclosed in the SFGC SEC Documents, or

(iii)	except as disclosed in the SFGC Disclosure Letter,

SFGC has not been subject to any SFGC Material Adverse Change since March 31, 2014, and since such date, there has not been any damage, loss or other change of any kind whatsoever in circumstances materially affecting the business, assets, rights or capacity of SFGC or the SFGC Material Subsidiary to conduct its respective business, such business having been conducted in the ordinary course;

(cc)

except as disclosed in the SFGC Disclosure Letter, all material contracts and agreements of SFGC and the SFGC Material Subsidiary have been disclosed in SFGC’s SEC Documents and true and correct copies of each or in the case of oral contracts, summaries of the material terms thereof) have been provided to Canarc. Except as disclosed in the SFGC SEC Documents and in the SFGC Disclosure Letter, SFGC and the SFGC Material Subsidiary are in compliance in all material respects with all material contracts, agreements, indentures, leases, policies, instruments and licences in connection with the conduct of their respective businesses and all such material contracts, agreements, indentures, leases, policies, instruments and licences are valid and binding in accordance with their terms (subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the courts from which they are sought) and in full force and effect, and no breach or default by SFGC or the SFGC Material Subsidiary or event which, with notice or lapse of time or both, could constitute a material breach or material default by SFGC or the SFGC Material Subsidiary, exists with respect thereto;

(dd)

SFGC maintains, for itself and the SFGC Material Subsidiary, policies of insurance in force as at the date hereof that adequately cover all those risks reasonably and prudently foreseeable in the current operation and conduct of their respective businesses which, having regard to customary practice in the industry, the nature of such risk and the relative costs of obtaining insurance, it is reasonable to seek rather than to provide for self-insurance, and all of the policies in respect of such insurance coverage are in good standing in all respects and not in default in any material respect, except where the failure to obtain such insurance coverage would not reasonably be expected to have a SFGC Material Adverse Effect;

(ee)	Benefit Plans

(i)	SFGC has provided to Canarc copies of all Benefit Plans of SFGC and the SFGC Material Subsidiary;

(ii)

except as disclosed in the SFGC SEC Documents or in the SFGC Disclosure Letter, SFGC and the SFGC Material Subsidiary have complied, in all material respects, with all of the terms of their respective Benefit Plans, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each Benefit Plan, whether written or oral, which are maintained by or binding upon SFGC or the SFGC Material Subsidiary. All such Benefit Plans have been administered in accordance with the documents governing the Benefit Plans and all reports and filings with Governmental Entities required in connection with each Benefit Plan have been timely made;

(iii)

except as disclosed in the SFGC SEC Documents or in the SFGC Disclosure Letter, All Benefit Plans of SFGC and the SFGC Material Subsidiary are fully funded and in good standing with such Governmental Entities as may be applicable and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by SFGC or the SFGC Material Subsidiary from any such Governmental Entities. No action has been taken, no event has occurred and no condition or circumstance exists that has resulted in, or could reasonably be expected to result in, any Benefit Plan of SFGC or the SFGC Material Subsidiary, being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority;

(ff)	Employment Matters

(i)	None of SFGC or the SFGC Material Subsidiary:

(A)

is a party to any collective bargaining agreement or letter of understanding, letter of intent or other written communication with any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent which may qualify as a trade union, which would apply to any employees of SFGC or the SFGC Material Subsidiary, nor has any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent applied or threatened to apply for certification as bargaining agent for the employees of SFGC or the SFGC Material Subsidiary, nor is there a threatened or apparent union-organizing campaign for employees not covered under a collective bargaining agreement; or

	(B)	subject to any current, pending or threatened strike or lockout;

(ii)

except as disclosed in the SFGC Disclosure Letter or the SFGC SEC Documents, SFGC or the SFGC Material Subsidiary have been and are being operated in compliance in all material respects with all applicable Laws relating to employees including, but not limited to, employment and labour standards, labour risk prevention measures, social security and other contributions, occupational health and safety, employment equity, pay equity, pay practices, workers’ compensation, equal employment opportunity, human rights and labour relations and there are no current, pending or, to SFGC’s knowledge, threatened, complaints, charges, orders and its investigations, prosecutions, litigation, proceedings or claims against SFGC or the SFGC Material Subsidiary before any federal, state, municipal or other Governmental Entity, commission, board, bureau, agency or arbitrator, arbitration tribunal or instrumentality, whether domestic or foreign based on, arising out of, in connection with, or otherwise relating to unfair labour practices, the employment application for employment of or termination of employment of any individual by SFGC or the SFGC Material Subsidiary respecting employment or labour standards, including but not limited to employment equity, pay equity, labour relations, workers’ compensation or workplace safety and insurance, occupational health and safety, privacy, wrongful dismissal or human rights laws;

(iii)

except as disclosed in the SFGC SEC Documents or in the SFGC Disclosure Letter, there are no material notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment or any other communications related thereto which SFGC or the SFGC Material Subsidiary has received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the business is carried on which are unpaid on the date hereof or which will be unpaid at the Closing Date and there are no facts or circumstances which may result in a material increase in liability from any applicable workers’ compensation or workplace safety and insurance legislation, regulations or rules after the Closing Date. The accident cost experience of SFGC or the SFGC Material Subsidiary is such that there are no such material pending or possible assessments and there are no claims or potential claims which may materially affect the accident cost experience of SFGC or the SFGC Material Subsidiary;

(iv)

To the knowledge of SFGC, without investigation, no employee of SFGC or the SFGC Material Subsidiary is bound by any non-compete agreement or other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of SFGC or the SFGC Material Subsidiary;

(gg)	Mineral Properties

(i)

The disclosure made in SFGC’s SEC Documents concerning SFGC’s Mineral Properties is complete and accurate in all material respects, except as is set forth in those NI 43-101 reports being prepared under the direction and control of Canarc;

(ii)

To its knowledge, SFGC has provided to Canarc all material information regarding all Mineral Properties owned, leased, or otherwise held by SFGC or the SFGC Material Subsidiary that are material to the conduct of the business of SFGC or the SFGC Material Subsidiary;

(iii)

Except as disclosed in SFGC’s Public Documents and in any opinions of title delivered to Canarc by Rodey, Dickason, Sloan, Akin & Robb, P.A, any and all of the agreements and other documents and instruments pursuant to which SFGC or the SFGC Material Subsidiary hold their Mineral Properties and/or their interests and rights therein (including any interest in, or right to earn an interest in, any of their Mineral Properties) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof and neither SFGC or the SFGC Material Subsidiary is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged. All leases, licences and claims pursuant to which SFGC or the SFGC Material Subsidiary hold their Mineral Properties and/or their interests and rights therein are in good standing in all material respects and neither SFGC or the SFGC Material Subsidiary is in default of any of the material provisions of any such leases, licences and claims nor has any such default been alleged;

(iv)	Other than as disclosed in SFGC’s Public Record Documents and in any opinions of title delivered to Canarc by Rodey, Dickason, Sloan, Akin & Robb, P.A.:

(A)

all interests and rights in SFGC’s Mineral Properties are (i) owned or held by SFGC or the SFGC Material Subsidiary as owner thereof with good and marketable title, (ii) in good standing, valid, subsisting and enforceable under the applicable Laws of the jurisdictions in which the Mineral Properties are located, (iii) sufficient to permit SFGC or the SFGC Material Subsidiary to carry on the business currently carried on by them with respect to the Mineral Properties, and (iv) free and clear of any title defects or Liens, other than Permitted Liens;

(B)	none of SFGC’s Mineral Properties or any mineral rights therein is subject to any option, pre-emption right, right of first refusal or purchase, or acquisition right;

(C)	no royalty or other payment is payable in respect of any of SFGC’s Mineral Properties and all work required to be performed in connection therewith has been performed;

(D)

there are no restrictions on the ability of SFGC or its Subsidiaries to use, transfer or otherwise exploit any of their interests and rights in their Mineral Properties, and SFGC does not know of any claim or basis for any claim that may adversely affect such rights or interests; and

(E)

SFGC has no knowledge of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit their interests and rights in SFGC’s Mineral Properties;

(v)

SFGC or the SFGC Material Subsidiary have all surface rights, access rights and other property rights and interests relating to SFGC’s Mineral Properties necessary to permit SFGC or the SFGC Material Subsidiary to carry on the business currently carried on by them with respect to those Mineral Properties, and no other property rights are necessary for the conduct of SFGC’s or the SFGC Material Subsidiary’ business;

(hh)

To its knowledge, SFGC has provided to Canarc all material information regarding all Owned Real Property of SFGC and its Subsidiaries and all such information as made available to Canarc is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading;

(ii)

SFGC has not entered into any agreement that would entitle any Person to any valid claim against SFGC for a broker’s commission, finder’s fee, expense reimbursement or any like payment in respect of the Share Exchange or any other matter contemplated by this Agreement;

(jj)

There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of SFGC threatened against SFGC or any of the SFGC Material Subsidiary before any Governmental Entity;

(kk)	No shareholder rights plan is in force in respect of SFGC;

(ll)

The auditors of SFGC are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable disagreement with the present or any former auditors of SFGC;

(mm)

None of SFGC or the SFGC Material Subsidiary own or license any patents, patent rights, trademarks, trade names, service marks, copyrights, know how or other proprietary intellectual property rights that are material to the conduct of the business of SFGC or the SFGC Material Subsidiary and, with respect to its mineral property databases, SFGC or the relevant SFGC Material Subsidiary holds all such rights as are necessary to enable it to continue to use these databases, consistent with their past use or in the ordinary course of its business;

(nn)

None of SFGC or the SFGC Material Subsidiary is a party to or bound by any non- competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (i) limit the manner or the localities in which all or any material portion of the business of SFGC or the SFGC Material Subsidiary are conducted, (ii) limit any business practice of SFGC or the SFGC Material Subsidiary in any material respect, or (iii) restrict any acquisition or disposition of any property by SFGC or the SFGC Material Subsidiary in any material respect;

(oo)

Except as otherwise set forth in Schedule 4.1(oo), no order (or the equivalent) ceasing or suspending the trading of its securities or prohibiting the sale of securities by SFGC or the SFGC Material Subsidiary has been issued and is in force as of the date hereof and, to the knowledge of SFGC, no proceedings for this purpose have been instituted or are pending, contemplated or threatened;

(pp)

Except as set forth in the SFGC Disclosure Letter, none of SFGC or the SFGC Material Subsidiary is indebted to any of its directors or officers or any of their associates, to SFGC’s knowledge, to any SFGC securityholder;

(qq)

Except as set forth in the SFGC Disclosure Letter, none of the directors or officers of SFGC or any of their associates or, to SFGC’s knowledge, SFGC securityholders is indebted or under obligation to SFGC or to any of its Subsidiaries on any account whatsoever;

(rr)

None of SFGC, the SFGC Material Subsidiary or, to SFGC’s knowledge, any directors or officers, agents or employees of SFGC or the SFGC Material Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) has taken, committed to take or been alleged to have taken any action which would cause SFGC or its affiliates to be in violation of the United States’ Foreign Corrupt Practices Act of 1977, as amended (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of another jurisdiction, and to the knowledge of SFGC, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of SFGC or its affiliates; or (iii) made any payment in the nature of criminal bribery;

(ss)

SFGC acknowledges Canarc may be considered a PFIC and that acquiring, holding and disposing of the Canarc Shares may have tax consequences and that SFGC has been advised to consult its own tax and legal counsel regarding the implications and impact of the PFIC rules and other tax consequences; and

(tt)

During the three year period ending on the Closing, SFGC has not issued, sold or otherwise transferred shares of common stock or any other securities, the issuance or sale of which, when taken together with the issuance of SFGC Shares pursuant to Section 3.1(b) of this Agreement, would result in an Ownership Change as of the Closing.

Representations and Warranties of Canarc

4.2        As at the date of this Agreement and as at the Closing Date, Canarc represents and warrants to SFGC, and acknowledges that SFGC is relying thereon, that:

(a)

Canarc’s only material subsidiaries are set forth on Schedule 4.2(a) (collectively, the “Canarc Subsidiaries”), all of which are directly or indirectly 100% owned by Canarc, and Canarc does not at present own shares in and is not a party to any agreement of any nature to acquire any shares in any other corporation or entity which is material to its business and operations, other than pursuant to this Agreement and is not a party to any agreement to acquire or lease any other business operations;

(b)

each of Canarc and the Canarc Subsidiaries is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it, is duly licensed or qualified as a foreign corporation in each jurisdiction in which the character of the property and assets now owned by it or the nature of its business as now conducted by it requires it to be so licensed or qualified (save where failure to have such licence or qualification would not in the aggregate have a Canarc Material Adverse Effect);

(c)	Canarc has the corporate power to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to carry out its obligations hereunder;

(d)

neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will conflict with, result in a breach or default of, accelerate the performance required by any agreement to which Canarc or the Canarc Subsidiaries is a party or create a state of facts, which after notice or lapse of time or both, will result in a breach by Canarc or the Canarc Subsidiaries of (i) any Law applicable to Canarc or the Canarc Subsidiaries; (ii) the constating documents, by-laws or resolutions of the directors or shareholders of Canarc or the Canarc Subsidiaries which are in effect at the date hereof; (iii) any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which Canarc or the Canarc Subsidiaries is a party, except as such would not result in a Canarc Material Adverse Effect; or (iv) any judgment, decree or order binding Canarc or the Canarc Subsidiaries or the property or assets of Canarc or the Canarc Subsidiaries;

(e)	as of the date hereof:

(i)

the the authorized capital of Canarc consists of an unlimited number of common shares without par value, of which a total of 157,436,305 common shares were issued and outstanding as of July 15, 2014; and

(ii)

other than as set forth in Schedule C hereto, Canarc has no unexercised Canarc Options and no other Canarc Securities issued or outstanding which entitle the holder to purchase any other Canarc Securities up to the Closing Date of the Share Exchange;

(f)

there are no agreements, covenants, undertakings or other commitments of Canarc or the Canarc Subsidiaries, including partnerships or joint ventures of which Canarc or the Canarc Subsidiaries is a partner or member, under which the consummation of the Share Exchange would:

(i)

have the effect of imposing restrictions or obligations on Canarc or the Canarc Subsidiaries materially greater than those imposed upon Canarc or the Canarc Subsidiaries or any such partnership or joint venture at the date hereof; or

(ii)

give a third party a right to terminate any material agreement to which Canarc or the Canarc Subsidiaries or any such partnership or joint venture is a party or to purchase any of their respective assets; or

(iii)

impose material restrictions on the ability of Canarc or the Canarc Subsidiaries to carry on any business which it might choose to carry on within any geographical area, to acquire property or dispose of its property and assets in their entirety or to change its corporate status; or

(iv)

impose material restrictions on the ability of Canarc or the Canarc Subsidiaries to pay any dividends or make other distributions to its shareholders or to borrow money and to mortgage and pledge its property as security therefor;

(g)

there are no actions, suits or proceedings, pending or, to the knowledge of Canarc, threatened against or affecting Canarc or the Canarc Subsidiaries or any of its principals, at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, and Canarc is not aware of any existing grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success against Canarc or the Canarc Subsidiaries, except where such would not result in a Canarc Material Adverse Effect;

(h)

this Agreement has been duly authorized, executed and delivered by Canarc and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to bankruptcy, insolvency and other applicable laws affecting creditors’ rights generally and to general principles of equity;

(i)

Canarc is a “reporting issuer” within the meaning of the securities laws of British Columbia, Alberta, Saskatchewan, Nova Scotia and Ontario, has no reporting requirements under any other jurisdiction, is not on a list of defaulting issuers maintained by the securities commissions in these jurisdictions and no regulatory authority having jurisdiction has issued any order preventing or suspending trading of any securities of Canarc which is currently outstanding;

(j)

the latest audited financial statements of Canarc for the year ended December 31, 2013 are true and correct in every material respect, and have been prepared on a consolidated basis in accordance with IFRS and fairly reflect the consolidated financial position of Canarc as at the date of such financial statements and the results of its operations for the period then ended;

(k)

Canarc has filed with all applicable Securities Administrators (including exchanges and markets) all material information and documents required to be filed with such authorities under the securities legislation in the jurisdictions in which it is a reporting issuer (the “Canarc Public Record”) and the statements set forth in the Canarc Public Record are true, correct and complete and do not contain any misrepresentation as of the dates on which they were made under the circumstances in which they were made and Canarc has not filed any confidential material change reports which currently remain confidential or similar reports;

(l)

the Canarc Shares trade on either the TSX or the TSX-V, and, other than as publicly disclosed in the Canarc Public Record or otherwise disclosed to SFGC, Canarc is in compliance with all rules, regulations and policies of the TSX or TSX-V, as applicable, in all material respects;

(m)

Canarc is not in default in any material respect of any requirement of any applicable Laws or Governmental Entity having jurisdiction over any securities of Canarc, except where such would not result in a Canarc Material Adverse Effect;

(n)

the description of the business of Canarc, its financial condition, assets and properties in the Canarc Public Record will not contain any misrepresentation and will contain all information required by all applicable Law and the rules of the TSX or TSX-V, as applicable;

(o)

there are no known or anticipated material liabilities of Canarc or the Canarc Subsidiaries of any kind whatsoever (including absolute, accrued or contingent liabilities) nor any commitments whether or not determined or determinable, in respect of which Canarc is or may become liable other than the liabilities disclosed on, reflected in or provided for in the financial statements referred to in paragraphs (j) and (k) of this Section 4.2, the Canarc Public Record, or to be reflected in the Canarc Information Circular, SFGC Proxy Statement or incurred in the ordinary course of business;

(p)

the corporate records and minute books of Canarc or the Canarc Subsidiaries as required to be maintained by them under the laws of their respective jurisdictions of incorporation are up to date and contain complete and accurate minutes of all meetings of its directors, any committees of the board of directors and shareholders held and all resolutions consented to in writing;

(q)

each of Canarc and the Canarc Subsidiaries owns good and marketable title to its property and assets free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising which would have a Canarc Material Adverse Effect on the property or assets of Canarc or the Canarc Subsidiaries except as disclosed in the Canarc Public Record and all agreements by which Canarc and the Canarc Subsidiaries hold an interest in a property, business or assets are in good standing according to their terms and the properties are in good standing under the applicable laws of the jurisdictions in which they are situated and all filings and work commitments required to maintain the properties are in good standing, have been properly recorded and filed in a timely manner with the appropriate regulatory body and there are no mortgages, charges, encumbrances or any other interests in or on such properties other than as disclosed in the Canarc Public Record;

(r)

each of Canarc and the Canarc Subsidiaries has duly filed on a timely basis all Tax Returns required to be filed by it and has paid or withheld and remitted, as applicable, all Taxes which are due and payable or required to be withheld or remitted, and has paid all assessments and reassessments, and all other Taxes due and payable by it on or before the date hereof; adequate provision has been made for Taxes payable for the current period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return, or payment of any Tax, by Canarc or any Canarc Subsidiary; there are no actions, suits, proceedings, investigations or claims commenced or to the knowledge of Canarc, threatened or contemplated against Canarc or any Canarc Subsidiary in respect of Taxes or any matters under discussion with any Governmental Entity relating to Taxes asserted by any such Governmental Entity;

(s)

each of Canarc and the Canarc Subsidiaries is in compliance in all respects with each license and permit held by it and is not in any respect in violation of, or default under, the applicable statutes, ordinances, rules, regulations, orders or decrees (including, without limitation, Environmental Laws) of any governmental entities, regulatory agencies or bodies having, asserting or claiming jurisdiction over it or over any part of its operations or assets, except in all cases above where such would not result in a Canarc Material Adverse Effect;

(t)

except where such would not result in a Canarc Material Adverse Effect, each of Canarc and the Canarc Subsidiaries: (i) is in compliance with any and all applicable Environmental Laws; (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business as currently conducted; (iii) is in compliance with all terms and conditions of each such permit, license or approval; (iv) confirms that there have been no past, and, to the knowledge of Canarc, there are no pending or threatened claims, complaints, notices or requests for information received by Canarc or Canarc Subsidiary with respect to any alleged material violation of any Environmental Law; and (v) confirms that no conditions exist at, on or under any property now or previously owned, leased or occupied by Canarc or the Canarc Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law;

(u)

neither Canarc nor the Canarc Subsidiaries, nor to Canarc’s knowledge, any other person, has ever caused or permitted hazardous or toxic waste to be placed, held, located or disposed of on, under or at any lands or premises owned, leased or occupied by Canarc or the Canarc Subsidiaries otherwise than in compliance with applicable Environmental Laws and no notice has been received by Canarc of any action or potential liability in respect thereof and, to the knowledge of Canarc, no civil, criminal or enforcement actions or complaints in respect thereof are threatened, pending or have been commenced against Canarc or the Canarc Subsidiaries;

(v)

there are no environmental audits, evaluations, assessments, studies or tests that were commissioned by Canarc respecting the business, operations, properties or facilities of Canarc or the Canarc Subsidiaries;

(w)

Canarc has filed with the British Columbia Securities Commission, the Alberta Securities Commission and the Ontario Securities Commission all of the technical reports required to be filed under National Instrument 43-101 in respect of each property material to Canarc and all public disclosure made by Canarc regarding its properties complies in all material respects with the requirements of National Instrument 43-101;

(x)

there is no agreement, judgment, injunction, order or decree binding upon Canarc or any of the Canarc Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Canarc or the Canarc Subsidiaries, any acquisition of property by Canarc or the Canarc Subsidiaries or the conduct of business by Canarc or the Canarc Subsidiaries as currently conducted other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, have a Canarc Material Adverse Effect;

(y)	the Canarc Board has determined unanimously that, as of the date of this Agreement, the Share Exchange is fair to the Canarc Shareholders and is in the best interests of Canarc;

(z)

management of Canarc has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Canarc in its annual filings, interim filings or other reports filed, furnished or submitted by it under applicable Securities Legislation is recorded, processed, summarized and reported within the time periods specified in such legislation, laws and rules. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by Canarc in its annual filings, interim filings or other reports filed, furnished or submitted under applicable Securities Legislation is accumulated and communicated to Canarc’s management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure;

(aa)

except as disclosed in the Canarc Public Record, (i) Canarc maintains internal control over financial reporting as defined under applicable Canadian Securities Legislation, (ii) such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Canarc, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of Canarc are being made only in accordance with authorizations of management and directors of Canarc, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Canarc’s assets that could have a material effect on its financial statements and (iii) Canarc has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Canarc’s auditors and the audit committee of Canarc’s board of directors (a) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Canarc’s ability to record, process, summarize and report financial information and has identified for Canarc’s auditors and Canarc’s board of directors any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Canarc’s internal control over financial reporting;

(bb)

Canarc does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically presented on the balance sheet of Canarc as of December 31, 2013 (or disclosed in the notes thereto; or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2013, that are not and would not, individually or in the aggregate with all other liabilities and obligations of Canarc (other than those disclosed on the Canarc balance sheet and/or the notes to the Canarc financial statements), reasonably be expected to have a Canarc Material Adverse Effect, or have a Canarc Material Adverse Effect, or, as a consequence of the consummation of the Share Exchange, have a Canarc Material Adverse Effect. Without limiting the foregoing, the Canarc balance reflects reasonable reserves in accordance with IFRS for contingent liabilities of Canarc.

(cc)

The books, records and accounts of Canarc US in all material respects, (i) have been maintained in accordance with good business practices and on a basis consistent with prior years, except as otherwise disclosed in Canarc Public Record), (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Canarc US and (iii) accurately and fairly reflect the basis for the Canarc financial statement in paragraphs (j) and (k) of this Section 4.2;

(dd)	Except for:

(i)	the transaction contemplated hereby, or

(ii)	any change, condition, event or circumstance disclosed in the Canarc Public Record,

Canarc has not been subject to any Canarc Material Adverse Change since December 31, 2013, and since such date, there has not been any damage, loss or other change of any kind whatsoever in circumstances materially affecting the business, assets, rights or capacity of Canarc or the Canarc Subsidiaries to conduct its respective business, such business having been conducted in the ordinary course;

(ee)

All material contracts and agreements of Canarc and the Canarc Subsidiaries have been disclosed in Canarc’s Public Record and true and correct copies of each or in the case of oral contracts, summaries of the material terms thereof) have been provided to SFGC. Canarc and the Canarc Subsidiaries are in compliance in all material respects with all material contracts, agreements, indentures, leases, policies, instruments and licences in connection with the conduct of their respective businesses and all such material contracts, agreements, indentures, leases, policies, instruments and licences are valid and binding in accordance with their terms (subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the courts from which they are sought) and in full force and effect, and no breach or default by Canarc or the Canarc Subsidiaries or event which, with notice or lapse of time or both, could constitute a material breach or material default by Canarc or the Canarc Subsidiaries, exists with respect thereto;

(ff)

Canarc maintains for Canarc US, policies of insurance in force as at the date hereof that adequately cover all those risks reasonably and prudently foreseeable in the current operation and conduct of their respective businesses which, having regard to the nature of such risk and the relative costs of obtaining insurance, it is reasonable to seek rather than to provide for self-insurance, and all of the policies in respect of such insurance coverage are in good standing in all respects and not in default in any material respect, except where the failure to obtain such insurance coverage would not reasonably be expected to have a Canarc Material Adverse Effect;

(gg)	Benefit Plans

(i)	Canarc has provided to SFGC copies of all Benefit Plans;

(hh)	Employment Matters

(i)

Canarc Subsidiaries has been and is being operated in compliance in all material respects with all applicable Laws relating to employees including, but not limited to, employment and labour standards, labour risk prevention measures, social security and other contributions, occupational health and safety, employment equity, pay equity, pay practices, workers’ compensation, equal employment opportunity, human rights and labour relations and there are no current, pending or, to Canarc’s knowledge, threatened, complaints, charges, orders and its investigations, prosecutions, litigation, proceedings or claims against Canarc or Canarc Subsidiaries before any federal, state, municipal or other Governmental Entity, commission, board, bureau, agency or arbitrator, arbitration tribunal or instrumentality, whether domestic or foreign based on, arising out of, in connection with, or otherwise relating to unfair labour practices, the employment application for employment of or termination of employment of any individual by Canarc or Canarc Subsidiaries respecting employment or labour standards, including but not limited to employment equity, pay equity, labour relations, workers’ compensation or workplace safety and insurance, occupational health and safety, privacy, wrongful dismissal or human rights laws;

(ii)

To the knowledge of Canarc, without investigation, no employee of Canarc Subsidiaries is bound by any non-compete agreement or other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Canarc Subsidiaries;

(ii)	Canarc Properties

(i)

The disclosure made in Canarc’s Public Documents (including without limitation technical reports) concerning the Canarc Properties is complete and accurate in all material respects and all known facts of a scientific or technical nature are fully and accurately disclosed in Canarc’s most recent public technical report related to such Canarc Properties (if any), and nothing has come to the attention of Canarc to indicate that any of the foregoing statements are or may be inaccurate in any material respect;

(ii)	Other than as disclosed in Canarc’s Public Documents:

(A)

all interests and rights in the Canarc Properties are (i) owned or held by a Canarc Subsidiary as owner thereof with good and marketable title, (ii) in good standing, valid, subsisting and enforceable under the applicable Laws of the jurisdictions in which the Canarc Properties are located, (iii) sufficient to permit the Canarc Subsidiary to carry on the business currently carried on by them with respect to the Canarc Properties, and (iv) free and clear of any title defects or Liens, other than Permitted Liens;

(B)	none of the Canarc Properties or any mineral rights therein is subject to any option, pre-emption right, right of first refusal or purchase, or acquisition right;

(C)	no royalty or other payment is payable in respect of any of the Canarc Properties and all work required to be performed in connection therewith has been performed;

(D)

there are no restrictions on the ability of the Canarc Subsidiary to use, transfer or otherwise exploit any of their interests and rights in the Canarc Properties, and Canarc does not know of any claim or basis for any claim that may adversely affect such rights or interests; and

(E)

Canarc has no knowledge of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit their interests and rights in the Canarc Properties;

(jj)	Real Property

(i)

Canarc has provided to SFGC all material information regarding all Owned Real Property of the Canarc Subsidiaries and all such information as made available to SFGC is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading. Each of the Canarc Subsidiaries has good and marketable title to all of its Owned Real Property, free and clear of all Liens, other than Permitted Liens;

(kk)

All real and tangible personal property of the Canarc Subsidiaries necessary for the conduct of the business currently carried on by the Canarc Subsidiaries is in good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement, except for such property whose failure to be in such condition does not, and could not be reasonably expected to have, a Canarc Material Adverse Effect;

(ll)

Canarc has not entered into any agreement that would entitle any Person to any valid claim against Canarc for broker’s commission, finder’s fee, expense reimbursement or any like payment in respect of the Share Exchange or any other matter contemplated by this Agreement;

(mm)

There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of Canarc threatened against Canarc or any of its Subsidiaries before any Governmental Entity;

(nn)

There are reasonable grounds for believing that (i) Canarc is able to pay its liabilities as they become due, (ii) the realizable value of the assets of Canarc are not less than the aggregate of the liabilities thereof and the stated capital of all classes of shares thereof, and (iii) no creditor of Canarc or any Canarc Subsidiary will be prejudiced by the Share Exchange;

(oo)	No shareholder rights plan is in force in respect of Canarc;

(pp)

The auditors of Canarc are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable disagreement with the present or any former auditors of Canarc;

(qq)

None of Canarc or the Canarc Subsidiaries own or license any patents, patent rights, trademarks, trade names, service marks, copyrights, know how or other proprietary intellectual property rights that are material to the conduct of the business of the Canarc Subsidiaries and, with respect to its mineral property databases, Canarc or the relevant Canarc Subsidiaries holds all such rights as are necessary to enable it to continue to use these databases, consistent with their past use or in the ordinary course of its business;

(rr)

None of the Canarc Subsidiaries is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (i) limit the manner or the localities in which all or any material portion of the business of Canarc or the Canarc Subsidiaries are conducted, (ii) limit any business practice of the Canarc Subsidiaries in any material respect, or (iii) restrict any acquisition or disposition of any property by Canarc or the Canarc Subsidiaries in any material respect;

(ss)

No order (or the equivalent) ceasing or suspending the trading of its securities or prohibiting the sale of securities by Canarc or the Canarc Subsidiaries has been issued and is in force as of the date hereof and, to the knowledge of Canarc, no proceedings for this purpose have been instituted or are pending, contemplated or threatened;

(tt)	None of the Canarc Subsidiaries is indebted to any of its directors or officers or any of their associates, to Canarc’s knowledge, to any Canarc securityholder;

(uu)

None of the directors or officers of Canarc or any of their associates or, to Canarc’s knowledge, Canarc securityholders is indebted or under obligation to any of the Canarc Subsidiaries on any account whatsoever;

(vv)

All written information, data and materials made available by Canarc to SFGC in connection with the transactions contemplated by this Agreement is true, complete and correct in all material respects as at the respective dates of which it was prepared;

(ww)

None of Canarc, the Canarc Subsidiaries or, to Canarc’s knowledge, any directors or officers, agents or employees of Canarc or the Canarc Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) has taken, committed to take or been alleged to have taken any action which would cause Canarc or its affiliates to be in violation of the United States’ Foreign Corrupt Practices Act of 1977, as amended (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of another jurisdiction, and to the knowledge of Canarc, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Canarc or its affiliates; or (iii) made any payment in the nature of criminal bribery; and

(xx)	Investment Company

(i) No Canarc entity is registered or required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

5.0        COVENANTS

Consultation

5.1        Each Party agrees to consult with the other Party, and to provide the other Party with a reasonable prior opportunity to review and comment on, any press release or public statement or any filing to be made with any Governmental Entity with respect to this Agreement or the Share Exchange (including any filing with any securities administrator or stock exchange with respect thereto) prior to the release or submission thereto; provided that, if a Party is required by applicable Laws to make a public announcement with respect to this Agreement and/or the Share Exchange, such Party will provide as much prior notice (including the proposed text of the announcement) to the other Party as is reasonably possible. All requests and enquiries from any Governmental Entity with respect to the Share Exchange shall be dealt with by SFGC and Canarc in consultation with each other, and SFGC and Canarc shall promptly co-operate with and provide all necessary information and assistance reasonably required by such Governmental Entity upon being requested to do so by such authority. Furthermore:

(a)

each Party shall promptly notify the other Party of all material written communications which it receives from any Governmental Entity with respect to the Share Exchange and provide the other Party with copies thereof;

(b)

each Party shall permit the other Party (or, where appropriate, the other Party’s counsel) to review and comment on in advance any proposed material written communications of any nature with Governmental Entities with respect to the Share Exchange and provide the other Party (or, where appropriate, the other Party’s counsel) with final copies thereof; and

(c)

neither Party shall participate in any meeting or discussion which it knows will be substantive (whether in person, by telephone or otherwise) with any Governmental Entity in respect of any material filings, investigation or inquiry concerning the Share Exchange unless it consults with the other Party in advance and gives the other Party the opportunity to attend and participate thereat (except to the extent that in any such case the Governmental Entity expressly requests that the other Party should not be present at the meeting or discussion or part or parts of the meeting or discussion).

Each Party agrees to consult with the other Party prior to issuing any press release or making any announcement regarding its mineral reserves or resources and, subject to applicable Laws, each Party agrees that it will not issue any press release or make any announcement regarding its mineral reserves or resources without the prior written consent of the other Party, such consent not to be unreasonably withheld.

Covenants of SFGC

5.2        SFGC hereby covenants and agrees that it shall take such steps and do all such other acts and things, as may be necessary or desirable in order to give effect to the transactions contemplated by this Agreement, subject to shareholder and regulatory approval, and, without limiting the generality of the foregoing, shall:

(a)

in a timely and expeditious matter, prepare, in consultation with Canarc, and, file a current report on Form 8-K (which shall be in form and substance satisfactory to Canarc, acting reasonably), together with any other documents required by applicable Laws (which shall be in form and substance satisfactory to Canarc, acting reasonably) with the SEC;

(b)

use its reasonable commercial efforts to defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(c)

use its commercially reasonable efforts to have lifted or rescinded any injunction or restraining order, cease trade order or other order which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby;

(d)

use commercially reasonable efforts to deliver or cause to be delivered to Canarc all certificates and legal, tax and other opinions necessary or, in the reasonable opinion of Canarc and its advisers, desirable, to close the Share Exchange;

(e)	use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by SFGC or a subsidiary of SFGC from other parties to material agreements of SFGC;

(f)	use commercially reasonable efforts to negotiate and finalize the Sandstorm Restructuring and the Waterton Restructuring;

(g)	reserve and authorize the issuance of sufficient shares of common stock for issuance of SFGC Shares upon completion of the Share Exchange;

(h)	following the Closing of the Share Exchange, appoint as directors to SFGC the Canarc Director Nominees to the SFGC Board;

(i)	following the Closing of the Share Exchange, the SFGC Board shall re-affirm the following officers:

(i)	Catalin Chiloflischi – President & Chief Exective Officer; and

(ii)	Garry Biles – Chief Operating Officer.

(j)	cooperate with Canarc and use its best efforts to facilitate and obtain a commitment for the SFGC Bond Financing;

(k)	negotiate in good faith the terms of the Registration Rights Agreement, and execute and deliver the Registation Rights Agreement in the form reasonably to the Parties, acting reasonably; and

(l)

negotiate in good faith the terms of the Stockholders Agreement, and execute and deliver the Stockholders Agreement in the form satisfactory to the Parties, acting reasonably, which shall contain a covenant to ensure the appointment of Canarc’s senior management nominees while the gold bond remains outstanding.

Covenants of Canarc

5.3        Canarc shall take such steps and do all such other acts and things, as may be necessary or desirable in order to give effect to the transactions contemplated by this Agreement, subject to shareholder and regulatory approval and, without limiting the generality of the foregoing, shall:

(a)	subject to TSX or TSX-V, as applicable, approval, provide SFGC the Interim Financing;

(b)

use its commercially reasonable efforts to apply for and obtain such consents, orders or approvals as may be necessary or desirable for the implementation of the Share Exchange and, without limiting the generality of the foregoing, to:

(i)	apply for and obtain approval of the TSX or TSX-V, as applicable, in respect of the listing of the Canarc Shares issued in the Share Exchange; and

(ii)

obtain written consents, as applicable, from any persons who are parties to agreements (including without limiting the foregoing, any property agreements, option agreements, warrant agreements or warrant certificates) with Canarc where consents to the transactions contemplated by the Share Exchange are required under those contracts or agreements;

(c)

in a timely and expeditious manner, file a Material Change Report or other disclosure with respect to the Share Exchange in all jurisdictions where the same is required in accordance with applicable law;

(d)	defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(e)

use its commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby;

(f)

use its commercially reasonable efforts to deliver or cause to be delivered to SFGC all certificates and legal, tax and other opinions necessary or, in the reasonable opinion of SRGC and its advisers, desirable, to close the Share Exchange;

(g)

use its commercially reasonable efforts to obtain all necessary waivers, consents and approvals required, if any, to be obtained by Canarc or a Subsidiary of Canarc from other parties to material agreements of Canarc;

(h)	reserve and authorize the issuance of sufficient shares of common stock for issuance of Canarc Shares upon completion of the Share Exchange;

(i)	cooperate with SFGC and use its commercially reasonable efforts to facilitate and obtain a commitment for the SFGC Bond Financing;

(j)	negotiate in good faith the terms of the Registration Rights Agreement, and execute and deliver the Registation Rights Agreement in the form satisfactory to the Parties, acting reasonably; and

(k)	negotiate in good faith the terms of the Stockholders Agreement, and execute and deliver the Stockholders Agreement in the form satisfactory to the Parties, acting reasonably.

Preparation of Filings

5.4        Canarc and SFGC shall cooperate in:

(i)

the preparation and filing of any application for the orders and the preparation of any required documents reasonably deemed by Canarc or SFGC to be necessary to discharge their respective obligations under applicable Securities Legislation in connection with the Share Exchange and the other transactions contemplated hereby;

(ii)

the taking of all such action as may be required under applicable Securities Legislation in connection with the issuance of the Canarc Shares and SFGC Shares, as applicable, in connection with the Share Exchange; provided, however, that neither Canarc nor SFGC shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the offer and sale of the the Canarc Shares and SFGC Shares, as applicable; and

(iii)	the taking of all such action as may be required under the Laws in connection with the transactions contemplated by this Agreement.

Post Closing Covenants

5.5        SFGC acknowledges and agrees that SFGC’s ability to continue to fully utilize net operating losses, net capital losses and/or net unrealized built-in losses and depreciation deductions attributable to such losses are fundamental to the transactions contemplated in this Agreement. SFGC agrees that it will not engage in a transaction or series of transactions that would constitute an Ownership Change, without the written consent of Canarc.

5.6        Canarc acknowledges and agrees that SFGC’s ability to continue to fully utilize net operating losses, net capital losses and/or net unrealized built-in losses and depreciation deductions attributable to such losses are fundamental to the transactions contemplated in this Agreement. Canarc agrees that it will not engage in a transaction or series of transactions that would constitute an Ownership Change, without the written consent of Santa Fe.

6.0        CONDITIONS PRECEDENT

Mutual Conditions Precedent

6.1        The Parties’ obligations to complete the transactions contemplated in this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

(a)

the Canarc Shares to be issued pursuant to the Share Exchange, will, on or before the Effective Time, be conditionally approved for listing on the TSX or TSX-V, as applicable, subject to standard conditions of the TSX or TSX-V, as applicable;

(b)	the Share Exchange shall have been approved by the TSX or TSX-V, as applicable, in respect of Canarc, subject to standard conditions of completion;

(c)

all other consents, orders, regulations and approvals, including regulatory and judicial approvals and orders, necessary for the completion of the transactions provided for in this Agreement shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances;

(d)

no provision of any applicable Laws and no judgement, injunction, order or decree shall be in effect which restrains or enjoins or otherwise prohibits the consummation of the Share Exchange or the transactions contemplated by this Agreement;

(e)

there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or other Person, in each case that has a reasonable likelihood of success, (i) seeking to prohibit or restrict the acquisition by Canarc of any SFGC Shares, or seeking to restrain or prohibit the consummation of the Share Exchange, (ii) seeking to prohibit or restrict the acquisition by SFGC of any Canarc Shares, or seeking to restrain or prohibit the consummation of the Share Exchange; (iii) seeking to impose limitations on the ability of Canarc to acquire or hold, or exercise full rights of ownership of, any SFGC Shares, including the right to vote the SFGC Shares acquired by it on all matters properly presented to the SFCGC Stockholders, or (iv) seeking to impose limitations on the ability of SFGC to acquire or hold, or exercise full rights of ownership of, any Canarc Shares, including the right to vote the Canarc Shares acquired by it on all matters properly presented to the Canarc Shareholders;

(f)	SFGC will have completed the Sandstorm Restructuring and the Waterton Restructuring;

(g)	SFGC shall have obtained a commitment for the SFGC Bond Financing;

(h)	this Agreement will not have been terminated; and

(i)	the Closing Date will have occurred on or before October 15, 2014, unless otherwise agreed to by the Parties.

Conditions solely for the benefit of SFGC

6.2        The obligations of SFGC to complete the transactions contemplated in this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

(a)	no Canarc Material Adverse Change will have occurred;

(b)

each of the representations and warranties of Canarc under this Agreement, shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date as if made on and as of such date (except for such representations and warranties made as of specified date, which will be true and correct in all material respects as of such specified date);

(c)

SFGC shall have received a certificate of a senior officer of Canarc confirming that the representations and warranties of Canarc set out in Section 4.2 are true and correct in all material respects on and as of Closing;

(d)

the issue of the Canarc Shares pursuant to the Share Exchange will have been approved by all necessary corporate action to permit such shares to be issued as fully paid and non- assessable and the issue of such Canarc Shares to be issued pursuant to the Share Exchange will be exempt from the registration requirements of the U.S. Securities Act, exempt or qualified in all applicable states of the United States and exempt from the registration and prospectus requirements of applicable securities laws in each of the provinces and territories of Canada;

(e)

Canarc shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements hereunder to be performed and complied with it on or before the Effective Time;

(f)

SFGC shall have received a certificate of a senior officer of Canarc confirming that the obligations, covenants and agreements of Canarc set out in Section 5.3 have been completed as at the Closing Date;

(g)	Canarc shall have executed and delivered the Stockholders Agreement; and

(h)	Canarc shall have executed and delivered the Registration Rights Agreement;

The foregoing conditions in this Section 6.2 are inserted for the exclusive benefit of SFGC and may be waived by it in whole or in part at any time.

Conditions solely for the benefit of Canarc

6.3        The obligations of Canarc to complete the transactions contemplated in this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

(a)	no SFGC Material Adverse Change will have occurred;

(b)

each of the representations and warranties of SFGC under this Agreement, shall be true and correct in all material respects on the dated of this Agreement and as of the Closing Date as if made on and as of such date (except for such representations and warranties made as of specified date, which will be true and correct in all material respects as of such specified date);

(c)

Canarc shall have received a certificate of a senior officer of SFGC confirming that the representations and warranties of SFGC set out in Section 4.1 are true and correct in all material respects on and as of Closing;

(d)	SFGC shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements hereunder to be performed and complied with it on or before the Closing Date;

(e)

Canarc shall have received a certificate of a senior officer of SFGC confirming that the obligations, covenants and agreements of SFGC set out in Section 5.2 have been completed as at the Closing Date;

(f)

the issue of SFGC Shares pursuant to the Share Exchange will have been approved by all necessary corporate action to permit such shares to be issued as fully paid and non- assessable and the issue of such SFGC Shares to be issued pursuant to the Share Exchange will be exempt from the registration requirements of the U.S. Securities Act, exempt or qualified in all applicable states of the United States and exempt from the registration and prospectus requirements of applicable securities laws in each of the provinces and territories of Canada;

(g)

Canarc shall have received an acknowledgement from the Chief Executive Officer and Chief Financial Officer of SFGC that the Share Exchange will not result in the payment of any change of control payment or other similar payment pursuant to the employment agreements entered into between SFGC and such individuals;

(h)	the board of directors of SFGC will be comprised of five directors, of whom two will be the Canarc Director Nominees; and

(i)	at the Closing, the SFGC Board shall re-affirm the appoint the following persons as officers:

(i)	Catalin Chiloflischi –President & Chief Exective Officer; and

(ii)	Garry Biles – Chief Operating Officer.

(j)	SFGC shall have executed and delivered the Registration Rights Agreement; and

(k)	SFGC shall have executed and delivered the Stockholders Agreement;

The foregoing conditions in this Section 6.3 are inserted for the exclusive benefit of Canarc and may be waived by it in whole or in part at any time.

7.0        AMENDMENT, CLOSING AND TERMINATION

Amendment

7.1        This Agreement may, at any time and from time to time before the Closing Date, be amended by written agreement of the Parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders. Without limiting the generality of the foregoing, any such amendment may:

(a)	change the time for performance of any of the obligations or acts of the Parties hereto;

(b)	waive any inaccuracies or modify any representation contained herein or any document to be delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained or waive or modify performance of any of the obligations of the Parties hereto; or

(d)	amend the terms of Subsections 5.1(g) and (h) of this Agreement

Closing

7.2        The completion of the Share Exchange (the “Closing”) will be at the offices of Dorsey & Whitney, 1400 Wewatta Street, Suite 400, Denver, CO 80202-5549 (the “Closing Date”), or such other place or date as may be mutually agreed by the Parties, provided it is not later than October 15, 2014. At the Closing, parties will exchange documents to effect the Closing including documents to confirm the matters set out in this Agreement and to complete the Share Exchange and related matters as contemplated hereby.

Term and Termination

7.3	This Agreement:

	(a)	shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms;

	(b)	may be terminated at any time prior to the Effective Time:

(i)	by mutual written agreement of SFGC and Canarc;

(ii)	by either SFGC or Canarc, if:

(A)

the Effective Time shall not have occurred on or before October 15, 2014, except that the right to terminate this Agreement under this 7.3(b)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by October 15, 2014;

(B)

after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Share Exchange illegal or otherwise prohibited or enjoins SFGC or Canarc from consummating the Share Exchange and such applicable Law or enjoinment shall have become final and non-appealable;

(iii)	by Canarc, if:

(A)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of SFGC set forth in this Agreement shall have occurred that would cause the conditions set forth in Subsection 6.3(b) or Subsection 6.3(d) not to be satisfied, and such conditions are incapable of being satisfied by October 15, 2014, as reasonably determined by Canarc and provided that Canarc is not then in breach of this Agreement so as to cause any condition in Subsection 6.3(b) or Subsection 6.3(d) not to be satisfied;

(iv)	by SFGC, if

(A)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Canarc set forth in this Agreement shall have occurred that would cause the conditions set forth in Subsection 6.2(b) or Subsection 6.2(e) not to be satisfied, and such conditions are incapable of being satisfied by October 15], 2014 as reasonably determined by SFGC and provided that SFGC is not then in breach of this Agreement so as to cause any condition in Subsection 6.2(b) or Subsection 6.2(e) not to be satisfied;

(B)	by Santa Fe is the Gold Bond financing has not been consummated by October 15, 2014.

(c)

The Party desiring to terminate this Agreement pursuant to this Section 7.3 (other than pursuant to Subsection 7.3(b)(i)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(d)

If this Agreement is terminated pursuant to this Section 7.3, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that the provisions of this Section 7.3(d), Sections 7.4, Section 7.5, Section 8, Section 10, Section 11, Section 13 and all related definitions set forth in Section 2.1 shall survive any termination of this Agreement.

Expenses and Liability Limitation

7.4        Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Share Exchange shall be paid by the Party incurring such fees, costs or expenses.

7.5        In no event shall either Party’s aggregate liability to another Party under this Agreement exceed $200,000. Each Party acknowledges that all of the payment amounts set out in this Section 7.5 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each of SFGC and Canarc irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

Prompt Notice

7.6        Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)

cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time (provided that this clause (i) shall not apply in the case of any event or state of facts resulting from the actions or omissions of a Party which are required under this Agreement); or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time,

provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein or any termination right arising therefrom under Section 7.3, and the Party intending to terminate 7.3(b)(iii) or (iv), as applicable, shall have delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the expiration of a period of five Business Days from such notice.

8.0        INDEMNIFICATION

Indemnification

8.1        Each party (the “Indemnifying Party”) hereto undertakes with the other parties hereto (the “Indemnified Party”) to hold the Indemnified Party fully and effectually indemnified from and against all losses, claims, damages, liabilities, actions or demands (including amounts paid in any settlement approved by the Indemnifying Party of any action, suit, proceeding or claim but excluding lost profits and consequential damages), to which such Indemnified Party may become subject insofar as such losses, claims, damages, liabilities, actions or demands arise out of any action, suit, proceeding or claim brought by any Third Party (“Third Party Claim”) and which are based upon any breach of a representation, warranty, covenant or obligation of the Indemnifying Party contained in this Agreement or any certificate or notice delivered by it in connection herewith, and will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Third Party Claim.

Defence

8.2	(a)

Promptly after receipt by an Indemnified Party of notice of a possible Third Party Claim referred to in Section 8.1 hereof, such Indemnified Party, if a claim in respect thereof is to be made against the Indemnifying Party under such Section, shall provide the Indemnifying Party with written particulars thereof; provided that failure to provide the Indemnifying Party with such particulars shall not relieve such Indemnifying Party from any liability which it might have on account of the indemnity provided for in this Section 8.0 except insofar as such failure shall prejudice such Indemnifying Party. The Indemnified Party shall also provide to the Indemnifying Party copies of all relevant documentation and, unless the Indemnifying Party assumes the defence thereof, shall keep such Indemnifying Party advised of the progress thereof and will discuss with the Indemnifying Party all significant actions proposed.

(b)

An Indemnifying Party shall be entitled, at its own expense, to participate in (and, to the extent that it may wish, to assume) the defence of any such Third Party Claim but such defence shall be conducted by counsel of good standing approved by the Indemnified Party, such approval not to be unreasonably withheld. Upon the Indemnifying Party notifying the Indemnified Party of its election so to assume the defence and retaining such counsel, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by it in connection with such defence other than for reasonable costs of investigation. If such defence is assumed by the Indemnifying Party, it shall, through the course thereof, provide copies of all relevant documentation to the Indemnified Party, keep such Indemnified Party advised of the progress thereof and shall discuss with the Indemnified Party all significant actions proposed. No Indemnifying Party shall enter into any settlement without the consent of the Indemnified Party, but such consent shall not be unreasonably withheld. If such defence is not assumed by the Indemnifying Party, the Indemnifying Party shall not be liable for any settlement made without its consent, but such consent shall not be unreasonably withheld.

(c)

Notwithstanding the foregoing, an Indemnified Party shall have the right, at the Indemnifying Party’s expense, to employ counsel of its own choice in respect of the defence of any such Third Party Claim if (i) the employment of such counsel has been authorized by the Indemnifying Party in connection with such defence; or (ii) counsel retained by the Indemnifying Party or the Indemnified Party shall have advised the Indemnified Party that there may be legal defences available to it which are different from or in addition to those available to the Indemnifying Party (in which event and to that extent, the Indemnifying Party shall not have the right to assume or direct the defence on behalf of the Indemnified Party) or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party; or (iii) the Indemnifying Party shall not have assumed such defence and employed counsel therefor within a reasonable time after receiving notice of such Third Party Claim.

9.0        ORDINARY COURSE AND STANDSTILL

9.1        Until the earlier of the closing of the Share Exchange and the termination of this Agreement without completion of the Share Exchange, SFGC will not without the prior written consent of Canarc, (a) issue any shares of common stock or any security exercisable or convertible into shares of common stock, including any convertible debt securities, options, warrants or other securities; or (b) enter into any contract in respect of any SFGC Material Subsidiary or the SFCGC Material Property, other than in the ordinary course of business, and each of the Parties will continue to carry on its business and maintain its assets in the ordinary course of business, with the exception of reasonable costs incurred in connection with the Share Exchange, and, without limitation, but subject to the above exceptions, will maintain payables and other liabilities at levels consistent with past practice and will not engage in any extraordinary material transactions or agree to do any of the foregoing or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby without the prior written consent of the other parties.

10.0      PUBLIC DISCLOSURE AND CONFIDENTIALITY

10.1      No disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated herein will be made by any Party without the prior written agreement of the other Party as to timing, content and method, provided that the obligations herein will not prevent any party from making, after consultation with the other parties, such disclosure as its counsel advises is required by applicable laws or the rules and policies of the reporting jurisdictions of the Party.

10.2      Unless and until the transactions contemplated in this Agreement have been completed, except with the prior written consent of the other Party, each Party and their respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from the other Parties in strictest confidence, except such information and documents which (i) are or subsequently may become generally available to the public; (ii) are required to be disclosed by applicable law; (iii) are available on a non-confidential basis prior to their disclosure to the other Party; (iv) become available to one Party on a non-confidential basis from a source other than the other Party provided that such other source is not bound by a confidentiality agreement with the other Party; (v) are independently developed; or (vi) were available to each Party as a result of the relationship of the Parties prior to the date hereof without any breach of the Confidentiality Agreement.

10.3      All such information in written form and documents will be returned to the party originally delivering them in the event that the transactions provided for in this Agreement are not completed.

11.0      ASSIGNMENT

11.1      No Party may assign its rights or obligations under this Agreement.

12.0      WAIVER

12.1      Any waiver or release of any conditions of this Agreement, to be effective, must be in writing executed by the Party for whom such condition is expressed by this Agreement to benefit.

13.0      GOVERNING LAW.

This Agreement is governed by, and is to be interpreted and enforced in accordance with, the internal Laws of the State of Delaware applicable to contracts entered into and performed entirely within the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

14.0      CONSENT TO JURISDICTION AND VENUE.

Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the Stae of Delaware for the purposes of any suit arising out of, or relating to, this Agreement or any of the Transactions. Each Party (a) hereby irrevocably and unconditionally waives any objection to the laying of venue of any suit arising out of this Agreement or any Transaction in the State of Delaware, and (b) hereby irrevocably and unconditionally waives any objection that such Party might now or in the future have, and shall not plead or claim, that any such suit brought in the State of Delaware has been brought in an inconvenient forum. A judgment in any suit is permitted to be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

15.0      GENERAL

15.1      The covenants, representations and warranties contained herein will survive the Closing for a period of one year.

15.2      Time is of the essence herein.

15.3      Each Party hereto will, from time to time, at the request of the other Parties, do such further acts and execute and deliver all such further documents, agreements and instruments as will be reasonably required in order to fully perform and carry out the terms, conditions and intent of this Agreement.

15.4      The Parties intend that this Agreement will be binding upon them until terminated.

15.5      Any notice to be given hereunder to the Parties will be deemed to be validly given if delivered, or if sent by facsimile or email:

 If to SFGC, then to:

Santa Fe Gold Corporation
1128 Pennsylvania NE, Suite 200,
Albuquerque, New Mexico 87110, USA
Attention: President

with a required copy (the delivery of which will not constitute notice to SFGC) to:

The Jordaan Law firm, PLLC
53131 McKinney Ave, Suite 600
Dallas, Texas 75204
Attention: Jakes Jordaan, Esq.
Email: jakes@jordaanlaw.com

If to Canarc, then to:

Canarc Resource Corp.
301-700 West Pender Street
Vancouver, B.C. V6C 1G8, Canada
Attention: Brad Cooke, CEO

with a required copy (the delivery of which will not constitute notice to Canarc) to:

Dorsey & Whitney LLP
Suite 400 1400 Wewatta Street
Denver, Colorado 80202-5549
Attention: Kenneth Sam, Esq.
Facsimile No.: (303) 629-3450
email: sam.kenneth@dorsey.com

and with a copy to:

Blake, Cassels & Graydon LLP
595 Burrard Street, Suite 2600
Vancouver BC V7X 1L3, Canada
Attention: Michelle Audet, Esq.

Facsimile No.: (604) 631-3309
email: Michelle.Audet @blakes.com

and any such notice delivered on a business day in accordance with the foregoing will be deemed to have been received on the date of delivery or facsimile transmission.

15.6      This Agreement will enure to the benefit of and be binding upon the Parties hereto and their successors.

15.7      This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All of these counterparts will for all purposes constitute one agreement, binding on the Parties, notwithstanding that all Parties are not signatories to the same counterpart. A fax transcribed copy or photocopy of this Agreement executed by a party in counterpart or otherwise will constitute a properly executed, delivered and binding agreement or counterpart of the executing party.

[Signature Page Follows]

            IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the year and day set out on page 1 hereof.

CANARC RESOURCE CORP.

Per:	/s/ Catalin Chiloflischi
Name: Catalin Chiloflischi
Title: CEO

SANTA FE GOLD CORPORATION

Per:	/s/ Jakes Jordan
Name: Jakes Jordaan
Title: Interim CEO

SCHEDULE A

CANARC MATERIAL PROPERTIES

New Polaris Gold Mines Ltd. – New Polaris Gold Project

The New Polaris Gold Project which is located in the Atlin Mining Division, British Columbia, Canada, consists of 61 contiguous Crown-granted mineral claims and one modified grid claim covering 2,100 acres. All claims are 100% owned and held by New Polaris Gold Mines Ltd., a wholly owned subsidiary of Canarc Resource Corp., subject to a 15% net profit interest which may be reduced to a 10% net profit interest within one year of commercial production by issuing 150,000 common shares to Rembrandt Gold Mines Ltd. A Table of the claims is set out below.

Table 1 - LIST OF CLAIMS

Claim Name	Lot No.	Folio #	Claim Name	Lot No.	Folio #

Polaris No.1	6109	4472	Snow	3497	4545

Polaris No.2	6140	5223	Snow #2	3495	5088

Polaris No.3	6141	5223	Snow #3	3494	5495

Polaris No.4	3498	4545	Snow #4	3499	5495

Polaris No.5	6143	5223	Snow #5	6105	4472

Polaris No.6	6144	5223	Snow #8	6107	4472

Polaris No.7	6145	5223	Snow #7	3500	4472

Polaris No.8	6146	5223	Snow #6	6106	4472

Polaris No.9	6147	5223	Snow #9	6108	4472

Polaris No.10	6148	5290	Black Diamond	3491	4472

Polaris No.11	6149	5290	Black Diamond No.3	6030	4944

Polaris No.12 Fr	6150	5290	Blue Bird No.1	5708	4545

Polaris No.13 Fr	6151	5290	Blue Bird No.2	5707	4545

Polaris No.14	6152	5290	Lloyd	6035	5010

Polaris No.15	6153	5290	Lloyd No.2	6036	5010

Silver King No.1	5489	4804	Rand No.1	6039	5010

Silver King No.2	5490	4804	Rand No.2	6040	5010

Silver King No.3	5493	4804	Minto No.2	6033	4944

Silver King No.4	5494	4804	Minto No.3	6034	4944

Silver King No.5	5491	4804	Jumbo No.5	6031	4944

Silver King No.6	5492	4804	Ready Bullion	6032	4944

Silver King No.7	5495	4804	Roy	6042	5088

Silver King No.8	5717	4545	Frances	6041	5010

Sliver Queen No 1	6026	4545	Eve Fraction	6170	5495

Sliver Queen No 2	6027	4545	Eve No.1 Fraction	6171	5495

Sliver Queen No 3	6028	4944	P.T. Fraction	3493	5495

Sliver Queen No 4	6029	4944	Ant Fraction	3492	5088

Silver Strand	6037	5010	Atlin Fraction	3496	5088

Silver Strand No.2	6038	5010	Powder Fraction	6043	5088

F.M Fraction	6044	5088	Jay Fraction	6045	5088

Par Fraction	6154	5290

SANTA FE GOLD CORPORATION	SCHEDULE B

CAPITALIZATION TABLE	7/15/2014

Authorized Shares of Common Stock	300,000,000

Outstanding Shares at 01/14/14	131,229,228

Shares Reserved for Issuance:

Employee Equity Incentive Plan

Remaining and Unissued Shares	760,000

				Wtd
	Exercise	Outstanding		Avg.
	Price	Number	Expiration	Price

Options

Directors	$0.08	400,000	01/01/2019

President & Director	$0.11	4,000,000	15/10/2016

Directors	$0.14	600,000	06/08/2018

Director, Officers, & Key Employees	$0.32	500,000	20/08/2017

Directors and Officers	$0.055	7,500,000	15/07/2018

Employees, Officers	$0.36	3,600,000	31/12/2017

Outside Group	$1.00	250,000	16/04/2015

		16,850,000		$0.24

				Wtd
				Avg.
Warrants			Expiration	Price

Sulane Holdings Ltd.	$0.30	6,750,000	31/12/2014

Buckman, Buckman, & Reid, Inc.	$0.40	4,500,000	31/07/2017

Collabrium Advisors LLP	$0.40	500,000	14/09/2017

Direct Shareholder Placement	$0.40	6,244,286	17/08/2017

Private Investors - I. Pucurs & R. Foster	$0.40	375,000	23/10/2014

Private Investor - B. Bradley	$0.40	187,500	20/11/2014

Victory Park Capital	$0.91	500,000	03/08/2016

Zone Capital Partners	$1.00	250,000	08/08/2016

Private Investor - J. Richardson	$1.00	350,000	12/01/2017

Private Investor - R. Sigler	$1.06	141,510	22/06/2014

Institutional Investor - Intuitive Party Ltd.	$1.06	47,169	27/07/2014

Private Investor - R. Crawford	$1.06	50,000	06/08/2014

Private Investors - Nesveda & Woodington	$1.06	4,716	27/07/2014

Private Investors - Nesveda & Woodington	$1.06	944	17/08/2014

Institutional Investor - Intuitive Party Ltd.	$1.06	9,434	17/08/2014

Chardan Capital Markets	$1.25	250,000	16/01/2015

Registered Direct Offering Placement	$1.50	833,334	30/12/2015

Broker warrants - Rodman Renshaw	$1.50	100,000	29/11/2014

Broker warrants - Rodman Renshaw	$1.625	461,539	29/12/2014

Europacific	$0.10	5,000,000	_ 2018

Registered Direct Offering Placement	$1.70	3,846,155	20/01/2015

		30,401,587		$ 0.67

Convertible Notes			Due Date

Private Investors - I. Pucurs & R. Foster	$0.40	750,000	31/10/2014

Private Investor - B. Bradley	$0.40	375,000	30/11/2014

		1,125,000		$0.40

Total Shares Reserved for Issuance		49,136,587

Fully-Diluted Shares		180,365,815

Available for Issuance		119,634,185

SCHEDULE C

CANARC OUTSTANDING SECURITIES

(as of July 11, 2014)

1.	Common Shares

Authorized:	Comprised of unlimited number of common shares without par value

Issued and outstanding:	157,436,305 common shares without par value

2.	Stock Options

3.	Warrants

Exercise
Prices		Outstanding at				Outstanding at
(CAD$)	Expiry Dates	December 31, 2013	Issued	Exercised	Expired	July 11, 2014

$0.15 / $0.20	until September 28, 2014 expiry September 28, 2015	11,300,000	-	-	-	11,300,000

$0.15 / $0.20	until September 28, 2014 expiry September 28, 2015	904,000	-	-	-	904,000

$0.15 / $0.20	until December 19, 2014 expiry December 19, 2015	4,500,000	-	-	-	4,500,000

$0.15 / $0.20	until January 11, 2015 expiry January 11, 2016	600,000	-	-	-	600,000

$0.15 / $0.20	until January 18, 2015 expiry January 18, 2016	1,000,000	-	-	-	1,000,000

$0.10	January 31, 2016	-	9,000,000	-	-	9,000,000

$0.15	March 18, 2017	-	5,309,055	-	-	5,309,055

$0.15	March 18, 2017	-	661,718	-	-	661,718

$0.15	April 3, 2017	-	4,560,725	-	-	4,560,725

$0.15	July 9, 2016	-	2,500,000	-	-	2,500,000

		18,304,000	22,031,498	-	-	40,335,498

Exhibit A

SANTA FE GOLD CORPORATION

12% PROMISORY NOTE DUE JUANUARY 15, 2015

US$200,000.00	Albequerque,
New Mexico

July 15, 2014

This 12% Promisory Note Due January 15, 2015 (this “Note”) is issued by Santa Fe Gold Corporation, a Delaware corporation (“Maker”), to Canarc Resource Corp., a British Columbia corporation (“Holder”), pursuant to that certain Share Exchange Agreement, dated effective as of even date herewith (the “Share Exchange Agreement”), by and between Maker and Holder. In addition to the terms defined elsewhere in this Note, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Share Exchange Agreement.

For value received, Maker hereby promises to pay to Holder or its successors and assigns the principal sum of Two Hundred Thousand Dollars ($200,000.00) together with interest on the unpaid principal balance from time to time remaining in accordance with the following terms:

            1.           Interest and Principal Payments.

          1.1 Interest. Interest on the outstanding principal amount hereof shall accrue at the rate of twelve percent (12%) per annum. Until January 15, 2015, interest on the outstanding principal amount will be deferred and accrued and compounded monthly (the “Accrued Interest”). The Accrued Interest shall be due and payable in cash on the earlier of (a) January 15, 2015 or (b) the closing of the Gold Bond Financing (as defined in the Share Exchange Agreement).

          Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. All past due principal and interest shall bear interest from maturity at the rate of fourteen percent (14%) per annum, calculated on a 365-day year commencing on the date on which demand for payment shall be made in writing.

          1.2 Principal Payments. The outstanding principal amount of this Note shall be payable in cash on earlier of (a) January 15, 2015 or (b) the closing of the Gold Bond Financing.

2.           Events of Defaults. If any of the events specified in this Section 2 shall occur (herein individually referred to as an “Event of Default”), Holder of this Note may declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to Maker:

2.1           Default in the payment of the principal or interest of this Note when due and payable;

2.2           The institution by Maker of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the United Sates federal bankruptcy laws, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of Maker, or of any substantial part of its property, or the making by it of assignment for the benefit of creditors; or

2.3           If, within sixty (60) days after the commencement of an action against Maker (and service of process in connection therewith on Maker) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of Maker or all orders or proceedings thereunder affecting the operations or the business of Maker stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of Maker of any trustee, receiver or liquidator of Maker or of all or any substantial part of the properties of Maker, such appointment shall not have been vacated.

            3.           General

          3.1           Notices. Any notice or demand given hereunder by Holder must be in writing to be effective and shall be deemed to have been given and received (a) when actually delivered to the address of the party to be notified if delivered in person, (b) if mailed, on the earlier of the date actually delivered to the address of the party to be notified or (whether ever so delivered or not) on the third Business Day (as defined in Section 3.11 below) after it is enclosed in an envelope, addressed to the party to be notified, properly stamped, sealed, and deposited in the United States mail, certified mail, return receipt requested, or (c) one (1) Business Day after deposit with a nationally recognized overnight delivery service.

          3.2           Renounciation. Maker hereby renounces and waives grace, presentment, protest, notice of every type, including, without limitation, notice of default, notice of intention to accelerate, notice of acceleration, and notice of protest, and consents that time of payment may be extended without notice.

          3.3           Waiver. This Note evidences the payment obligations of Maker to Holder. No failure on the part of Holder to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, privilege or remedy under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, privilege or remedy under this Note preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. Any waiver by Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. Any waiver must be in writing.

          3.4           Successors and Assigns. This Note shall be binding upon, and enure to the benefit of, Maker and Holder and their respective successors and assigns. Maker may not assign its rights or obligations under this Note without the prior written consent of Holder except in the event of a capital reorganization or reclassification of the Common Stock (other than a change in par value), or any consolidation or merger to which Maker is a party and for which approval of shareholders of Maker is required.

          3.5           Severability. If one or more provisions of this Note are held to be invalid, illegal or unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall otherwise be enforceable in accordance with its terms, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

          3.6           Usury. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. Maker covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive Maker from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and Maker (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

          The parties hereto intend to conform strictly to the usury laws applicable to Holder. Accordingly, if the transactions contemplated hereby would be usurious under applicable state or federal law, then, notwithstanding anything to the contrary in this Note or in any other agreement entered into in connection with or as security for this Note, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to Holder that is contracted for, taken, reserved, charged or received under this Note or under any of such other agreements or otherwise in connection with this Note shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be credited by Holder on the principal amount of this Note (or, to the extent that the principal amount of this Note has been or would thereby be paid in full, refunded by Holder to Maker); and (b) if the maturity of this Note is accelerated by reason of an election of Holder resulting from any Event of Default under this Note, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Holder may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Note shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Holder on the principal amount of this Note (or, to the extent that the principal amount of this Note has been or would thereby be paid in full, refunded by Holder to Maker).

          3.7           Governing Law. This Note shall be governed by the substantive laws of the State of Delaware, without regard to principles of conflicts of laws, and shall be performable in Albequerque, New Mexico.

          3.8           Lost or Mutilated. If this Note is mutilated, lost, stolen or destroyed, Maker shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to Maker.

          3.9           Direct Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of Maker, which are absolute and unconditional, to pay the principal of, interest and other charges (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct obligation of Maker.

          3.10         Attorneys’ Fees. If Maker fails to strictly comply with the terms of this Note, then Maker shall reimburse Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by Holder in any action in connection with this Note, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of Holder.

          3.11         Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day (as defined below), such payment shall be made on the next succeeding Business Day. As used herein, “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

IN WITNESS WHEREOF, the undersigned have executed this Note as of the date first above written.

MAKER:

SANTA FE GOLD CORPORATION

By:	/s/ Jakes Jordan

Name:	Jakes Jordaan

Title:	Interim CEO

Exhibit B

CONFIDENTIAL
DELIVERY VIA EMAIL

July 2, 2014

Santa Fe Gold Corporation
Attn: Jakes Jordaan, Interim CEO and Chairman of the Board
6100 Uptown Boulevard North East, Suite 600
Albuquerque, New Mexico 87110
U.S.A.

Re:

Proposed Amendment of the: (a) Senior Secured Gold Stream Credit Agreement dated December 23, 2011 (as amended on October 9, 2012, the “Credit Agreement”) by and among Santa Fe Gold (Barbados) Corporation (the “Borrower”), Santa Fe Gold Corporation (“Santa Fe”), The Lordsburg Mining Company (“Lordsburg”) and Azco Mica, Inc. (together with Santa Fe and Lordsburg, the “Original Guarantors”) and Waterton Global Value, L.P. (the “Lender” and together with the Borrower and the Original Guarantors, the “Parties”); and (b) Gold and Silver Supply Agreement dated December 23, 2011 (the “GSSA”) by and among the Borrower, Santa Fe, Lordsburg and the Lender (the “GSSA Parties”)

Dear Mr. Jordaan:

            You have informed us that the Borrower may enter into a financing arrangement (the “Proposed Financing”) with Canarc Resource Corp. In connection with the Proposed Financing, you have requested that the Lender amend the existing Credit Agreement, GSSA and other Credit Documents (the “Proposed Restructuring”). The purpose of this letter of intent (the “LOI”) is to set forth the terms and conditions upon which the Lender is amenable to entering into the Proposed Restructuring. For clarity, this LOI contains an indication of the terms and conditions on which the Lender would support the Proposed Restructuring only and does not: (a) represent a firm commitment to amend the Credit Agreement, GSSA or any other Credit Document; or (b) purport to contain a complete or exhaustive list or description of such terms and conditions.

1.	Terms and Conditions Acceptable to the Lender for the Proposed Restructuring.

	(a)	The Lender will receive, on the date that the Proposed Financing successfully closes (the “Closing Date”), an amount (by wire transfer of immediately available funds) equal to US$3,000,000 in cash.

	(b)	On the Closing Date, the Parties shall amend the Credit Agreement such that:

(i)

the Loan and all other amounts outstanding under the Credit Agreement shall be reduced to US$6,000,000 (the “Proposed Principal Amount”), which Proposed Principal Amount shall be repaid in accordance with the payment schedule attached hereto as Schedule “A”;

(ii)

the Proposed Principal Amount shall accrue interest, from the Closing Date, at a rate per annum equal to nine percent (9%), payable quarterly and commencing on the date that is three (3) months following the Closing Date and ending on the date that the Proposed Principal Amount and all other amounts outstanding under the Credit Agreement (as amended) are repaid in full; and

(iii)	the Borrower shall have the right to repay the Loan at any time, without penalty.

(c)	On the Closing Date, the GSSA Parties shall amend the GSSA such that:

(i)

the obligations of the parties thereunder shall terminate in full on the repayment by the Borrower to the Lender of all amounts outstanding under the Credit Agreement (including, without limitation, the Proposed Principal Amount and all other outstanding amounts, fees and interest) in accordance with the terms and conditions thereof (as amended pursuant to the Proposed Restructuring); and

(ii)

for as long as the Credit Parties comply with their Obligations under the Credit Documents (as amended pursuant to the Proposed Restructuring and including, without limitation, prompt payment to the Lender of all amounts due and payable), the GSSA Parties shall be excused by the Lender from complying with any of their obligations under the GSSA (the “Temporary Relief”).

For certainty, upon the occurrence of a Default or Event of Default by the Credit Parties, the Temporary Relief will immediately cease and the GSSA Parties will resume mandatory compliance with the terms and conditions of the GSSA (as amended).

2.

Application. The Borrower is currently in default of its Obligations under the Credit Agreement and this LOI shall not prejudice any rights the Lender may have under any of the Credit Documents. For clarity, the existing terms and conditions of the Credit Agreement and GSSA shall continue in full force and effect until such time that the definitive agreements relating to the Proposed Restructuring, dated as of the Closing Date, have been executed by and among the Parties.

3.	Capitalized Terms. Capitalized terms used but not defined in this LOI shall have the meaning given to each such term in the Credit Agreement.

We hope that the above terms and conditions are acceptable to you. Please keep us apprised of any updates regarding or relating to the Proposed Financing.

Yours truly,

WATERTON GLOBAL VALUE, L.P., by its
Investment Manager, ALTITUDE
MANAGEMENT LIMITED

Per:	/s/ D.A. Ryan
Authorized Signatory

SCHEDULE “A”

REPAYMENT SCHEDULE

Payment Date	Payment Amount
Twelve (12) months after the Closing Date	US$500,000
Fifteen (15) months after the Closing Date	US$500,000
Eighteen (18) months after the Closing Date	US$500,000
Twenty-one (21) months after the Closing Date	US$500,000
Twenty-four (24) months after the Closing Date	US$500,000
Twenty-seven (27) months after the Closing Date	US$500,000
Thirty (30) months after the Closing Date	US$500,000
Thirty-three (33) months after the Closing Date	US$500,000
Thirty-six (36) months after the Closing Date	US$500,000
Thirty-nine (39) months after the Closing Date	US$500,000
Forty-two (42) months after the Closing Date	US$500,000
Forty-five (45) months after the Closing Date	US$500,000

Exhibit B

CONSENT

TO:	Sandstorm Gold Bank Limited (formerly Sandstorm Resources (Barbados) Limited and Sandstorm Gold (Barbados) Limited (“Sandstorm Barbados”)

AND TO:	Lordsburg Mining Company (“Lordsburg”) and Santa Fe Gold (Barbados) Corporation (“Santa Fe Gold”)

WHEREAS reference is made to that certain intercreditor agreement dated for reference December 11, 2011 (the “Intercreditor Agreement”) among Sandstorm Barbados, Lordsburg, Santa Fe Gold and Waterton Global Value, L.P. by its Investment Manager, Altitude Management Limited (the “Lender”);

AND WHEREAS section 3.9(b) of the Intercreditor Agreement provides that if and for so long as any of the Senior Lender Project Obligations remain outstanding, Sandstorm Barbados shall not make any amendments to the Sandstorm Barbados Documents without the prior written consent of the Lender, such consent not to be unreasonably withheld;

AND WHEREAS capitalized terms when set forth in this Consent shall have the respective meanings ascribed thereto in the Intercreditor Agreement;

AND WHEREAS the parties to the Sandstorm Purchase Agreement, subject to the satisfaction of certain conditions that are for the benefit of Sandstorm Barbados, seek to further amend and restate the Sandstorm Purchase Agreement, all on the terms set forth in amendment no. 3 (the “Amendment No. 3”) and the further amended and restated purchase agreement the “Amended and Restated Agreement”), copies of both of which are attached hereto as Exhibit 1;

AND WHEREAS the Lender is willing to provide its consent to Amendment No. 3 and the Amended and Restated Agreement (the “Amendment Documents”);

NOW THEREFORE for $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lender agrees as follows:

a.	The Lender hereby consents to the execution, delivery and performance of Amendment No. 3.

b.

The Lender hereby consents to the execution, delivery and performance of the Amended and Restated Agreement as and when the conditions set forth in Amendment No. 3 have been satisfied to the satisfaction of Sandstorm Barbados.

c.

At such time as the Amended and Restated Agreement is executed and delivered, the reference in the Intercreditor Agreement to the Sandstorm Purchase Agreement shall be to the Amended and Restated Agreement and the terms and conditions of the Intercreditor Agreement shall continue to apply to the parties thereto, mutatis mutandis, taking into account the change in reference described in this subsection (c).

d.

If necessary or required, Sandstorm Barbados hereby agrees to deliver its consent to the amendments (and any related ancillary amendments) to the Senior Lender Documents that are generally described in that certain Letter of Intent dated July 2, 2014 delivered by the Lender to Santa Fe Gold.

e.	This Consent is made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable herein.

f.	This Consent may be executed by the undersigned by facsimile or electronic signature.

DATED this _14_day of July, 2014.

WATERTON GLOBAL VALUE, L.P.,
BY ITS INVESTMENT MANAGER,
ALTITUDE MANAGEMENT LIMITED

Per:  ______________________/s/ D.A. Ryan_____________

EXHIBIT C

AMENDED AND RESTATED PURCHASE AGREEMENT dated as of the • day of •, 2014 (the “Execution Date”).

AMONG:

SANTA FE GOLD CORPORATION., a corporation incorporated and existing under the laws of the State of Delaware

(“Santa Fe”)

- and -

SANTA FE GOLD (BARBADOS) CORPORATION, a corporation incorporated and existing under the laws of Barbados

(“Santa Fe Barbados”)

-and-

LORDSBURG MINING COMPANY, a company incorporated and existing under the laws of the State of New Mexico

(“Lordsburg”)

- and -

SANDSTORM GOLD LTD., a corporation incorporated and existing under the laws of the Province of British Columbia

(“Sandstorm”)

- and -

SANDSTORM GOLD BANK LIMITED (FORMERLY SANDSTORM RESOURCES (BARBADOS) LIMITED AND SANDSTORM GOLD (BARBADOS) LIMITED), a corporation incorporated and existing under the laws of Barbados

(“Sandstorm Barbados”)

     WHEREAS the parties hereto executed and delivered a purchase agreement dated as of September 9, 2009 (the “Original Purchase Agreement”), as amended by amendment agreement no. 1 dated as of March 29, 2011 (the “First Amendment”), amendment agreement no. 2 dated as of June 28, 2011 (the “Second Amendment”) and amendment agreement no. 3 dated as of •, 2014 (the “Third Amendment”), the Original Purchase Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment, the “Original Amended Purchase Agreement”);

     AND WHEREAS Santa Fe is the owner of 100% of the shares of Santa Fe Barbados and Lordsburg and Sandstorm is the owner of 100% of the shares of Sandstorm Barbados;

     AND WHEREAS Lordsburg is the owner, directly or indirectly, of a 100% interest in the silver gold deposit known as the Summit Mine (the “Project”) located under or upon the Property, as more particularly described in Schedule “A” attached hereto;

     AND WHEREAS the property on which the Project is located is described in Schedule “B” attached hereto (the “Property”);

     AND WHEREAS Lordsburg is the owner of the Lordsburg Mill (the “Mill”) and the Mill is used to process ore from the Property and Lordsburg has begun commercial production at the Project;

     AND WHEREAS the conditions set forth in the Third Amendment (all of which are for the benefit of Sandstorm) have been satisfied as of the Execution Date and therefore, the parties hereto are desirous of executing and delivering this Agreement which is the form of agreement attached to the Third Amendment as Schedule “A” and is referred to in the Third Amendment as the Amended and Restated Agreement;

     AND WHEREAS Santa Fe Barbados has agreed to sell Sandstorm Purchased Payable Au and Sandstorm Barbados has agreed to purchase Sandstorm Purchased Payable Au and Santa Fe Barbados and Sandstorm Barbados have agreed to execute and deliver this Agreement;

     AND WHEREAS Santa Fe and Lordsburg have jointly and severally agreed to guarantee the covenants, obligations and indemnifications of Santa Fe Barbados under this Agreement and in support of such guarantee, Lordsburg has agreed to continue to provide the Project Charge to Sandstorm Barbados, as herein provided;

     AND WHEREAS Sandstorm executes and delivers this Agreement to provide a guarantee to and in favour of Santa Fe Barbados, its wholly-owned subsidiary, with respect to the covenants, obligations and indemnifications of Sandstorm Barbados, its wholly-owned subsidiary, as herein provided;

     AND WHEREAS the parties hereto are desirous of executing and delivering this agreement to amend and restate the Original Amended Purchase Agreement, which is superseded in its entirety by this Agreement;

     AND WHEREAS the parties hereto are therefore desirous of executing and delivering this Agreement, all on and subject to the terms and conditions contained herein;

     AND WHEREAS capitalized terms when used in these preambles shall have the respective meanings set forth in Article 1;

     NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto do mutually agree as follows:

1.        Definitions

“Accounting Principles” means United States generally accepted accounting principles or any successor, adopted by Santa Fe, as at the date on which any calculation or determination is required to be made;

“Annual Report” means a written report, in relation to any calendar year, detailing:

(i)	the number of ounces of Au produced from the Project and delivered to an Offtaker in the applicable calendar year;

(ii)	the names and addresses of each Offtaker to which the Au referred to in subsection (i) was delivered; and

(iii)	the average Market Price of Au per ounce in the applicable calendar year;

“Au” means gold and for certainty, when the price of Au is used in this Agreement, it shall refer to the London p.m. fix for Au as quoted in United States dollars by the London Bullion Market Association (or any successor metals exchange);

“Business Day” means any day other than a Saturday or Sunday or a day that is a statutory holiday in any or all of Vancouver, British Columbia, Barbados, West Indies, United Kingdom, or Albuquerque, New Mexico or any day that banks are not open for business in the United Kingdom;

“BCICAC” has the meaning set forth in Article 14;

“Closure Damages Amount” means the sum of US$1.0 million;

“Closure Event” means that for a minimum period of 180 consecutive days, the Mine shall not produce or sell Au for commercial purposes;

“Deductions” means any and all deductions, refining, reprocessing, processing, treatment and other charges, penalties, adjustments, shipping expenses and/or expenses pertaining to and/or in respect of Au and charged by an Offtaker and/or charged in respect of delivery costs to Sandstorm Barbados or to the final customer of Lordsburg and/or Sandstorm Barbados, as the case may be, or charged to Lordsburg as and by way of royalty payments;

“Default Interest” means Prime plus 2% per annum;

“Demanding Party” has the meaning set forth in section 14(a);

“Dispute Notice” has the meaning set forth in section 14(a);

“Encumbrances” means any and all liens, charges, mortgages, encumbrances, pledges, security interests, royalties, proxies and third party rights or any other encumbrances of any nature whatsoever, whether registered or unregistered;

“Extended Term” has the meaning set forth in section 3(b);

“Execution Date” has the meaning set forth on page one hereof;

“First Amendment” has the meaning set forth in the preambles to this Agreement;

“First Delivery Period” means the first Quarter that commences as of the First Year Anniversary and the 15 Quarters that follow thereafter;

“First Year Anniversary” means the day that is the 12 month anniversary of the Execution Date;

“Fixed Price” means US$400 per ounce;

“Hedging Arrangement” means any arrangement proposed to be entered into by Santa Fe, Lordsburg and/or Santa Fe Barbados or their respective affiliates pursuant to which the risk of the future price of Au is sold to a third Person, including without limitation, as and by way of netting and collateral arrangements under International Swaps and Derivatives Association, Inc. protocols and mandates;

“Insolvency Event” means, in relation to Santa Fe, Lordsburg and Santa Fe Barbados, any one or more of the following events or circumstances:

(i)

proceedings are commenced for the winding-up, liquidation or dissolution of it, unless it in good faith actively and diligently contests such proceedings resulting in a dismissal or stay thereof within 60 days of the commencement of such proceedings;

(ii)

a decree or order of a court of competent jurisdiction is entered adjudging it to be bankrupt or insolvent, or a petition seeking reorganization, arrangement or adjustment of or in respect of it is approved under applicable laws relating to bankruptcy, insolvency or relief of debtors;

(iii)

it makes an assignment for the benefit of its creditors, or petitions or applies to any court or tribunal for the appointment of a receiver or trustee for itself or any substantial part of its property, or commences for itself or acquiesces in or approves or has filed or commenced against it any proceeding under any bankruptcy, insolvency, reorganization, arrangement or readjustment of debt law or statute or any proceeding for the appointment of a receiver or trustee for itself or any substantial part of its assets or property, or has a liquidator, administrator, receiver, trustee, conservator or similar person appointed with respect to it or any substantial portion of its property or assets; or

(iv)	a resolution is passed for the winding-up or liquidation of it;

“Intercreditor Agreement” means the intercreditor agreement dated as of December 21, 2011 among Waterton, Sandstorm Barbados, Santa Fe Barbados and Lordsburg;

“Lordsburg” means Lordsburg Mining Company, a corporation incorporated and existing under the laws of the State of New Mexico;

“Losses” means any and all damages, claims, losses (except loss of profits), liabilities, fines, injuries, costs, penalties and expenses (including reasonable legal fees); [NTD: We should determine if we will quantify the Losses for the purposes of an Event of Default.]

“Market Price” means the London p.m. fix for Au as quoted in United States dollars by the London Bullion Market Association (or any successor metals exchange);

“Mill” has the meaning ascribed therein in the preambles to this Agreement;

“Mine” means any mine now or hereunder located on the Property (and for clarity, excludes the Mill);

“Minerals” means any and all economic, marketable metal bearing material, in whatever form or state, produced from the Project;

“Monthly Report” means a written report or reports, in relation to a calendar month, detailing:

(i)	the number of ounces of Au produced from the Project and delivered to an Offtaker in the applicable calendar month;

(ii)	the names and addresses of each Offtaker to which the Au referred to in subsection (i) was delivered; and

(iii)	the average Market Price of Au per ounce in the applicable calendar month;

“National Instrument 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators or any successor instrument, rule or policy;

“Offtaker” means the counterparty to an Offtake Agreement;

“Offtake Agreement” means any refining, marketing and/or processing agreement entered into by Lordsburg with respect to Au produced from the Project;

“Original Purchase Agreement” has the meaning set forth in the preambles to this Agreement;

“Original Amended Purchase Agreement” has the meaning set forth in the preambles to this Agreement;

“Parties” means the parties to this Agreement and “Party” means any one of the Parties;

“Payable Au” means Au produced from the Project, less the number of ounces of Au deducted on account of refining Au into Refined Au (for which net number of ounces Lordsburg receives either a cash payment or Refined Au from an Offtaker pursuant to and in accordance with any Offtake Agreement);

“Person” means and includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability corporations, joint ventures, associations, companies, trusts, banks, trust companies, governments or any other type of organization, whether or not a legal entity;

“Place of Delivery” has the meaning set forth in section 2(b);

“Prime” means the prime rate of interest quoted from time to time by the Royal Bank of Canada;

“Project” has the meaning ascribed thereto in the preambles to this Agreement;

“Project Charge” means a charge over all of the assets, property and undertaking of Lordsburg in respect of the Project to secure all guarantee obligations of Lordsburg under this Agreement and, after the Waterton Repayment Date, includes the Additional Charges;

“Project Charge Discharge” has the meaning set forth in section 16(b);

“Property” has the meaning ascribed thereto in the preambles to this Agreement;

“Refined Au” means marketable metal bearing material in the form of Au that is refined to standards meeting or exceeding commercial standards for the sale of refined Au;

“Quarter” means a calendar quarter, being the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31. The first quarter (the “First Quarter”) shall be the period from the First Year Anniversary Date to the end of the first calendar Quarter;

“Responding Party” has the meaning set forth in section 14(a);

“Sandstorm” means Sandstorm Gold Ltd., a corporation incorporated and existing pursuant to the laws of the Province of British Columbia;

“Sandstorm Barbados” means Sandstorm Gold Bank Limited, a corporation incorporated and existing pursuant to the laws of Barbados;

“Sandstorm Barbados Audit” has the meaning set forth in section 6(c);

“Sandstorm Purchased Payable Au” means the Payable Au to be delivered and sold by Santa Fe Barbados to Sandstorm Barbados pursuant to the terms and conditions of this Agreement;

“Santa Fe” means Santa Fe Gold Corp., a corporation incorporated and existing under the laws of the State of Delaware;

“Santa Fe Barbados” means Santa Fe Gold (Barbados) Corporation, a corporation incorporated and existing under the laws of Barbados;

“Santa Fe Barbados Default Fee” has the meaning set forth in section 6(b);

“Santa Fe Barbados Event of Default” has the meaning set forth in section 6(a);

“Santa Fe Barbados Guaranteed Obligations” has the meaning set forth in section 8(a)(i);

“Second Amendment” has the meaning set forth in the preambles to this Agreement;

“Term” has the meaning set forth in section 3(a);

“Termination Notice” has the meaning set forth in section 3(b);

“Third Amendment” has the meaning set forth in the preambles to this Agreement;

“Time of Delivery” has the meaning set forth in section 2(e);

“Transfer” when used as a verb, means to sell, grant, assign, encumber, pledge or otherwise dispose of or commit to dispose of, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sale or spin-out transaction. When used as a noun, “Transfer” means a sale, grant, assignment, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sale or spin-out transaction;

“Waterton” means Waterton Global Value, L.P.;

“Waterton Repayment Date” means the date on which Santa Fe Barbados or its affiliates have repaid to Waterton the amount of all principal and interest owing to Waterton pursuant to the Waterton Security; and

“Waterton Security” means the senior secured gold stream credit agreement dated as of December 21, 2011 among Azco Mica Inc., Santa Fe, Santa Fe Barbados, Lordsburg and Waterton (pursuant to which Waterton advanced the principal sum of US$10.0 million).

2.        Agreement of Purchase and Sale

(a)        Effective as of the Execution Date but commencing from and after the First Year Anniversary in the first Quarter, Santa Fe Barbados shall deliver and sell to Sandstorm Barbados in each Quarter, a minimum of 350 ounces of Sandstorm Purchased Payable Au (for a minimum of 16 Quarters) at a price per ounce equal to the Fixed Price and Sandstorm Barbados shall purchase from Santa Fe Barbados the said Sandstorm Purchased Payable Au for the said price, free and clear of any and all Encumbrances. The obligations of Santa Fe Barbados under this Agreement shall be to deliver and sell, in each such Quarter, including without limitation, the First Delivery Period, the Sandstorm Purchased Payable Au in a manner consistent with the terms of this Agreement.

(b)        Santa Fe Barbados shall deliver and sell to Sandstorm Barbados all Sandstorm Purchased Payable Au to be delivered and sold under this Agreement to the metal account of Sandstorm Barbados with a bank located in London, England, to be specified by Sandstorm Barbados from time to time (the “Place of Delivery”).

(c)        Santa Fe Barbados shall notify Sandstorm Barbados in writing at least one Business Day before any delivery and credit to the account of Sandstorm Barbados of the Sandstorm Purchased Payable Au to be delivered and credited to the Sandstorm Barbados metal account and the estimated date and time of delivery and credit.

(d)        Within five Business Days after the end of each Quarter, Santa Fe Barbados shall deliver and credit to the metal account of Sandstorm Barbados Refined Au in an amount equal to the amount of Sandstorm Purchased Payable Au contemplated to be delivered and sold by Santa Fe Barbados to Sandstorm Barbados pursuant to the terms and conditions of this Agreement.

(e)        Delivery of all Sandstorm Purchased Payable Au shall be deemed to have been made at the time Refined Au is credited to the Place of Delivery (the “Time of Delivery”).

(f)        Title to and risk of loss of Refined Au shall pass from Santa Fe Barbados to Sandstorm Barbados at the Time of Delivery.

(g)        All Deductions relating to each shipment of Minerals and/or Refined Au and all costs and expenses pertaining to the delivery and credit of Refined Au to the Place of Delivery shall be borne by Santa Fe Barbados.

(h)        Sandstorm Barbados shall promptly pay for each shipment of Sandstorm Purchased Payable Au and in any event not later than five Business Days after the Time of Delivery.

(i)        All payments for Sandstorm Purchased Payable Au by Sandstorm Barbados to Santa Fe Barbados shall be made in US Dollars and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by Santa Fe Barbados in writing from time to time, without deduction or set-off.

(j)        Notwithstanding any other provision of this Agreement, it is understood and agreed that Santa Fe Barbados shall have the obligation to deliver and sell to Sandstorm Barbados during the First Delivery Period (being over a minimum period of 16 Quarters) a minimum of 350 ounces of Sandstorm Purchased Payable Au per Quarter.

(k)        The obligation to deliver Sandstorm Purchased Payable Au in accordance with the terms and conditions of this Agreement shall continue notwithstanding the payment by Santa Fe Barbados to Sandstorm Barbados of the Closure Damages Amount.

(l)        If at any time before the end of the First Delivery Period or at the end of the First Delivery Period, the Mine shall be subject to a Closure Event, as determined by Sandstorm Barbados in its sole and absolute discretion, but acting reasonably, and based, among other things, on the public record and public disclosures of Santa Fe, then Santa Fe Barbados shall pay to Sandstorm Barbados, without set off, deduction or defalcation, in U.S. dollars, cash by wire transfer to an account designated by Sandstorm Barbados, the Closure Damages Amount. Until paid, the Closure Damages Amount shall bear Default Interest.

(m)        If a Closure Event has not occurred at any time before the end of the First Delivery Period, then, over a minimum period of the next four Quarters, in each Quarter, Santa Fe Barbados shall be obligated to deliver and sell to Sandstorm Barbados a minimum of 350 ounces of Sandstorm Purchased Payable Au, at a price per ounce equal to the Fixed Price.

(n)        If after payment of the Closure Damages Amount by Santa Fe Barbados, the Mine shall thereafter commence the production and sale of Au for commercial purposes, then starting as of the first Quarter during which production occurs and after termination of the Closure Event and per Quarter throughout the Term and the Extended Term, as the case may be, Santa Fe Barbados shall continue to have the obligation to deliver and sell to Sandstorm Barbados a minimum of 350 ounces of Sandstorm Purchased Payable Au at a price per ounce equal to the Fixed Price, and Sandstorm Barbados shall purchase from Santa Fe Barbados the said Sandstorm Purchased Payable Au for the said price.

(o)        After the First Delivery Period and if the Closure Damages Amount has been paid to Sandstorm Barbados and there shall be a termination of the Closure Event, Santa Fe Barbados shall be entitled to suspend the delivery and sale of 350 ounces of Sandstorm Purchased Payable Au per Quarter until the date upon which Sandstorm Barbados would have received cash flow in an amount equal to the Closure Damages Amount (based on the Monthly Reports) had Santa Fe Barbados delivered the said 350 ounces of Sandstorm Purchased Payable Au to Sandstorm Barbados. For greater certainty, after the date upon which Sandstorm Barbados would have received cash flow in an amount equal to the Closure Damages Amount, Santa Fe Barbados shall have the obligation to deliver and sell per Quarter, throughout the remainder of the Term and the Extended Term, as the case may be, a minimum of 350 ounces of Sandstorm Purchased Payable Au to Sandstorm Barbados per Quarter at a price per ounce equal to the Fixed Price, so long as the Mine is in operation and a Closure Event has not occurred (subject to pro-ration which may be applicable during the first full Quarter after the resumption of the delivery and sale of Sandstorm Purchased Payable Au).

3.        Term

(a)        The term of this Agreement shall commence on the date of the execution and delivery hereof and subject to Article 6, shall continue until the date that is 40 years after the date hereof (the “Term”).

(b)        Sandstorm Barbados may terminate this Agreement at the end of the Term by providing to Santa Fe Barbados, not less than 90 days, prior to the expiry of the Term, written notice of its intention to terminate (a “Termination Notice”). If Sandstorm Barbados has not delivered a Termination Notice within 90 days prior to the expiry of the Term, then this Agreement shall continue in force for successive ten year periods (each, an “Extended Term”) until the date upon which the Extended Term is terminated in accordance with section 3(c).

(c)        Sandstorm Barbados may terminate an Extended Term by providing to Santa Fe, prior to the end of such Extended Term, written notice of its intention to terminate the Extended Term.

4.        Covenants

4.1     Covenants of Santa Fe, Lordsburg and Santa Fe Barbados

Santa Fe Barbados covenants and agrees (as guaranteed by Santa Fe and Lordsburg) to and in favour of Sandstorm Barbados as follows and acknowledges and agrees that Sandstorm Barbados is relying on such covenants in executing and delivering this Agreement:

(a       ) During the Term and the Extended Term, as the case may be, none of Santa Fe Barbados, Lordsburg and Santa Fe shall place any security over: (i) the assets of Santa Fe, which relate to the Project; (ii) the interest of Santa Fe in Lordsburg; (iii) the interest of Santa Fe in Santa Fe Barbados; or (iv) the assets of Lordsburg, which relate to the Project; in each case which rank prior to the interests of Sandstorm Barbados in the Project and the Property. For certainty, it is understood and agreed that, from and after such time as Waterton has been fully repaid all principal and interest owing to it pursuant to the Waterton Security, Sandstorm Barbados shall at all times thereafter, rank as a first place senior secured creditor with respect to the Project and the Property and the Project Charge, unless subject to the Project Charge Discharge, shall be first place ranking security.

5. Monthly Reports and Annual Reports

(a)        During the Term and the Extended Term, as the case may be, Santa Fe Barbados shall deliver to Sandstorm Barbados a Monthly Report on or before the seventh Business Day after the last day of each calendar month.

(b)        During the Term and the Extended Term, as the case may be, Santa Fe Barbados shall deliver to Sandstorm Barbados, an Annual Report, on or before 30 days after the last day of each calendar year.

(c)        If Santa Fe Barbados does not deliver a (draft or final) Monthly Report or an Annual Report as required pursuant to this Article 5, Sandstorm Barbados shall have the right to perform or to cause its representatives or agents to perform, at the cost and expense of Santa Fe Barbados, an audit of the books and records of Santa Fe, Lordsburg and/or Santa Fe Barbados relevant to the production of Au and delivery of Sandstorm Purchased Payable Au produced during the calendar month or calendar year in question (the “Sandstorm Barbados Audit”). Santa Fe, Lordsburg and Santa Fe Barbados as applicable, shall grant Sandstorm Barbados or its representatives or agents access to all such books and records on a timely basis. In order to exercise this right, Sandstorm Barbados must provide not less than seven days’ written notice to Santa Fe Barbados of its intention to conduct the Sandstorm Barbados Audit. If within seven days after receipt of such notice, Santa Fe Barbados delivers the applicable (draft or final) Monthly Report or Annual Report, as the case may be, then Sandstorm Barbados shall have no right to perform the Sandstorm Barbados Audit. If Santa Fe Barbados delivers the applicable (draft or final) Monthly Report or Annual Report, as the case may be, before the delivery of the Sandstorm Barbados Audit, the applicable (draft or final) Monthly Report or Annual Report, as the case may be, shall be taken as final and conclusive, subject to Article 14. Otherwise, absent any manifest or gross error in the Sandstorm Barbados Audit, the Sandstorm Barbados Audit shall be final and conclusive, subject to the provision of Article 14.

6.        Early Termination

(a)        The Parties (Santa Fe, Lordsburg and Santa Fe Barbados acting as one Party and Sandstorm and Sandstorm Barbados acting as a second Party for the purposes of this section) may terminate this Agreement at any time by mutual written consent.

In addition, Sandstorm Barbados shall have the right to terminate this Agreement, effective upon ten days’ prior written notice to Santa Fe Barbados, if any of the following shall occur (each, a “Santa Fe Barbados Event of Default”):

(i)

Santa Fe, Lordsburg or Santa Fe Barbados defaults in any material respect in the performance of any of their respective covenants or obligations contained in this Agreement or in the Project Charge (unless subject to the Project Charge Discharge) and such default is not remedied to the reasonable satisfaction of Sandstorm Barbados within 30 days after receipt of written notice of such default by Santa Fe Barbados, or if such default is not capable of rectification within 30 days, Santa Fe, Lordsburg and Santa Fe Barbados have not promptly commenced to rectify the default within such 30 day period, and to thereafter proceed diligently to rectify same;

(ii)

Upon the occurrence of any Insolvency Event affecting Santa Fe, Lordsburg or Santa Fe Barbados, provided that any action under any bankruptcy or insolvency law which is frivolous or vexatious, which is contested by the Party made subject to an Insolvency Event in good faith and which is discharged or dismissed within 60 days from commencement, shall not constitute an Insolvency Event for the purposes of this section; and/or

(iii)

if the Project Charge (unless subject to the Project Charge Discharge) has ceased to be valid, binding and enforceable in accordance with its terms and the default by Santa Fe, Lordsburg or Santa Fe Barbados is not remedied to the reasonable satisfaction of Sandstorm Barbados within 30 days after written notice to Santa Fe Barbados or if such default is not capable of rectification within 30 days, Santa Fe, Lordsburg and Santa Fe Barbados have not promptly commenced to rectify such default within such 30 day period, or to thereafter proceed diligently to rectify same.

For greater certainty and without limitation, Sandstorm Barbados shall have the right to waive one or more Santa Fe Barbados Events of Default, all without prejudice to any and all rights of Sandstorm Barbados with respect to any and all Santa Fe Barbados Events of Default.

(b)        If a Santa Fe Barbados Event of Default occurs and is continuing, in addition to and not in substitution for any other remedies available at law or in equity, Sandstorm Barbados shall have the right, upon written notice to Santa Fe Barbados, at its option, to seek damages for Losses (the “Santa Fe Barbados Default Fee”). Upon demand from Sandstorm Barbados, which demand shall include a calculation of the Santa Fe Barbados Default Fee, Santa Fe Barbados (as guaranteed by Santa Fe and Lordsburg) shall promptly pay the Santa Fe Default Fee in cash by wire transfer, in immediately available funds, to a bank account designated by Sandstorm Barbados.

(c)        The Parties hereby acknowledge that: (i) Sandstorm Barbados will be damaged by a Santa Fe Barbados Event of Default; and (ii) any sums payable or retainable pursuant to this Article 6 are in the nature of liquidated damages, not a penalty and are fair and reasonable.

(d)        If Sandstorm Barbados elects to demand payment of the Santa Fe Barbados Default Fee, this Agreement shall be deemed terminated upon the payment by or on behalf of Santa Fe Barbados of the Santa Fe Barbados Default Fee.

(e) Termination of this Agreement under this Article shall not terminate any payment or delivery obligation hereunder that arose prior to the time of termination.

7.        Offtake Agreements

(a)        Each Offtake Agreement shall be on arm’s length commercial terms, consistent with normal industry standards and practice in the United States. Santa Fe shall promptly disclose to Sandstorm Barbados the terms of any such agreements and any amendments to the material terms and conditions of any Offtake Agreements that may affect Sandstorm Barbados. The payable factor used in calculating payable Au in any concentrate or directly shipped ore shall be the greater of: (i) the actual payable factor used by the Offtaker; and (ii) 80%.

(b)        Santa Fe Barbados hereby agrees to indemnify and hold Sandstorm Barbados and its directors, officers and employees harmless from and against any and all Losses incurred or suffered by any of them arising out of or in connection with or related to any breach or default of this Article 7. This section shall survive the termination of this Agreement.

8.        Guarantee

(a)	Guarantee of Santa Fe Barbados Obligations by Santa Fe and Lordsburg

(i)

Santa Fe and Lordsburg hereby jointly and severally absolutely, unconditionally and irrevocably guarantee the prompt and complete observance and performance of all the terms, covenants, conditions and provisions to be observed or performed by Santa Fe Barbados pursuant to this Agreement (collectively, the “Santa Fe Barbados Guaranteed Obligations”). Santa Fe and Lordsburg shall jointly and severally perform such terms, covenants, conditions and provisions upon the default or non-performance thereof by Santa Fe Barbados.

(ii)

Santa Fe and Lordsburg shall jointly and severally indemnify and save Sandstorm Barbados and its directors, officers and employees harmless from and against any and all Losses incurred or suffered by any of them arising out of or in connection with or related to any breach or default of this section. This section 8(a)(ii) shall survive the termination of this Agreement.

(iii)

Subject to the provisions of section 8(a)(iv) and Article 11, Santa Fe and Lordsburg shall not Transfer all or any part of their respective obligations set forth in this section without the prior written consent of Sandstorm Barbados, such consent not to be unreasonably withheld.

(iv)

Neither Santa Fe nor Lordsburg shall consolidate, amalgamate with, or merge with or into, or transfer all or substantially all their respective assets to, or reorganize, reincorporate or reconstitute into or as another entity unless, at the time of such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution or Transfer, the resulting, surviving or transferee entity agrees to assume in favour of Sandstorm Barbados all the obligations of Santa Fe and Lordsburg under this Agreement and unless in the opinion of Sandstorm Barbados, acting reasonably, such entity has the financial operational and technical capability to observe and perform the covenants, agreements and obligations of Santa Fe and Lordsburg under this Agreement.

(v)	The obligations of Santa Fe and Lordsburg under this section (collectively, the “Santa Fe Guaranteed Obligations”) are continuing, unconditional and absolute.

9.        Books; Records; Inspections

Santa Fe, Lordsburg and Santa Fe Barbados shall keep true, complete and accurate books and records of all material operations and activities with respect to the Project, including the processing of Minerals therefrom, where applicable, prepared in accordance with the Accounting Principles, consistently applied. Subject to the confidentiality provisions of this Agreement and in addition to the provisions of section 5(c), Sandstorm Barbados and its authorized representatives shall be entitled to perform audits or other reviews and examinations of the books and records of Santa Fe, Lordsburg and Santa Fe Barbados relevant to the delivery of Sandstorm Purchased Payable Au pursuant to this Agreement during the Term or the Extended Term, as the case may be, to confirm compliance by Santa Fe Barbados with the terms of this Agreement. Sandstorm Barbados shall diligently complete any audit or other examination permitted hereunder. For greater certainty and without limitation, Sandstorm Barbados shall have access to all documents provided by the Offtaker to Lordsburg or by Lordsburg to an Offtaker, as contemplated under the Offtake Agreements or which otherwise relate to the Au produced from the Project vis a vis the Offtaker and that are, in any manner, relevant to the delivery and credit in respect of Sandstorm Purchased Payable Au, in each instance. All costs and expenses of any audit or other examination permitted in this section shall be paid by Sandstorm Barbados, unless the results of such audit or other examination permitted in this section, disclose a discrepancy in calculations made by Santa Fe Barbados of equal to or greater than five percent, in which event the reasonable costs of such audit or other examination shall be paid by Santa Fe Barbados.

10.      Conduct of Mining Operations, etc.

(a)        All decisions concerning methods, the extent, times, procedures and techniques of any exploration, development and mining operations related to the Project shall be made by Santa Fe and Lordsburg in their sole and absolute discretion.

(b)        Sandstorm Barbados has no contractual rights relating to the development or operation of any of the operations of Lordsburg, including without limitation, the Project or any of its properties and, except as provided herein, Sandstorm Barbados shall not be required to contribute to any capital or expenditures in respect of operations at the Project. Except as provided in this Agreement and the Project Charge, Sandstorm Barbados has no right, title or interest in and to the Project.

(c)        Sandstorm Barbados is not entitled to any form or type of compensation or payment from Santa Fe Barbados if Santa Fe Barbados discontinues or ceases operations from the Project save and except as provided in Article 2. Save and except as provided in Article 2, this Agreement shall in no way be construed or considered a guarantee as to the delivery of any amount of Sandstorm Purchased Payable Au on an annual basis or over the life of the Project.

(d)        Lordsburg shall perform or cause to be performed all processing operations and activities in respect of the Project in a commercially prudent manner and in accordance with good processing, engineering and environmental practices prevailing in the industry.

(e)        With reasonable notice, at reasonable times and with Lordsburg’s prior consent (which shall not be unreasonably withheld or delayed), at the sole risk and expense of Sandstorm Barbados, Sandstorm Barbados shall have a right of access by its representatives to the Property and any mill, smelter, concentrator or other processing facility owned or operated by Santa Fe, Lordsburg and/or Santa Fe Barbados and/or their respective affiliates and that is to process Minerals produced from the Project, for the purpose of enabling Sandstorm Barbados to monitor compliance by Santa Fe Barbados with the terms of this Agreement and to prepare technical reports on the Project in compliance with National Instrument 43-101.

(f)        Santa Fe, Lordsburg and Santa Fe Barbados will cooperate with and will allow Sandstorm Barbados access to technical information pertaining to the Project to permit Sandstorm to prepare technical reports on the Project in accordance with National Instrument 43-101 at the sole cost and expense of Sandstorm to comply with Sandstorm’s disclosure obligations under applicable Canadian and/or US securities laws and/or stock exchange rules and policies provided that:

(i)        To the extent permitted by law, Sandstorm shall be entitled to use, if it so chooses, the same report writer as Santa Fee to prepare all technical reports that Sandstorm is required to prepare and to use (as the base), the same reports as Santa Fee (re-addressed to Sandstorm); and

(ii)        if Sandstorm is unable to use the same report writer as Santa Fe to prepare a required technical report, it will choose a Person to write the technical report that is acceptable to Santa Fe, acting reasonably, and Sandstorm will not finalize the technical report until Santa Fe has been provided with a reasonable opportunity to comment on the contents of the technical report and Sandstorm will act in good faith and will use its commercially reasonable efforts to incorporate Santa Fe’s comments into the technical report to the extent Santa Fe’s comments are made to conform the technical report with the existing disclosure of Santa Fe. Santa Fe will promptly deliver to Sandstorm any updated National Instrument 43-101 reports or mineral reserve and mineral resource estimates produced that pertain to the Project. Santa Fe will allow Sandstorm access to Santa Fe’s qualified person under National Instrument 43-101 and Santa Fe will instruct such qualified person to review Sandstorm’s disclosure for signoff purposes.

(g)       Lordsburg shall ensure that all Au is produced from the Project in a prompt and timely manner consistent with sound mining practices. If Lordsburg wishes to commingle the Minerals produced from the Project with other Minerals, the same shall be subject to the prior approval of Sandstorm Barbados, acting reasonably, provided that Sandstorm Barbados is satisfied, acting reasonably, that it shall not be disadvantaged as a result of such commingling.

(h)        Santa Fe, Lordsburg and Santa Fe Barbados shall at all times during the Term and the Extended Term, as the case may be, do and cause to be done all things necessary to maintain their respective corporate existence. Lordsburg shall at all times during the Term and the Extended Term, as the case may be, do all things necessary to maintain the Project in good standing including paying all taxes owing in respect thereof. For greater certainty and without limitation, Santa Fe, Lordsburg and Santa Fe Barbados shall pay all taxes in the United States relating to the transaction of purchase and sale contemplated in this Agreement, including any withholding taxes, if any, that may be applicable. During the Term and the Extended Term, as the case may be, Lordsburg shall not abandon any of the claims, leases, lands or tenements forming a part of the Project unless Lordsburg provides evidence satisfactory to Sandstorm Barbados, acting reasonably, that it is not economical, as at the date of determination, to produce Minerals from such claims, leases, lands or tenements.

11.      Restricted Transfer Rights of Santa Fe, Lordsburg and Santa Fe Barbados

During the Term or the Extended Term, as the case may be, Santa Fe, Lordsburg and/or Santa Fe Barbados may not Transfer, in whole or in part: (i) the Project; (ii) their rights and obligations under this Agreement; or (iii) with respect to Santa Fe, the shares in the capital of Lordsburg or Santa Fe Barbados; in each case, unless the following conditions are satisfied:

(i)	Santa Fe, Lordsburg and/or Santa Fe Barbados shall have provided Sandstorm Barbados with at least ten Business Days prior written notice of their intent to Transfer;

(ii)

any purchaser, merged company, transferee or assignee shall have, in the opinion of Sandstorm Barbados, acting reasonably, the financial, operational and technical capability to observe and perform the covenants, agreements and obligations of Santa Fe, Lordsburg and Santa Fe Barbados on a consolidated basis under this Agreement;

(iii)	any purchaser, merged company, transferee or assignee agrees in writing in favour of Sandstorm Barbados to be bound by the terms of this Agreement, including without limitation, this section; and

(iv)

any transferee that is a mortgagee, chargeholder or encumbrancer undertakes to obtain an agreement in writing in favour of Sandstorm Barbados from any subsequent purchaser or transferee of such mortgagee, chargeholder or encumbrancer that such subsequent mortgagee, chargeholder or encumbrancer will be bound by the terms of this Agreement and the Project Charge (unless subject to the Project Charge Discharge), as applicable.

For greater certainty and without limitation in the event that, in the opinion of Sandstorm Barbados, acting reasonably, any purchaser, transferee or assignee (other than a purchaser, transferee or assignee of a mortgagee, chargeholder or encumbrancer) does not have the financial, operational and technical capability to observe and perform the covenants, agreements and obligations of Santa Fe, Lordsburg and Santa Fe Barbados on a consolidated basis under this Agreement, Santa Fe, Lordsburg and/or Santa Fe Barbados may not complete the Transfer.

Notwithstanding the foregoing, at all times throughout the Term or the Extended Term, as the case may be, Santa Fe Barbados shall have the right to assign its rights and obligations under this Agreement, to a company that is also a wholly-owned subsidiary or affiliate of Santa Fe (so long as such company remains a wholly-owned subsidiary of Santa Fe throughout the Term or the Extended Term, as the case may be) provided that no such assignment shall release Santa Fe, Santa Fe Barbados and Lordsbourg from their respective obligations hereunder.

12.      Transfer Rights of Sandstorm Barbados

During the Term or Extended Term, as the case may be, Sandstorm and Sandstorm Barbados shall have the right to Transfer, in whole or in part, their respective rights and obligations under this Agreement, upon the provisions of ten Business Days prior written notice to Santa Fe Barbados together with an executed assignment and assumption agreement of the Person to whom such rights and obligations are Transferred, whereupon Sandstorm Barbados and Sandstorm shall be released from their respective obligations under this Agreement.

During the Term or the Extended Term, as the case may be, each of Sandstorm and Sandstorm Barbados shall have the right to Transfer by way of encumbrance, in whole or in part, their respective rights and obligations under this Agreement to one or more lenders providing financing to Sandstorm or Sandstorm Barbados without notice to, or the consent of, Santa Fe Barbados, Santa Fe or Lordsburg provided that the transferee agrees that if such transferee enforces such encumbrance it will provide notice to Santa Fe Barbados, Santa Fe or Lordsburg and upon delivery of such notice, which notice shall confirm that such transferee agrees to be bound by such transferred obligations under this Agreement, such transferee shall become a party to this Agreement with all of the rights and obligations of Sandstorm or Sandstorm Barbados, as the case may be. Sandstorm and Sandstorm Barbados shall not be released from their obligations under this Agreement in the case of a Transfer by way of encumbrance which is subsequently enforced by such transferee.

13.      Confidentiality

(a)        Subject to section 13(b), none of Sandstorm and Sandstorm Barbados nor Santa Fe Barbados, Lordsburg and Santa Fe (Sandstorm and Sandstorm Barbados acting as one Party for the purposes of this section and Santa Fe Barbados, Lordsburg and Santa Fe acting as a second Party for the purposes of this section) without the express written consent of the other Party, shall disclose any non-public information in respect of the terms of this Agreement or otherwise received under or in connection with this Agreement or in respect of the Project, other than to its respective directors, employees, agents, bankers and/or consultants and/or requisite regulatory authorities in connection with the procurement of consents and approvals contemplated hereunder and neither Party shall issue any press releases concerning the terms of this Agreement without the consent of the other Party, after the other Party has first reviewed the terms of such press release. Each Party agrees to reveal such information only to its respective directors, employees, agents, bankers and/or consultants who need to know, who are informed of the confidential nature of the information and who agree to be bound by the terms of this Article 13. In addition, neither Party shall use any such information for its own use or benefit except for the purpose of enforcing its rights under this Agreement.

(b)        Notwithstanding the foregoing: (i) Sandstorm shall be entitled to file a copy of this Agreement under its profile on the System for Electronic Document Analysis and Recovery (SEDAR) and Santa Fe shall be entitled to file a copy of this Agreement with the U.S. Securities and Exchange Commission and disclose the Agreement in a press release and in a Current Report on Form 8-K in accordance its disclosure obligations under applicable U.S. securities laws in such other location(s) and manner(s) as may be required by applicable securities laws (subject to such redactions as may be mutually agreed to by the Parties, such mutual agreement to be procured within five Business Days of the execution and delivery of this Agreement); (ii) each Party may disclose information obtained under this Agreement if required to do so for compliance with applicable laws, rules, regulations or orders of any governmental authority or stock exchange having jurisdiction over such Party or to allow a current or potential bona fide provider of finance to conduct due diligence provided that the other Party shall be given the right to review and object to the data or information to be disclosed prior to any public release subject to any reasonable changes proposed by such other Party; and (iii) each Party may disclose information for the purposes of any arbitration proceeding commenced under Article 14.

14.      Arbitration

In the event of a dispute in relation to this Agreement, including without limitation, the existence, validity, performance, breach or termination hereof or any matter arising hereunder, including whether any matter is subject to arbitration, the Parties agree to negotiate diligently and in good faith in an attempt to resolve such dispute. For the purposes of this section Sandstorm and Sandstorm Barbados act as one Party and Santa Fe Barbados, Lordsburg and Santa Fe act as a second Party.

Failing resolution satisfactory to either Party, within ten days of the time frame specified herein or if no time frame is specified within ten days of the delivery of notice by either Party of said dispute, either Party may request that the dispute be resolved by binding arbitration, conducted in English, in Vancouver, British Columbia, pursuant to the rules of the British Columbia International Commercial Arbitration Centre (the “BCICAC”). The appointing authority shall be the BCICAC and the case shall be administered by the BCICAC in accordance with its International Commercial Arbitration Rules of Procedure, subject to the following:

(a)        To demand arbitration either Party (the “Demanding Party”) shall give written notice (the “Dispute Notice”) to the other Party (the “Responding Party”), which Dispute Notice shall toll the running of any applicable limitations of actions by law or under this Agreement. The Dispute Notice shall specify the nature of the allegation and issues in dispute, the amount or value involved (if applicable) and the remedy requested. Within 15 Business Days after receipt of the Dispute Notice, the Responding Party shall answer the demand in writing, responding to the allegations and issues that are disputed.

(b)        The Demanding Party and the Responding Party shall mutually agree upon one single qualified arbitrator within seven Business Days of the Responding Party’s answer, failing which each of the Demanding Party and the Responding Party shall select one qualified arbitrator within five Business Days of the Responding Party’s answer. Each arbitrator shall be a disinterested person qualified by experience to hear and determine the issues to be arbitrated. The arbitrator(s) so chosen shall select a neutral arbitrator within five Business Days of their selection.

(c)        No later than 15 Business Days after hearing the representations and evidence of the Parties, the arbitrator(s) shall make their majority determination in writing and shall deliver one copy to each of the Parties. The written decision of the arbitrator(s) shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration. There shall be no appeal from the determination of the arbitrator(s) to any court. The decision rendered by the arbitrator(s) may be entered into any court for enforcement purposes.

(d)        The arbitrator(s) may determine all questions of law and jurisdiction (including questions as to whether or not a dispute is arbitratable) and all matters of procedure relating to the arbitration.

(e)        The arbitrator(s) shall have the right to grant legal and equitable relief and to award costs (including legal fees and the costs of arbitration) and interest. The costs of any arbitration shall be borne by the Parties in the manner specified by the arbitrator(s) in their majority determination, if applicable. The arbitrator(s) may make an interim order, including injunctive relief and other provisional, protective or conservatory measures, as well as orders seeking assistance from a court in taking or compelling evidence or preserving and producing documents regarding the subject matter of the dispute.

(f)        All papers, notices or process pertaining to an arbitration hereunder may be served on a Party as provided in this Agreement.

(g)        The Parties agree to treat as confidential information, in accordance with the provisions of Article 13, the following: the existence of the arbitral proceedings; written notices, pleadings and correspondence in relation to the arbitration; reports, summaries, witness statements and other documents prepared in respect of the arbitration; documents exchanged for the purposes of the arbitration; and the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing part of this section, a Party may disclose such confidential information in judicial proceedings to enforce, nullify, modify or correct an award or ruling and as permitted under Article 14.

15.      Representations and Warranties of Santa Fe, Lordsburg and Santa Fe Barbados

Santa Fe, Lordsburg and Santa Fe Barbados, acknowledging that Sandstorm Barbados and Sandstorm are entering into this Agreement in reliance thereon, hereby jointly and severally represent and warrant to Sandstorm and Sandstorm Barbados as follows as of the Funding Date:

(a)        Each of Santa Fe, Lordsburg and Santa Fe Barbados is a corporation duly and validly existing under the laws of its governing jurisdiction and each of Santa Fe, Lordsburg and Santa Fe Barbados is up to date in respect of all filings required by law or by any governmental authority.

(b)        Each of Santa Fe, Lordsburg and Santa Fe Barbados has the requisite corporate power and capacity to enter into this Agreement and to perform its respective obligations hereunder. Each of Santa Fe, Lordsburg and Santa Fe Barbados has received all requisite board of director approvals with respect to the execution and delivery of this Agreement. Santa Fe owns all of the issued and outstanding shares of each of Lordsburg and Santa Fe Barbados.

(c)        This Agreement has been duly and validly executed and delivered by each of Santa Fe, Lordsburg and Santa Fe Barbados and constitutes a legal, valid and binding obligation of each of Santa Fe, Lordsburg and Santa Fe Barbados enforceable against each of Santa Fe, Lordsburg and Santa Fe Barbados in accordance with its terms, except the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles affecting creditors’ rights or remedies (whether applied by a court of law or equity).

(d)        This Agreement and the exercise of the rights and performance of the respective obligations of Santa Fe, Lordsburg and Santa Fe Barbados hereunder do not and will not; (i) conflict with any agreement, mortgage, bond or other instrument to which any of Santa Fe, Lordsburg and/or Santa Fe Barbados is a party or which is binding on their respective assets; (ii) conflict with their respective constating or constitutive documents; or (iii) conflict with or violate any applicable law.

(e)        Other than as specified in this Agreement, no regulatory or third party consents or approvals are required to be obtained by Santa Fe, Lordsburg and/or Santa Fe Barbados in connection with the execution and delivery or the performance by any of them of this Agreement or the transactions contemplated hereby.

(f)        None of Santa Fe, Lordsburg nor Santa Fe Barbados has made an assignment for the benefit of creditors nor is any of Santa Fe, Lordsburg or Santa Fe Barbados the voluntary or involuntary subject of any proceedings under any bankruptcy or insolvency law; no receiver or receiver/manager has been appointed for all or any substantial part of its respective properties or business and its respective corporate existence has not been terminated by voluntary or involuntary dissolution or winding up (other than by way of amalgamation or reorganization) and none of Santa Fe, Lordsburg nor Santa Fe Barbados are now aware of any circumstance which, with notice or the passage of time, or both, would give rise to any of the foregoing.

(g)        Except as disclosed in Schedule 15.1(g), no person has any agreement, option, right of first refusal or right, title or interest or right capable of becoming an agreement, option, right of first refusal or right, title or interest, in or to the Project or any of the Au therein, thereon or thereunder or derived therefrom or any shares of Lordsburg or Santa Fe Barbados.

(h)        Except as disclosed in Schedule 15.1(h), Lordsburg has all necessary corporate power to own the mining rights forming a part of the Property and to mine the Project, Lordsburg is in material compliance with all material applicable laws and licences, registrations, permits, consents and qualifications to which the mining rights are subject.

(i)        Lordsburg has sufficient right, title or interest in and to the Property including without limitation, access rights thereto, to produce Au.

(j)        At the Time of Delivery, Santa Fe Barbados will have and will deliver to Sandstorm Barbados during the Term and the Extended Term, as the case may be, an undivided 100% legal and beneficial good, valid, marketable and exclusive ownership of and title in and to, and actual and exclusive possession of Sandstorm Purchased Payable Au, free and clear of any and all Encumbrances.

(l)        Each of Santa Fe, Lordsburg and Santa Fe Barbados has made available to Sandstorm Barbados all material information in their respective control or possession with respect to the Property and the Project and all corporate matters pertaining to Santa Fe, Lordsburg and Santa Fe Barbados, as requested by Sandstorm Barbados.

16.      Project Charges

(a)        To the extent necessary, Santa Fe, Lordsburg and Santa Fe Barbados shall provide their written consent or signature to any documents or things necessary to accomplish such registration, recordation and notice with respect to the Project Charge. None of Santa Fe, Lordsburg nor Santa Fe Barbados shall amend, supplement, waive, restate, supersede, terminate, cancel or release or otherwise consent to a departure from the provisions of the Project Charge without the prior written consent of Sandstorm Barbados, such consent not to be unreasonably withheld.

(b)        Sandstorm Barbados shall terminate, cancel and release the Project Charge (and shall have no further right to received any security pursuant to the Project Charges) at such time as Sandstorm Barbados has received •. For the purposes of this Agreement, the termination, cancellation and release of the Project Charge is herein referred to as the “Project Charge Discharge”.

17.      Indemnity of Santa Fe and Lordsburg

Santa Fe, Lordsburg and Santa Fe Barbados jointly and severally agree to indemnify and save Sandstorm Barbados and its directors, officers, employees and agents harmless from and against any and all actual Losses suffered or incurred by them, that arise out of or relate to any failure of Santa Fe, Lordsburg and/or Santa Fe Barbados to timely and fully perform or cause to be performed all of the covenants and obligations to be observed or performed by Santa Fe, Lordsburg or Santa Fe Barbados pursuant to this Agreement. This clause shall survive termination of this Agreement.

18.      General Provisions

(a)        Each Party shall execute all such further instruments and documents and shall take all such further actions as may be necessary to effect the transactions contemplated in this Agreement in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

(b)        Nothing herein shall be construed to create, expressly or by implication, a joint venture, agency relationship, fiduciary relationship, mining partnership, commercial partnership or other partnership relationship between Santa Fe, Lordsburg and Santa Fe Barbados as one Party and Sandstorm and Sandstorm Barbados as a second party.

(c)        This Agreement shall be governed by and construed under the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(d)        Time is of the essence of this Agreement.

(e)        All references in this Agreement to currency or to “$”, unless otherwise expressly indicated, shall be to United States dollars.

(f)        If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part hereof so that the invalidity shall not affect the validity of the remainder of this Agreement which shall be construed as if this Agreement had been executed without the invalid portion.

(g)        Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand or transmitted by facsimile transmission addressed to:

If to Santa Fe, Lordsburg or Santa Fe Barbados:

6100 Uptown Blvd NE, Suite 600
Albuquerque, NM 87110

Attention: Chief Executive Officer
Fax Number: (505) 255-4851

If to Sandstorm, to:

400 Burrard Street
Suite 1400
Vancouver, BC V6C 3A6

Attention:        President and Chief Executive Officer
Fax Number:      (604) 689-7317”

If to Sandstorm Barbados:

Brian Robinson
Vice President
Sandstorm Gold Bank Limited
2nd Floor, Limegrove Lifestyle Centre
Holetown, St. James, BB24016
Barbados, West-Indies
(Direct Line: 1(246) 419-4357
(Fax: 1 (246) 271-8297

     Any notice given in accordance with this section, if transmitted by facsimile transmission, or email, shall be deemed to have been received on the next Business Day following transmission or, if delivered by hand, shall be deemed to have been received when delivered.

(h)        This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of all of the Parties. The failure by any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision unless such waiver is acknowledged in writing, nor shall such failure affect the validity of this Agreement or any part thereof or the right of a Party to enforce each and every provision. No waiver or breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

(i)        Following the execution and delivery of this Agreement, each of Sandstorm and Sandstorm Barbados and Santa Fe, Lordsburg and Santa Fe Barbados will co-operate reasonably with the other Party (Sandstorm and Sandstorm Barbados being treated as a one Party and Santa Fe, Lordsburg and Santa Fe Barbados being treated as a second Party in this section) in implementing any proposed adjustments to the structure of this Agreement to facilitate tax planning, provided that such adjustments have no material adverse impact on the non-proposing Party and that such adjustments shall not result in the non-proposing Party incurring any significant costs.

(j)        This Agreement may be executed in one or more counterparts and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

(k)        This Agreement shall enure to the benefit of and shall be binding on and shall be enforceable by the Parties and their respective, successors and permitted assigns.

(l)        The Parties have expressly required that this Agreement and all notices relating hereto be drafted in English.

(m)        This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, among the Parties.

(n)        The Parties may agree to enter into other financial instruments or agreements to supplement the pricing in this Agreement.

[Signature blocks appear on next page]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.

SANTA FE GOLD CORPORATION

Per:
/s/ Jakes Jordan

Authorized Signing Officer

SANTA FE GOLD (BARBADOS)
CORPORATION

Per:	/s/ Jakes Jordan
Authorized Signing Officer

LORDSBURG MINING COMPANY

Per:	/s/ Jakes Jordan
Authorized Signing Officer

SANDSTORM GOLD LTD.

Per:	/s/ Nolan Watson
Authorized Signing Officer

SANDSTORM GOLD BANK LIMITED

Per:
/s/
Authorized Signing Officer

Exhibit C

AMENDED AND RESTATED PURCHASE AGREEMENT dated as of the • day of •, 2014 (the “Execution Date”).

AMONG:

SANTA FE GOLD CORPORATION., a corporation incorporated and existing under the laws of the State of Delaware

(“Santa Fe”)

- and -

SANTA FE GOLD (BARBADOS) CORPORATION, a corporation incorporated and existing under the laws of Barbados

(“Santa Fe Barbados”)

-and-

LORDSBURG MINING COMPANY, a company incorporated and existing under the laws of the State of New Mexico

(“Lordsburg”)

- and -

SANDSTORM GOLD LTD., a corporation incorporated and existing under the laws of the Province of British Columbia

(“Sandstorm”)

- and -

SANDSTORM GOLD BANK LIMITED (FORMERLY SANDSTORM RESOURCES (BARBADOS) LIMITED AND SANDSTORM GOLD (BARBADOS) LIMITED), a corporation incorporated and existing under the laws of Barbados

(“Sandstorm Barbados”)

     WHEREAS the parties hereto executed and delivered a purchase agreement dated as of September 9, 2009 (the “Original Purchase Agreement”), as amended by amendment agreement no. 1 dated as of March 29, 2011 (the “First Amendment”), amendment agreement no. 2 dated as of June 28, 2011 (the “Second Amendment”) and amendment agreement no. 3 dated as of •, 2014 (the “Third Amendment”), the Original Purchase Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment, the “Original Amended Purchase Agreement”);

     AND WHEREAS Santa Fe is the owner of 100% of the shares of Santa Fe Barbados and Lordsburg and Sandstorm is the owner of 100% of the shares of Sandstorm Barbados;

     AND WHEREAS Lordsburg is the owner, directly or indirectly, of a 100% interest in the silver gold deposit known as the Summit Mine (the “Project”) located under or upon the Property, as more particularly described in Schedule “A” attached hereto;

     AND WHEREAS the property on which the Project is located is described in Schedule “B” attached hereto (the “Property”);

     AND WHEREAS Lordsburg is the owner of the Lordsburg Mill (the “Mill”) and the Mill is used to process ore from the Property and Lordsburg has begun commercial production at the Project;

     AND WHEREAS the conditions set forth in the Third Amendment (all of which are for the benefit of Sandstorm) have been satisfied as of the Execution Date and therefore, the parties hereto are desirous of executing and delivering this Agreement which is the form of agreement attached to the Third Amendment as Schedule “A” and is referred to in the Third Amendment as the Amended and Restated Agreement;

     AND WHEREAS Santa Fe Barbados has agreed to sell Sandstorm Purchased Payable Au and Sandstorm Barbados has agreed to purchase Sandstorm Purchased Payable Au and Santa Fe Barbados and Sandstorm Barbados have agreed to execute and deliver this Agreement;

     AND WHEREAS Santa Fe and Lordsburg have jointly and severally agreed to guarantee the covenants, obligations and indemnifications of Santa Fe Barbados under this Agreement and in support of such guarantee, Lordsburg has agreed to continue to provide the Project Charge to Sandstorm Barbados, as herein provided;

     AND WHEREAS Sandstorm executes and delivers this Agreement to provide a guarantee to and in favour of Santa Fe Barbados, its wholly-owned subsidiary, with respect to the covenants, obligations and indemnifications of Sandstorm Barbados, its wholly-owned subsidiary, as herein provided;

     AND WHEREAS the parties hereto are desirous of executing and delivering this agreement to amend and restate the Original Amended Purchase Agreement, which is superseded in its entirety by this Agreement;

     AND WHEREAS the parties hereto are therefore desirous of executing and delivering this Agreement, all on and subject to the terms and conditions contained herein;

     AND WHEREAS capitalized terms when used in these preambles shall have the respective meanings set forth in Article 1;

     NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto do mutually agree as follows:

3.        Definitions

“Accounting Principles” means United States generally accepted accounting principles or any successor, adopted by Santa Fe, as at the date on which any calculation or determination is required to be made;

“Annual Report” means a written report, in relation to any calendar year, detailing:

(i)	the number of ounces of Au produced from the Project and delivered to an Offtaker in the applicable calendar year;

(ii)	the names and addresses of each Offtaker to which the Au referred to in subsection (i) was delivered; and

(iii)	the average Market Price of Au per ounce in the applicable calendar year;

“Au” means gold and for certainty, when the price of Au is used in this Agreement, it shall refer to the London p.m. fix for Au as quoted in United States dollars by the London Bullion Market Association (or any successor metals exchange);

“Business Day” means any day other than a Saturday or Sunday or a day that is a statutory holiday in any or all of Vancouver, British Columbia, Barbados, West Indies, United Kingdom, or Albuquerque, New Mexico or any day that banks are not open for business in the United Kingdom;

“BCICAC” has the meaning set forth in Article 14;

“Closure Damages Amount” means the sum of US$1.0 million;

“Closure Event” means that for a minimum period of 180 consecutive days, the Mine shall not produce or sell Au for commercial purposes;

“Deductions” means any and all deductions, refining, reprocessing, processing, treatment and other charges, penalties, adjustments, shipping expenses and/or expenses pertaining to and/or in respect of Au and charged by an Offtaker and/or charged in respect of delivery costs to Sandstorm Barbados or to the final customer of Lordsburg and/or Sandstorm Barbados, as the case may be, or charged to Lordsburg as and by way of royalty payments;

“Default Interest” means Prime plus 2% per annum;

“Demanding Party” has the meaning set forth in section 14(a);

“Dispute Notice” has the meaning set forth in section 14(a);

“Encumbrances” means any and all liens, charges, mortgages, encumbrances, pledges, security interests, royalties, proxies and third party rights or any other encumbrances of any nature whatsoever, whether registered or unregistered;

“Extended Term” has the meaning set forth in section 3(b);

“Execution Date” has the meaning set forth on page one hereof;

“First Amendment” has the meaning set forth in the preambles to this Agreement;

“First Delivery Period” means the first Quarter that commences as of the First Year Anniversary and the 15 Quarters that follow thereafter;

“First Year Anniversary” means the day that is the 12 month anniversary of the Execution Date;

“Fixed Price” means US$400 per ounce;

“Hedging Arrangement” means any arrangement proposed to be entered into by Santa Fe, Lordsburg and/or Santa Fe Barbados or their respective affiliates pursuant to which the risk of the future price of Au is sold to a third Person, including without limitation, as and by way of netting and collateral arrangements under International Swaps and Derivatives Association, Inc. protocols and mandates;

“Insolvency Event” means, in relation to Santa Fe, Lordsburg and Santa Fe Barbados, any one or more of the following events or circumstances:

(i)

proceedings are commenced for the winding-up, liquidation or dissolution of it, unless it in good faith actively and diligently contests such proceedings resulting in a dismissal or stay thereof within 60 days of the commencement of such proceedings;

(ii)

a decree or order of a court of competent jurisdiction is entered adjudging it to be bankrupt or insolvent, or a petition seeking reorganization, arrangement or adjustment of or in respect of it is approved under applicable laws relating to bankruptcy, insolvency or relief of debtors;

(iii)

it makes an assignment for the benefit of its creditors, or petitions or applies to any court or tribunal for the appointment of a receiver or trustee for itself or any substantial part of its property, or commences for itself or acquiesces in or approves or has filed or commenced against it any proceeding under any bankruptcy, insolvency, reorganization, arrangement or readjustment of debt law or statute or any proceeding for the appointment of a receiver or trustee for itself or any substantial part of its assets or property, or has a liquidator, administrator, receiver, trustee, conservator or similar person appointed with respect to it or any substantial portion of its property or assets; or

(iv)	a resolution is passed for the winding-up or liquidation of it;

“Intercreditor Agreement” means the intercreditor agreement dated as of December 21, 2011 among Waterton, Sandstorm Barbados, Santa Fe Barbados and Lordsburg;

“Lordsburg” means Lordsburg Mining Company, a corporation incorporated and existing under the laws of the State of New Mexico;

“Losses” means any and all damages, claims, losses (except loss of profits), liabilities, fines, injuries, costs, penalties and expenses (including reasonable legal fees); [NTD: We should determine if we will quantify the Losses for the purposes of an Event of Default.]

“Market Price” means the London p.m. fix for Au as quoted in United States dollars by the London Bullion Market Association (or any successor metals exchange);

“Mill” has the meaning ascribed therein in the preambles to this Agreement;

“Mine” means any mine now or hereunder located on the Property (and for clarity, excludes the Mill);

“Minerals” means any and all economic, marketable metal bearing material, in whatever form or state, produced from the Project;

“Monthly Report” means a written report or reports, in relation to a calendar month, detailing:

(ii)	the number of ounces of Au produced from the Project and delivered to an Offtaker in the applicable calendar month;

(ii)	the names and addresses of each Offtaker to which the Au referred to in subsection (i) was delivered; and

(iii)	the average Market Price of Au per ounce in the applicable calendar month;

“National Instrument 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators or any successor instrument, rule or policy;

“Offtaker” means the counterparty to an Offtake Agreement;

“Offtake Agreement” means any refining, marketing and/or processing agreement entered into by Lordsburg with respect to Au produced from the Project;

“Original Purchase Agreement” has the meaning set forth in the preambles to this Agreement;

“Original Amended Purchase Agreement” has the meaning set forth in the preambles to this Agreement;

“Parties” means the parties to this Agreement and “Party” means any one of the Parties;

“Payable Au” means Au produced from the Project, less the number of ounces of Au deducted on account of refining Au into Refined Au (for which net number of ounces Lordsburg receives either a cash payment or Refined Au from an Offtaker pursuant to and in accordance with any Offtake Agreement);

“Person” means and includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability corporations, joint ventures, associations, companies, trusts, banks, trust companies, governments or any other type of organization, whether or not a legal entity;

“Place of Delivery” has the meaning set forth in section 2(b);

“Prime” means the prime rate of interest quoted from time to time by the Royal Bank of Canada;

“Project” has the meaning ascribed thereto in the preambles to this Agreement;

“Project Charge” means a charge over all of the assets, property and undertaking of Lordsburg in respect of the Project to secure all guarantee obligations of Lordsburg under this Agreement and, after the Waterton Repayment Date, includes the Additional Charges;

“Project Charge Discharge” has the meaning set forth in section 16(b);

“Property” has the meaning ascribed thereto in the preambles to this Agreement;

“Refined Au” means marketable metal bearing material in the form of Au that is refined to standards meeting or exceeding commercial standards for the sale of refined Au;

“Quarter” means a calendar quarter, being the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31. The first quarter (the “First Quarter”) shall be the period from the First Year Anniversary Date to the end of the first calendar Quarter;

“Responding Party” has the meaning set forth in section 14(a);

“Sandstorm” means Sandstorm Gold Ltd., a corporation incorporated and existing pursuant to the laws of the Province of British Columbia;

“Sandstorm Barbados” means Sandstorm Gold Bank Limited, a corporation incorporated and existing pursuant to the laws of Barbados;

“Sandstorm Barbados Audit” has the meaning set forth in section 6(c);

“Sandstorm Purchased Payable Au” means the Payable Au to be delivered and sold by Santa Fe Barbados to Sandstorm Barbados pursuant to the terms and conditions of this Agreement;

“Santa Fe” means Santa Fe Gold Corp., a corporation incorporated and existing under the laws of the State of Delaware;

“Santa Fe Barbados” means Santa Fe Gold (Barbados) Corporation, a corporation incorporated and existing under the laws of Barbados;

“Santa Fe Barbados Default Fee” has the meaning set forth in section 6(b);

“Santa Fe Barbados Event of Default” has the meaning set forth in section 6(a);

“Santa Fe Barbados Guaranteed Obligations” has the meaning set forth in section 8(a)(i);

“Second Amendment” has the meaning set forth in the preambles to this Agreement;

“Term” has the meaning set forth in section 3(a);

“Termination Notice” has the meaning set forth in section 3(b);

 “Third Amendment” has the meaning set forth in the preambles to this Agreement;

“Time of Delivery” has the meaning set forth in section 2(e);

“Transfer” when used as a verb, means to sell, grant, assign, encumber, pledge or otherwise dispose of or commit to dispose of, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sale or spin-out transaction. When used as a noun, “Transfer” means a sale, grant, assignment, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sale or spin-out transaction;

“Waterton” means Waterton Global Value, L.P.;

“Waterton Repayment Date” means the date on which Santa Fe Barbados or its affiliates have repaid to Waterton the amount of all principal and interest owing to Waterton pursuant to the Waterton Security; and

“Waterton Security” means the senior secured gold stream credit agreement dated as of December 21, 2011 among Azco Mica Inc., Santa Fe, Santa Fe Barbados, Lordsburg and Waterton (pursuant to which Waterton advanced the principal sum of US$10.0 million).

4.        Agreement of Purchase and Sale

(a)        Effective as of the Execution Date but commencing from and after the First Year Anniversary in the first Quarter, Santa Fe Barbados shall deliver and sell to Sandstorm Barbados in each Quarter, a minimum of 350 ounces of Sandstorm Purchased Payable Au (for a minimum of 16 Quarters) at a price per ounce equal to the Fixed Price and Sandstorm Barbados shall purchase from Santa Fe Barbados the said Sandstorm Purchased Payable Au for the said price, free and clear of any and all Encumbrances. The obligations of Santa Fe Barbados under this Agreement shall be to deliver and sell, in each such Quarter, including without limitation, the First Delivery Period, the Sandstorm Purchased Payable Au in a manner consistent with the terms of this Agreement.

(b)        Santa Fe Barbados shall deliver and sell to Sandstorm Barbados all Sandstorm Purchased Payable Au to be delivered and sold under this Agreement to the metal account of Sandstorm Barbados with a bank located in London, England, to be specified by Sandstorm Barbados from time to time (the “Place of Delivery”).

(c)        Santa Fe Barbados shall notify Sandstorm Barbados in writing at least one Business Day before any delivery and credit to the account of Sandstorm Barbados of the Sandstorm Purchased Payable Au to be delivered and credited to the Sandstorm Barbados metal account and the estimated date and time of delivery and credit.

(d)        Within five Business Days after the end of each Quarter, Santa Fe Barbados shall deliver and credit to the metal account of Sandstorm Barbados Refined Au in an amount equal to the amount of Sandstorm Purchased Payable Au contemplated to be delivered and sold by Santa Fe Barbados to Sandstorm Barbados pursuant to the terms and conditions of this Agreement.

(e)        Delivery of all Sandstorm Purchased Payable Au shall be deemed to have been made at the time Refined Au is credited to the Place of Delivery (the “Time of Delivery”).

(f)        Title to and risk of loss of Refined Au shall pass from Santa Fe Barbados to Sandstorm Barbados at the Time of Delivery.

(g)        All Deductions relating to each shipment of Minerals and/or Refined Au and all costs and expenses pertaining to the delivery and credit of Refined Au to the Place of Delivery shall be borne by Santa Fe Barbados.

(h)        Sandstorm Barbados shall promptly pay for each shipment of Sandstorm Purchased Payable Au and in any event not later than five Business Days after the Time of Delivery.

(i)        All payments for Sandstorm Purchased Payable Au by Sandstorm Barbados to Santa Fe Barbados shall be made in US Dollars and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by Santa Fe Barbados in writing from time to time, without deduction or set-off.

(j)        Notwithstanding any other provision of this Agreement, it is understood and agreed that Santa Fe Barbados shall have the obligation to deliver and sell to Sandstorm Barbados during the First Delivery Period (being over a minimum period of 16 Quarters) a minimum of 350 ounces of Sandstorm Purchased Payable Au per Quarter.

(k)        The obligation to deliver Sandstorm Purchased Payable Au in accordance with the terms and conditions of this Agreement shall continue notwithstanding the payment by Santa Fe Barbados to Sandstorm Barbados of the Closure Damages Amount.

(l)        If at any time before the end of the First Delivery Period or at the end of the First Delivery Period, the Mine shall be subject to a Closure Event, as determined by Sandstorm Barbados in its sole and absolute discretion, but acting reasonably, and based, among other things, on the public record and public disclosures of Santa Fe, then Santa Fe Barbados shall pay to Sandstorm Barbados, without set off, deduction or defalcation, in U.S. dollars, cash by wire transfer to an account designated by Sandstorm Barbados, the Closure Damages Amount. Until paid, the Closure Damages Amount shall bear Default Interest.

(m)        If a Closure Event has not occurred at any time before the end of the First Delivery Period, then, over a minimum period of the next four Quarters, in each Quarter, Santa Fe Barbados shall be obligated to deliver and sell to Sandstorm Barbados a minimum of 350 ounces of Sandstorm Purchased Payable Au, at a price per ounce equal to the Fixed Price.

(n)        If after payment of the Closure Damages Amount by Santa Fe Barbados, the Mineshall thereafter commence the production and sale of Au for commercial purposes, then starting as of the first Quarter during which production occurs and after termination of the Closure Event and per Quarter throughout the Term and the Extended Term, as the case may be, Santa Fe Barbados shall continue to have the obligation to deliver and sell to Sandstorm Barbados a minimum of 350 ounces of Sandstorm Purchased Payable Au at a price per ounce equal to the Fixed Price, and Sandstorm Barbados shall purchase from Santa Fe Barbados the said Sandstorm Purchased Payable Au for the said price.

(o)        After the First Delivery Period and if the Closure Damages Amount has been paid to Sandstorm Barbados and there shall be a termination of the Closure Event, Santa Fe Barbados shall be entitled to suspend the delivery and sale of 350 ounces of Sandstorm Purchased Payable Au per Quarter until the date upon which Sandstorm Barbados would have received cash flow in an amount equal to the Closure Damages Amount (based on the Monthly Reports) had Santa Fe Barbados delivered the said 350 ounces of Sandstorm Purchased Payable Au to Sandstorm Barbados. For greater certainty, after the date upon which Sandstorm Barbados would have received cash flow in an amount equal to the Closure Damages Amount, Santa Fe Barbados shall have the obligation to deliver and sell per Quarter, throughout the remainder of the Term and the Extended Term, as the case may be, a minimum of 350 ounces of Sandstorm Purchased Payable Au to Sandstorm Barbados per Quarter at a price per ounce equal to the Fixed Price, so long as the Mine is in operation and a Closure Event has not occurred (subject to pro-ration which may be applicable during the first full Quarter after the resumption of the delivery and sale of Sandstorm Purchased Payable Au).

3.        Term

(a)        The term of this Agreement shall commence on the date of the execution and delivery hereof and subject to Article 6, shall continue until the date that is 40 years after the date hereof (the “Term”).

(b)        Sandstorm Barbados may terminate this Agreement at the end of the Term by providing to Santa Fe Barbados, not less than 90 days, prior to the expiry of the Term, written notice of its intention to terminate (a “Termination Notice”). If Sandstorm Barbados has not delivered a Termination Notice within 90 days prior to the expiry of the Term, then this Agreement shall continue in force for successive ten year periods (each, an “Extended Term”) until the date upon which the Extended Term is terminated in accordance with section 3(c).

(c)        Sandstorm Barbados may terminate an Extended Term by providing to Santa Fe, prior to the end of such Extended Term, written notice of its intention to terminate the Extended Term.

4.        Covenants

4.1        Covenants of Santa Fe, Lordsburg and Santa Fe Barbados

Santa Fe Barbados covenants and agrees (as guaranteed by Santa Fe and Lordsburg) to and in favour of Sandstorm Barbados as follows and acknowledges and agrees that Sandstorm Barbados is relying on such covenants in executing and delivering this Agreement:

(a)        During the Term and the Extended Term, as the case may be, none of Santa Fe Barbados, Lordsburg and Santa Fe shall place any security over: (i) the assets of Santa Fe, which relate to the Project; (ii) the interest of Santa Fe in Lordsburg; (iii) the interest of Santa Fe in Santa Fe Barbados; or (iv) the assets of Lordsburg, which relate to the Project; in each case which rank prior to the interests of Sandstorm Barbados in the Project and the Property. For certainty, it is understood and agreed that, from and after such time as Waterton has been fully repaid all principal and interest owing to it pursuant to the Waterton Security, Sandstorm Barbados shall at all times thereafter, rank as a first place senior secured creditor with respect to the Project and the Property and the Project Charge, unless subject to the Project Charge Discharge, shall be first place ranking security.

5.        Monthly Reports and Annual Reports

(a)        During the Term and the Extended Term, as the case may be, Santa Fe Barbados shall deliver to Sandstorm Barbados a Monthly Report on or before the seventh Business Day after the last day of each calendar month.

(b)        During the Term and the Extended Term, as the case may be, Santa Fe Barbados shall deliver to Sandstorm Barbados, an Annual Report, on or before 30 days after the last day of each calendar year.

(c)        If Santa Fe Barbados does not deliver a (draft or final) Monthly Report or an Annual Report as required pursuant to this Article 5, Sandstorm Barbados shall have the right to perform or to cause its representatives or agents to perform, at the cost and expense of Santa Fe Barbados, an audit of the books and records of Santa Fe, Lordsburg and/or Santa Fe Barbados relevant to the production of Au and delivery of Sandstorm Purchased Payable Au produced during the calendar month or calendar year in question (the “Sandstorm Barbados Audit”). Santa Fe, Lordsburg and Santa Fe Barbados as applicable, shall grant Sandstorm Barbados or its representatives or agents access to all such books and records on a timely basis. In order to exercise this right, Sandstorm Barbados must provide not less than seven days’ written notice to Santa Fe Barbados of its intention to conduct the Sandstorm Barbados Audit. If within seven days after receipt of such notice, Santa Fe Barbados delivers the applicable (draft or final) Monthly Report or Annual Report, as the case may be, then Sandstorm Barbados shall have no right to perform the Sandstorm Barbados Audit. If Santa Fe Barbados delivers the applicable (draft or final) Monthly Report or Annual Report, as the case may be, before the delivery of the Sandstorm Barbados Audit, the applicable (draft or final) Monthly Report or Annual Report, as the case may be, shall be taken as final and conclusive, subject to Article 14. Otherwise, absent any manifest or gross error in the Sandstorm Barbados Audit, the Sandstorm Barbados Audit shall be final and conclusive, subject to the provision of Article 14.

6.        Early Termination

(a)        The Parties (Santa Fe, Lordsburg and Santa Fe Barbados acting as one Party and Sandstorm and Sandstorm Barbados acting as a second Party for the purposes of this section) may terminate this Agreement at any time by mutual written consent.

In addition, Sandstorm Barbados shall have the right to terminate this Agreement, effective upon ten days’ prior written notice to Santa Fe Barbados, if any of the following shall occur (each, a “Santa Fe Barbados Event of Default”):

(i)

Santa Fe, Lordsburg or Santa Fe Barbados defaults in any material respect in the performance of any of their respective covenants or obligations contained in this Agreement or in the Project Charge (unless subject to the Project Charge Discharge) and such default is not remedied to the reasonable satisfaction of Sandstorm Barbados within 30 days after receipt of written notice of such default by Santa Fe Barbados, or if such default is not capable of rectification within 30 days, Santa Fe, Lordsburg and Santa Fe Barbados have not promptly commenced to rectify the default within such 30 day period, and to thereafter proceed diligently to rectify same;

(ii)

Upon the occurrence of any Insolvency Event affecting Santa Fe, Lordsburg or Santa Fe Barbados, provided that any action under any bankruptcy or insolvency law which is frivolous or vexatious, which is contested by the Party made subject to an Insolvency Event in good faith and which is discharged or dismissed within 60 days from commencement, shall not constitute an Insolvency Event for the purposes of this section; and/or

(iii)

if the Project Charge (unless subject to the Project Charge Discharge) has ceased to be valid, binding and enforceable in accordance with its terms and the default by Santa Fe, Lordsburg or Santa Fe Barbados is not remedied to the reasonable satisfaction of Sandstorm Barbados within 30 days after written notice to Santa Fe Barbados or if such default is not capable of rectification within 30 days, Santa Fe, Lordsburg and Santa Fe Barbados have not promptly commenced to rectify such default within such 30 day period, or to thereafter proceed diligently to rectify same.

For greater certainty and without limitation, Sandstorm Barbados shall have the right to waive one or more Santa Fe Barbados Events of Default, all without prejudice to any and all rights of Sandstorm Barbados with respect to any and all Santa Fe Barbados Events of Default.

(b)        If a Santa Fe Barbados Event of Default occurs and is continuing, in addition to and not in substitution for any other remedies available at law or in equity, Sandstorm Barbados shall have the right, upon written notice to Santa Fe Barbados, at its option, to seek damages for Losses (the “Santa Fe Barbados Default Fee”). Upon demand from Sandstorm Barbados, which demand shall include a calculation of the Santa Fe Barbados Default Fee, Santa Fe Barbados (as guaranteed by Santa Fe and Lordsburg) shall promptly pay the Santa Fe Default Fee in cash by wire transfer, in immediately available funds, to a bank account designated by Sandstorm Barbados.

(c)        The Parties hereby acknowledge that: (i) Sandstorm Barbados will be damaged by a Santa Fe Barbados Event of Default; and (ii) any sums payable or retainable pursuant to this Article 6 are in the nature of liquidated damages, not a penalty and are fair and reasonable.

(d)        If Sandstorm Barbados elects to demand payment of the Santa Fe Barbados Default Fee, this Agreement shall be deemed terminated upon the payment by or on behalf of Santa Fe Barbados of the Santa Fe Barbados Default Fee.

(e)        Termination of this Agreement under this Article shall not terminate any payment or delivery obligation hereunder that arose prior to the time of termination.

7.        Offtake Agreements

(a)        Each Offtake Agreement shall be on arm’s length commercial terms, consistent with normal industry standards and practice in the United States. Santa Fe shall promptly disclose to Sandstorm Barbados the terms of any such agreements and any amendments to the material terms and conditions of any Offtake Agreements that may affect Sandstorm Barbados. The payable factor used in calculating payable Au in any concentrate or directly shipped ore shall be the greater of: (i) the actual payable factor used by the Offtaker; and (ii) 80%.

(b)        Santa Fe Barbados hereby agrees to indemnify and hold Sandstorm Barbados and its directors, officers and employees harmless from and against any and all Losses incurred or suffered by any of them arising out of or in connection with or related to any breach or default of this Article 7. This section shall survive the termination of this Agreement.

8.        Guarantee

(a)	Guarantee of Santa Fe Barbados Obligations by Santa Fe and Lordsburg

(i)

Santa Fe and Lordsburg hereby jointly and severally absolutely, unconditionally and irrevocably guarantee the prompt and complete observance and performance of all the terms, covenants, conditions and provisions to be observed or performed by Santa Fe Barbados pursuant to this Agreement (collectively, the “Santa Fe Barbados Guaranteed Obligations”). Santa Fe and Lordsburg shall jointly and severally perform such terms, covenants, conditions and provisions upon the default or non-performance thereof by Santa Fe Barbados.

(ii)

Santa Fe and Lordsburg shall jointly and severally indemnify and save Sandstorm Barbados and its directors, officers and employees harmless from and against any and all Losses incurred or suffered by any of them arising out of or in connection with or related to any breach or default of this section. This section 8(a)(ii) shall survive the termination of this Agreement.

(iii)

Subject to the provisions of section 8(a)(iv) and Article 11, Santa Fe and Lordsburg shall not Transfer all or any part of their respective obligations set forth in this section without the prior written consent of Sandstorm Barbados, such consent not to be unreasonably withheld.

(iv)

Neither Santa Fe nor Lordsburg shall consolidate, amalgamate with, or merge with or into, or transfer all or substantially all their respective assets to, or reorganize, reincorporate or reconstitute into or as another entity unless, at the time of such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution or Transfer, the resulting, surviving or transferee entity agrees to assume in favour of Sandstorm Barbados all the obligations of Santa Fe and Lordsburg under this Agreement and unless in the opinion of Sandstorm Barbados, acting reasonably, such entity has the financial operational and technical capability to observe and perform the covenants, agreements and obligations of Santa Fe and Lordsburg under this Agreement.

(v)	The obligations of Santa Fe and Lordsburg under this section (collectively, the “Santa Fe Guaranteed Obligations”) are continuing, unconditional and absolute.

9.        Books; Records; Inspections

Santa Fe, Lordsburg and Santa Fe Barbados shall keep true, complete and accurate books and records of all material operations and activities with respect to the Project, including the processing of Minerals therefrom, where applicable, prepared in accordance with the Accounting Principles, consistently applied. Subject to the confidentiality provisions of this Agreement and in addition to the provisions of section 5(c), Sandstorm Barbados and its authorized representatives shall be entitled to perform audits or other reviews and examinations of the books and records of Santa Fe, Lordsburg and Santa Fe Barbados relevant to the delivery of Sandstorm Purchased Payable Au pursuant to this Agreement during the Term or the Extended Term, as the case may be, to confirm compliance by Santa Fe Barbados with the terms of this Agreement. Sandstorm Barbados shall diligently complete any audit or other examination permitted hereunder. For greater certainty and without limitation, Sandstorm Barbados shall have access to all documents provided by the Offtaker to Lordsburg or by Lordsburg to an Offtaker, as contemplated under the Offtake Agreements or which otherwise relate to the Au produced from the Project vis a vis the Offtaker and that are, in any manner, relevant to the delivery and credit in respect of Sandstorm Purchased Payable Au, in each instance. All costs and expenses of any audit or other examination permitted in this section shall be paid by Sandstorm Barbados, unless the results of such audit or other examination permitted in this section, disclose a discrepancy in calculations made by Santa Fe Barbados of equal to or greater than five percent, in which event the reasonable costs of such audit or other examination shall be paid by Santa Fe Barbados.

10.      Conduct of Mining Operations, etc.

(a)        All decisions concerning methods, the extent, times, procedures and techniques of any exploration, development and mining operations related to the Project shall be made by Santa Fe and Lordsburg in their sole and absolute discretion.

(b)        Sandstorm Barbados has no contractual rights relating to the development or operation of any of the operations of Lordsburg, including without limitation, the Project or any of its properties and, except as provided herein, Sandstorm Barbados shall not be required to contribute to any capital or expenditures in respect of operations at the Project. Except as provided in this Agreement and the Project Charge, Sandstorm Barbados has no right, title or interest in and to the Project.

(c)        Sandstorm Barbados is not entitled to any form or type of compensation or payment from Santa Fe Barbados if Santa Fe Barbados discontinues or ceases operations from the Project save and except as provided in Article 2. Save and except as provided in Article 2, this Agreement shall in no way be construed or considered a guarantee as to the delivery of any amount of Sandstorm Purchased Payable Au on an annual basis or over the life of the Project.

(d)        Lordsburg shall perform or cause to be performed all processing operations and activities in respect of the Project in a commercially prudent manner and in accordance with good processing, engineering and environmental practices prevailing in the industry.

(e)        With reasonable notice, at reasonable times and with Lordsburg’s prior consent (which shall not be unreasonably withheld or delayed), at the sole risk and expense of Sandstorm Barbados, Sandstorm Barbados shall have a right of access by its representatives to the Property and any mill, smelter, concentrator or other processing facility owned or operated by Santa Fe, Lordsburg and/or Santa Fe Barbados and/or their respective affiliates and that is to process Minerals produced from the Project, for the purpose of enabling Sandstorm Barbados to monitor compliance by Santa Fe Barbados with the terms of this Agreement and to prepare technical reports on the Project in compliance with National Instrument 43-101.

(g)        Santa Fe, Lordsburg and Santa Fe Barbados will cooperate with and will allow Sandstorm Barbados access to technical information pertaining to the Project to permit Sandstorm to prepare technical reports on the Project in accordance with National Instrument 43-101 at the sole cost and expense of Sandstorm to comply with Sandstorm’s disclosure obligations under applicable Canadian and/or US securities laws and/or stock exchange rules and policies provided that:

(i)        To the extent permitted by law, Sandstorm shall be entitled to use, if it so chooses, the same report writer as Santa Fee to prepare all technical reports that Sandstorm is required to prepare and to use (as the base), the same reports as Santa Fee (re-addressed to Sandstorm); and

(ii)        if Sandstorm is unable to use the same report writer as Santa Fe to prepare a required technical report, it will choose a Person to write the technical report that is acceptable to Santa Fe, acting reasonably, and Sandstorm will not finalize the technical report until Santa Fe has been provided with a reasonable opportunity to comment on the contents of the technical report and Sandstorm will act in good faith and will use its commercially reasonable efforts to incorporate Santa Fe’s comments into the technical report to the extent Santa Fe’s comments are made to conform the technical report with the existing disclosure of Santa Fe. Santa Fe will promptly deliver to Sandstorm any updated National Instrument 43-101 reports or mineral reserve and mineral resource estimates produced that pertain to the Project. Santa Fe will allow Sandstorm access to Santa Fe’s qualified person under National Instrument 43-101 and Santa Fe will instruct such qualified person to review Sandstorm’s disclosure for signoff purposes.

(g)        Lordsburg shall ensure that all Au is produced from the Project in a prompt and timely manner consistent with sound mining practices. If Lordsburg wishes to commingle the Minerals produced from the Project with other Minerals, the same shall be subject to the prior approval of Sandstorm Barbados, acting reasonably, provided that Sandstorm Barbados is satisfied, acting reasonably, that it shall not be disadvantaged as a result of such commingling.

(h)        Santa Fe, Lordsburg and Santa Fe Barbados shall at all times during the Term and the Extended Term, as the case may be, do and cause to be done all things necessary to maintain their respective corporate existence. Lordsburg shall at all times during the Term and the Extended Term, as the case may be, do all things necessary to maintain the Project in good standing including paying all taxes owing in respect thereof. For greater certainty and without limitation, Santa Fe, Lordsburg and Santa Fe Barbados shall pay all taxes in the United States relating to the transaction of purchase and sale contemplated in this Agreement, including any withholding taxes, if any, that may be applicable. During the Term and the Extended Term, as the case may be, Lordsburg shall not abandon any of the claims, leases, lands or tenements forming a part of the Project unless Lordsburg provides evidence satisfactory to Sandstorm Barbados, acting reasonably, that it is not economical, as at the date of determination, to produce Minerals from such claims, leases, lands or tenements.

11.      Restricted Transfer Rights of Santa Fe, Lordsburg and Santa Fe Barbados

During the Term or the Extended Term, as the case may be, Santa Fe, Lordsburg and/or Santa Fe Barbados may not Transfer, in whole or in part: (i) the Project; (ii) their rights and obligations under this Agreement; or (iii) with respect to Santa Fe, the shares in the capital of Lordsburg or Santa Fe Barbados; in each case, unless the following conditions are satisfied:

(i)	Santa Fe, Lordsburg and/or Santa Fe Barbados shall have provided Sandstorm Barbados with at least ten Business Days prior written notice of their intent to Transfer;

(ii)

any purchaser, merged company, transferee or assignee shall have, in the opinion of Sandstorm Barbados, acting reasonably, the financial, operational and technical capability to observe and perform the covenants, agreements and obligations of Santa Fe, Lordsburg and Santa Fe Barbados on a consolidated basis under this Agreement;

(iii)	any purchaser, merged company, transferee or assignee agrees in writing in favour of Sandstorm Barbados to be bound by the terms of this Agreement, including without limitation, this section; and

(iv)

any transferee that is a mortgagee, chargeholder or encumbrancer undertakes to obtain an agreement in writing in favour of Sandstorm Barbados from any subsequent purchaser or transferee of such mortgagee, chargeholder or encumbrancer that such subsequent mortgagee, chargeholder or encumbrancer will be bound by the terms of this Agreement and the Project Charge (unless subject to the Project Charge Discharge), as applicable.

For greater certainty and without limitation in the event that, in the opinion of Sandstorm Barbados, acting reasonably, any purchaser, transferee or assignee (other than a purchaser, transferee or assignee of a mortgagee, chargeholder or encumbrancer) does not have the financial, operational and technical capability to observe and perform the covenants, agreements and obligations of Santa Fe, Lordsburg and Santa Fe Barbados on a consolidated basis under this Agreement, Santa Fe, Lordsburg and/or Santa Fe Barbados may not complete the Transfer.

Notwithstanding the foregoing, at all times throughout the Term or the Extended Term, as the case may be, Santa Fe Barbados shall have the right to assign its rights and obligations under this Agreement, to a company that is also a wholly-owned subsidiary or affiliate of Santa Fe (so long as such company remains a wholly-owned subsidiary of Santa Fe throughout the Term or the Extended Term, as the case may be) provided that no such assignment shall release Santa Fe, Santa Fe Barbados and Lordsbourg from their respective obligations hereunder.

12.      Transfer Rights of Sandstorm Barbados

During the Term or Extended Term, as the case may be, Sandstorm and Sandstorm Barbados shall have the right to Transfer, in whole or in part, their respective rights and obligations under this Agreement, upon the provisions of ten Business Days prior written notice to Santa Fe Barbados together with an executed assignment and assumption agreement of the Person to whom such rights and obligations are Transferred, whereupon Sandstorm Barbados and Sandstorm shall be released from their respective obligations under this Agreement.

During the Term or the Extended Term, as the case may be, each of Sandstorm and Sandstorm Barbados shall have the right to Transfer by way of encumbrance, in whole or in part, their respective rights and obligations under this Agreement to one or more lenders providing financing to Sandstorm or Sandstorm Barbados without notice to, or the consent of, Santa Fe Barbados, Santa Fe or Lordsburg provided that the transferee agrees that if such transferee enforces such encumbrance it will provide notice to Santa Fe Barbados, Santa Fe or Lordsburg and upon delivery of such notice, which notice shall confirm that such transferee agrees to be bound by such transferred obligations under this Agreement, such transferee shall become a party to this Agreement with all of the rights and obligations of Sandstorm or Sandstorm Barbados, as the case may be. Sandstorm and Sandstorm Barbados shall not be released from their obligations under this Agreement in the case of a Transfer by way of encumbrance which is subsequently enforced by such transferee.

13.      Confidentiality

(a)        Subject to section 13(b), none of Sandstorm and Sandstorm Barbados nor Santa Fe Barbados, Lordsburg and Santa Fe (Sandstorm and Sandstorm Barbados acting as one Party for the purposes of this section and Santa Fe Barbados, Lordsburg and Santa Fe acting as a second Party for the purposes of this section) without the express written consent of the other Party, shall disclose any non-public information in respect of the terms of this Agreement or otherwise received under or in connection with this Agreement or in respect of the Project, other than to its respective directors, employees, agents, bankers and/or consultants and/or requisite regulatory authorities in connection with the procurement of consents and approvals contemplated hereunder and neither Party shall issue any press releases concerning the terms of this Agreement without the consent of the other Party, after the other Party has first reviewed the terms of such press release. Each Party agrees to reveal such information only to its respective directors, employees, agents, bankers and/or consultants who need to know, who are informed of the confidential nature of the information and who agree to be bound by the terms of this Article 13. In addition, neither Party shall use any such information for its own use or benefit except for the purpose of enforcing its rights under this Agreement.

(b)        Notwithstanding the foregoing: (i) Sandstorm shall be entitled to file a copy of this Agreement under its profile on the System for Electronic Document Analysis and Recovery (SEDAR) and Santa Fe shall be entitled to file a copy of this Agreement with the U.S. Securities and Exchange Commission and disclose the Agreement in a press release and in a Current Report on Form 8-K in accordance its disclosure obligations under applicable U.S. securities laws in such other location(s) and manner(s) as may be required by applicable securities laws (subject to such redactions as may be mutually agreed to by the Parties, such mutual agreement to be procured within five Business Days of the execution and delivery of this Agreement); (ii) each Party may disclose information obtained under this Agreement if required to do so for compliance with applicable laws, rules, regulations or orders of any governmental authority or stock exchange having jurisdiction over such Party or to allow a current or potential bona fide provider of finance to conduct due diligence provided that the other Party shall be given the right to review and object to the data or information to be disclosed prior to any public release subject to any reasonable changes proposed by such other Party; and (iii) each Party may disclose information for the purposes of any arbitration proceeding commenced under Article 14.

14.      Arbitration

In the event of a dispute in relation to this Agreement, including without limitation, the existence, validity, performance, breach or termination hereof or any matter arising hereunder, including whether any matter is subject to arbitration, the Parties agree to negotiate diligently and in good faith in an attempt to resolve such dispute. For the purposes of this section Sandstorm and Sandstorm Barbados act as one Party and Santa Fe Barbados, Lordsburg and Santa Fe act as a second Party.

Failing resolution satisfactory to either Party, within ten days of the time frame specified herein or if no time frame is specified within ten days of the delivery of notice by either Party of said dispute, either Party may request that the dispute be resolved by binding arbitration, conducted in English, in Vancouver, British Columbia, pursuant to the rules of the British Columbia International Commercial Arbitration Centre (the “BCICAC”). The appointing authority shall be the BCICAC and the case shall be administered by the BCICAC in accordance with its International Commercial Arbitration Rules of Procedure, subject to the following:

(a)        To demand arbitration either Party (the “Demanding Party”) shall give written notice (the “Dispute Notice”) to the other Party (the “Responding Party”), which Dispute Notice shall toll the running of any applicable limitations of actions by law or under this Agreement. The Dispute Notice shall specify the nature of the allegation and issues in dispute, the amount or value involved (if applicable) and the remedy requested. Within 15 Business Days after receipt of the Dispute Notice, the Responding Party shall answer the demand in writing, responding to the allegations and issues that are disputed.

(b)        The Demanding Party and the Responding Party shall mutually agree upon one single qualified arbitrator within seven Business Days of the Responding Party’s answer, failing which each of the Demanding Party and the Responding Party shall select one qualified arbitrator within five Business Days of the Responding Party’s answer. Each arbitrator shall be a disinterested person qualified by experience to hear and determine the issues to be arbitrated. The arbitrator(s) so chosen shall select a neutral arbitrator within five Business Days of their selection.

(c)        No later than 15 Business Days after hearing the representations and evidence of the Parties, the arbitrator(s) shall make their majority determination in writing and shall deliver one copy to each of the Parties. The written decision of the arbitrator(s) shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration. There shall be no appeal from the determination of the arbitrator(s) to any court. The decision rendered by the arbitrator(s) may be entered into any court for enforcement purposes.

(d)        The arbitrator(s) may determine all questions of law and jurisdiction (including questions as to whether or not a dispute is arbitratable) and all matters of procedure relating to the arbitration.

(e)        The arbitrator(s) shall have the right to grant legal and equitable relief and to award costs (including legal fees and the costs of arbitration) and interest. The costs of any arbitration shall be borne by the Parties in the manner specified by the arbitrator(s) in their majority determination, if applicable. The arbitrator(s) may make an interim order, including injunctive relief and other provisional, protective or conservatory measures, as well as orders seeking assistance from a court in taking or compelling evidence or preserving and producing documents regarding the subject matter of the dispute.

(f)        All papers, notices or process pertaining to an arbitration hereunder may be served on a Party as provided in this Agreement.

(g)        The Parties agree to treat as confidential information, in accordance with the provisions of Article 13, the following: the existence of the arbitral proceedings; written notices, pleadings and correspondence in relation to the arbitration; reports, summaries, witness statements and other documents prepared in respect of the arbitration; documents exchanged for the purposes of the arbitration; and the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing part of this section, a Party may disclose such confidential information in judicial proceedings to enforce, nullify, modify or correct an award or ruling and as permitted under Article 14.

15.      Representations and Warranties of Santa Fe, Lordsburg and Santa Fe Barbados

Santa Fe, Lordsburg and Santa Fe Barbados, acknowledging that Sandstorm Barbados and Sandstorm are entering into this Agreement in reliance thereon, hereby jointly and severally represent and warrant to Sandstorm and Sandstorm Barbados as follows as of the Funding Date:

(a)        Each of Santa Fe, Lordsburg and Santa Fe Barbados is a corporation duly and validly existing under the laws of its governing jurisdiction and each of Santa Fe, Lordsburg and Santa Fe Barbados is up to date in respect of all filings required by law or by any governmental authority.

(b)        Each of Santa Fe, Lordsburg and Santa Fe Barbados has the requisite corporate power and capacity to enter into this Agreement and to perform its respective obligations hereunder. Each of Santa Fe, Lordsburg and Santa Fe Barbados has received all requisite board of director approvals with respect to the execution and delivery of this Agreement. Santa Fe owns all of the issued and outstanding shares of each of Lordsburg and Santa Fe Barbados.

(c)        This Agreement has been duly and validly executed and delivered by each of Santa Fe, Lordsburg and Santa Fe Barbados and constitutes a legal, valid and binding obligation of each of Santa Fe, Lordsburg and Santa Fe Barbados enforceable against each of Santa Fe, Lordsburg and Santa Fe Barbados in accordance with its terms, except the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles affecting creditors’ rights or remedies (whether applied by a court of law or equity).

(d)        This Agreement and the exercise of the rights and performance of the respective obligations of Santa Fe, Lordsburg and Santa Fe Barbados hereunder do not and will not; (i) conflict with any agreement, mortgage, bond or other instrument to which any of Santa Fe, Lordsburg and/or Santa Fe Barbados is a party or which is binding on their respective assets; (ii) conflict with their respective constating or constitutive documents; or (iii) conflict with or violate any applicable law.

(e)        Other than as specified in this Agreement, no regulatory or third party consents or approvals are required to be obtained by Santa Fe, Lordsburg and/or Santa Fe Barbados in connection with the execution and delivery or the performance by any of them of this Agreement or the transactions contemplated hereby.

(f)        None of Santa Fe, Lordsburg nor Santa Fe Barbados has made an assignment for the benefit of creditors nor is any of Santa Fe, Lordsburg or Santa Fe Barbados the voluntary or involuntary subject of any proceedings under any bankruptcy or insolvency law; no receiver or receiver/manager has been appointed for all or any substantial part of its respective properties or business and its respective corporate existence has not been terminated by voluntary or involuntary dissolution or winding up (other than by way of amalgamation or reorganization) and none of Santa Fe, Lordsburg nor Santa Fe Barbados are now aware of any circumstance which, with notice or the passage of time, or both, would give rise to any of the foregoing.

(g)        Except as disclosed in Schedule 15.1(g), no person has any agreement, option, right of first refusal or right, title or interest or right capable of becoming an agreement, option, right of first refusal or right, title or interest, in or to the Project or any of the Au therein, thereon or thereunder or derived therefrom or any shares of Lordsburg or Santa Fe Barbados.

(h)        Except as disclosed in Schedule 15.1(h), Lordsburg has all necessary corporate power to own the mining rights forming a part of the Property and to mine the Project, Lordsburg is in material compliance with all material applicable laws and licences, registrations, permits, consents and qualifications to which the mining rights are subject.

(i)        Lordsburg has sufficient right, title or interest in and to the Property including without limitation, access rights thereto, to produce Au.

(j)        At the Time of Delivery, Santa Fe Barbados will have and will deliver to Sandstorm Barbados during the Term and the Extended Term, as the case may be, an undivided 100% legal and beneficial good, valid, marketable and exclusive ownership of and title in and to, and actual and exclusive possession of Sandstorm Purchased Payable Au, free and clear of any and all Encumbrances.

(l)        Each of Santa Fe, Lordsburg and Santa Fe Barbados has made available to Sandstorm Barbados all material information in their respective control or possession with respect to the Property and the Project and all corporate matters pertaining to Santa Fe, Lordsburg and Santa Fe Barbados, as requested by Sandstorm Barbados.

16.      Project Charges

(a)        To the extent necessary, Santa Fe, Lordsburg and Santa Fe Barbados shall provide their written consent or signature to any documents or things necessary to accomplish such registration, recordation and notice with respect to the Project Charge. None of Santa Fe, Lordsburg nor Santa Fe Barbados shall amend, supplement, waive, restate, supersede, terminate, cancel or release or otherwise consent to a departure from the provisions of the Project Charge without the prior written consent of Sandstorm Barbados, such consent not to be unreasonably withheld.

(b)        Sandstorm Barbados shall terminate, cancel and release the Project Charge (and shall have no further right to received any security pursuant to the Project Charges) at such time as Sandstorm Barbados has received •. For the purposes of this Agreement, the termination, cancellation and release of the Project Charge is herein referred to as the “Project Charge Discharge”.

17.      Indemnity of Santa Fe and Lordsburg

Santa Fe, Lordsburg and Santa Fe Barbados jointly and severally agree to indemnify and save Sandstorm Barbados and its directors, officers, employees and agents harmless from and against any and all actual Losses suffered or incurred by them, that arise out of or relate to any failure of Santa Fe, Lordsburg and/or Santa Fe Barbados to timely and fully perform or cause to be performed all of the covenants and obligations to be observed or performed by Santa Fe, Lordsburg or Santa Fe Barbados pursuant to this Agreement. This clause shall survive termination of this Agreement.

18.      General Provisions

(a)        Each Party shall execute all such further instruments and documents and shall take all such further actions as may be necessary to effect the transactions contemplated in this Agreement in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

(b)        Nothing herein shall be construed to create, expressly or by implication, a joint venture, agency relationship, fiduciary relationship, mining partnership, commercial partnership or other partnership relationship between Santa Fe, Lordsburg and Santa Fe Barbados as one Party and Sandstorm and Sandstorm Barbados as a second party.

(c)        This Agreement shall be governed by and construed under the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(d)        Time is of the essence of this Agreement.

(e)        All references in this Agreement to currency or to “$”, unless otherwise expressly indicated, shall be to United States dollars.

(f)        If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part hereof so that the invalidity shall not affect the validity of the remainder of this Agreement which shall be construed as if this Agreement had been executed without the invalid portion.

(g)        Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand or transmitted by facsimile transmission addressed to:

If to Santa Fe, Lordsburg or Santa Fe Barbados:

6100 Uptown Blvd NE, Suite 600
Albuquerque, NM 87110

Attention: Chief Executive Officer
Fax Number: (505) 255-4851

If to Sandstorm, to:

400 Burrard Street
Suite 1400
Vancouver, BC V6C 3A6

Attention:               President and Chief Executive Officer
Fax Number:           (604) 689-7317”

If to Sandstorm Barbados:

Brian Robinson
Vice President
Sandstorm Gold Bank Limited
2nd Floor, Limegrove Lifestyle Centre
Holetown, St. James, BB24016
Barbados, West-Indies
(Direct Line: 1(246) 419-4357
(Fax: 1 (246) 271-8297

     Any notice given in accordance with this section, if transmitted by facsimile transmission, or email, shall be deemed to have been received on the next Business Day following transmission or, if delivered by hand, shall be deemed to have been received when delivered.

(h)        This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of all of the Parties. The failure by any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision unless such waiver is acknowledged in writing, nor shall such failure affect the validity of this Agreement or any part thereof or the right of a Party to enforce each and every provision. No waiver or breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

(i)        Following the execution and delivery of this Agreement, each of Sandstorm and Sandstorm Barbados and Santa Fe, Lordsburg and Santa Fe Barbados will co-operate reasonably with the other Party (Sandstorm and Sandstorm Barbados being treated as a one Party and Santa Fe, Lordsburg and Santa Fe Barbados being treated as a second Party in this section) in implementing any proposed adjustments to the structure of this Agreement to facilitate tax planning, provided that such adjustments have no material adverse impact on the non-proposing Party and that such adjustments shall not result in the non-proposing Party incurring any significant costs.

(j)        This Agreement may be executed in one or more counterparts and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

(k)        This Agreement shall enure to the benefit of and shall be binding on and shall be enforceable by the Parties and their respective, successors and permitted assigns.

(l)        The Parties have expressly required that this Agreement and all notices relating hereto be drafted in English.

(m)        This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, among the Parties.

(n)        The Parties may agree to enter into other financial instruments or agreements to supplement the pricing in this Agreement.

[Signature blocks appear on next page]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.

SANTA FE GOLD CORPORATION

Per:
Authorized Signing Officer

SANTA FE GOLD (BARBADOS) CORPORATION

Per:
Authorized Signing Officer

LORDSBURG MINING COMPANY

Per:
Authorized Signing Officer

SANDSTORM GOLD LTD.

Per:
Authorized Signing Officer

SANDSTORM GOLD BANK LIMITED

Per:
Authorized Signing Officer

Exhibit D

July 14, 2014

Mr. Jakes Jordaan
Chairman
Santa Fe Gold Corp.
6100 Uptown Blvd NE, Suite 600
Albuquerque, NM 87110

Re:      Agency Agreement

Dear Mr. Jordaan:

            We are pleased to provide you with this letter of agreement (this “Agreement”) containing the terms and conditions pursuant to which Euro Pacific Capital, Inc. (“Euro Pacific” or “we,” “us,” or similar terminology) shall act as placement agent for Santa Fe Gold Corp. (“Company” or “you” or similar terminology). In this regard, we commit to act as your agent and use our best efforts to complete the proposed private placement (the “Offering”) of Convertible Gold Notes (the “Notes”) in the aggregate principal amount between $20 million to $25 million, on substantially the same terms as set forth in Exhibit A hereto. Although we cannot guarantee that we will be able consummate the Offering, we will use our best efforts to do so on terms that are mutually agreeable to you and the investors.

1.	Fees and Expenses.

(a)

In consideration of our services in connection with the Offering, you will pay us US$25,000 as a non-refundable up-front payment due one day after receipt by us of $200,000 from the interim financing facility provided for in the share exchange agreement with Canarc Resource Corp., plus a $25,000 success payment on closing of the Offering. At the closing of the Offering, you shall also reimburse us upon request for all reasonable and documented out of pocket expenses that we incur that was approved by you in writing, including, but not limited to any legal fees and due diligence traveling expenses incurred by us in connection with the Offering. No expense shall exceed $4,000 without prior notice to you and your prior written consent (including by email). With respect to the Offering, the Company agrees to pay Euro Pacific, in the aggregate, promptly upon the closing of the Offering, a cash fee equal to 8% of the gross amount raised in the Offering. On the closing date of the Offering, the Company will also issue to Euro Pacific, in the aggregate, warrants (“Warrants”) to purchase 5,000,000 shares of Common Stock of the Company at an initial exercise price per share of $0.10. The warrants shall be exercisable for a period of 4 years following the closing of the Offering and the holder of the warrants shall be permitted to exercise the warrants on a cashless (net exercise) basis. Such number of warrant shares and such exercise price being equitably adjusted for any stock splits, stock combinations, stock dividends, recapitalizations or similar events.

(b)

In addition, if the Offering is not consummated during the term, for reasons other than termination of this engagement by Euro Pacific, and during the Residual Period (as defined below) any person introduced to the Company by Euro Pacific during the term purchases securities from the Company, or any of its affiliates, the Company agrees to pay Euro Pacific upon the closing of each such purchase such cash fees that would otherwise have been payable to Euro Pacific if such transaction occurred during the term as part of the Offering; provided such persons are listed on a list of investors provided to the Company within 15 days after the termination or expiration of this agreement.

2.

Right of First Offer. If, during the term of Euro Pacific’s engagement hereunder or during the twelve (12) month period following the closing of the Offering and, only if the Offering is closed (the “Residual Period”), the Company proposes to effect any financing transaction, including a private placement or public offering of Company securities, a debt financing transaction with a bank or financial institution or any similar transaction, including, without limitation, a private placement under Regulation S or Regulation D of the Securities Act, a 144A transaction, an underwritten public offering of securities, a registered direct financing or any other public or private financing transaction, the Company agrees to offer to engage Euro Pacific (or at Euro Pacific’s discretion, any of its affiliates) as the Company’s placement agent, underwriter, arranger or advisor in connection with such transaction(s) on terms and conditions customary for similar transactions; provided, however, that Euro Pacific may decline in writing such engagement in its sole and absolute discretion at such time. In order to accept the Company’s offer, Euro Pacific shall provide written notice thereof to the Company within 10 business days of its receipt of the Company’s offer, it being agreed that Euro Pacific will be deemed to have declined the offer if it fails to provide such notice within such 10 business day period. The terms of such engagements shall be set forth in separate agreements to be mutually agreed upon and may be subject to, among other things, satisfactory completion of due diligence by Euro Pacific, market conditions, the absence of adverse changes to the Company’s business or financial condition, approval of Euro Pacific’s internal committee and any other conditions that Euro Pacific may deem appropriate for transactions of such nature.

3.

Right to Use Co-Agents. The Company may invite FINRA registered broker-dealers to participate in the Offering (“Co-placement Agents”) on terms and conditions customary for similar transactions. Euro Pacific shall allocate 6% of the gross amount raised in the Offering from investors identified by such Co-placement Agents to such Co-placement Agent and Euro Pacific shall be allocated 2% of such Offering amounts. Additionally, any Co- Placement Agent should be allocated its pro-rata share of Warrants.

4.

Confidentiality. Both parties acknowledge that, during the term of this Agreement, each party will provide the other with confidential and/or proprietary information, including but not limited to data, information, ideas, materials, sales, cost and other unpublished financial information, product and business plans, or other relevant information that is marked “confidential” (or similarly) or, if not so marked, is clearly intended to be confidential (collectively, “Confidential Information”). Each party shall protect all such Confidential Information of the other with at least the same degree of care it uses to protect its own confidential information, but not less than a reasonable degree of care. Neither party shall use, disclose, provide, or permit any person to obtain any such Confidential Information in any form, except for employees, agents, or independent contractors whose access is required to carry out the purposes of this Agreement and who have agreed to be subject to the same restrictions as set forth herein. The confidentiality obligations of this section shall not apply to any information received by a party that (i) is generally available to or previously known to the public, (ii) can be reasonably demonstrated was known to such party prior to the negotiations leading to this Agreement, (iii) is independently developed by such party outside the scope of this Agreement without use of or reference to the other party’s Confidential Information, or (iv) is lawfully disclosed pursuant to a court order, provided that the party subject to such order shall promptly notify the party whose Confidential Information is to be disclosed, so such party may seek a protective or similar order.

5.

Limitation of Liability. Regardless of the basis of recovery claimed, whether under any contract, negligence, strict liability, or any other theory, our aggregate liability hereunder to you will be limited to direct damages or loss up to the amount of the fees actually paid by you to us hereunder for the Services with respect to which any claim arises. We shall not be liable under any circumstances for any special, indirect, incidental or consequential damages, including without limitation loss of profits, even if we have been advised of the possibility of such damages.

6.

Term and Termination. Our engagement will commence upon your countersignature of this Agreement. This Agreement will automatically terminate if the Offering has not been consummated by September 30, 2014; unless extended, in writing, by both parties for an additional 30 day period. Termination will be without prejudice to the accrued rights and liabilities of each of us provided in this letter Agreement. One party’s obligations to perform under this Agreement shall terminate automatically upon the dissolution, termination of existence, insolvency, business failure, appointment of a receiver of any part of the other’s property, assignment or trust mortgage for the benefit of creditors by the other, the commencement of any proceeding under any bankruptcy, receivership or insolvency laws by or against the other. These provisions survive the termination of this Agreement.

7.

Indemnification and Contribution. The Company agrees to indemnify Euro Pacific and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I hereto. 4. Representations and Warranties.

8.

Representations and Warranties. You agree that you will enter into a securities purchase agreement and other customary agreements with investors in connection with the Offering, and that your counsel (and your local counsel in any foreign jurisdiction where you operate) will supply a customary opinion letter on the transaction, all of which will be in form and substance reasonably acceptable to, and addressed to, Euro Pacific and the Investors. It is agreed that it shall not be a requirement that your counsel deliver a “10b-5” or negative assurances letter or opinion in connection with the Offering so long as the Offering is a private placement transaction and not a public offering. You further agree that we may rely upon, and are a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any agreements with investors in the Offering.

9.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. The Company and Euro Pacific agree that any dispute concerning this Agreement shall be resolved exclusively through binding arbitration before FINRA pursuant to its arbitration rules. Arbitration will be venued in New York, New York, USA (the “Agreed Forum”). Each of the Company and Euro Pacific agree that the Agreed Forum is not an “inconvenient forum” for proceedings hereunder, and each hereby agree to the personal jurisdiction of the Agreed Forum and that service of process by mail to the address for such party as set forth in this letter (or such other address as a party hereto shall notify the other in writing) constitute full and valid service for such proceedings.

10.

Announcement. Upon successful completion of the Services, Euro Pacific may, at its own expense, place a customary announcement in such newspapers and periodicals as Euro Pacific may desire announcing the successful consummation of the engagement, including the name of the Company.

11.

Advice. The Company acknowledges that any advice given by us to you is solely for benefit and use of the management team and Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without our prior written consent.

12.

Other Engagements. Nothing in this engagement letter shall be construed to limit the ability of Euro Pacific or its respective affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information under this Agreement.

13.

Miscellaneous. Each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other, and shall not bind nor attempt to bind the other to any contract. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, three days after being sent by prepaid and sent by overnight courier to the address of the party to be noticed, as set forth in any writing or document provided by the party to be noticed to the other. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof. No changes, modifications, or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision hereof is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that these terms and conditions shall otherwise remain in full force and effect and enforceable. Neither party may assign its rights or delegate its duties under this Agreement without the express prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes. The provisions of Sections 3, 4, 5, 7, 9 and 13 will survive the termination or expiration of this Agreement.

We look forward to the opportunity to be of service to you. If you have any questions, please feel free to call us.

Very truly yours,

EURO PACIFIC CAPITAL, INC.

By: _______/s/s Gordon Mc Bean______________________

Name: Gordon Mc Bean

Title: President

ACCEPTED AND AGREED TO AS OF

THE DATE FIRST ABOVE WRITTEN

SANTA FE GOLD CORP.

By: ________/s/ Jakes Jordan_________________

        Name: Jakes Jordaan

        Title: Interim CEO and Chairman

APPENDIX I

INDEMNIFICATION AND CONTRIBUTION

            The Company agrees to indemnify and hold harmless Euro Pacific and its respective affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (Euro Pacific and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by Euro Pacific of the services contemplated by or the engagement of Euro Pacific pursuant to, this Agreement and will promptly reimburse any Indemnified Party on demand for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without the Company’s prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Euro Pacific’s willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Euro Pacific pursuant to, or the performance by Euro Pacific of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Euro Pacific’s willful misconduct or gross negligence.

            Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

            If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Euro Pacific on the other hand, of the Offering as contemplated whether or not the Offering is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and Euro Pacific, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Euro Pacific of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering bear to the fees paid or to be paid to Euro Pacific under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that Euro Pacific shall not be required to contribute any amount in excess of the amount by which fees paid to Euro Pacific hereunder (excluding reimbursable expenses), exceeds the amount of any damages which Euro Pacific has otherwise been required to pay.

            The Company agrees that without the prior written consent of Euro Pacific, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which Euro Pacific or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

            In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse Euro Pacific on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

            If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitrate award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrate award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

Exhibit A

Term Sheet

CONVERTIBLE GOLD NOTE OFFERING

Indicative Term Sheet

(All amounts in US dollars unless indicated otherwise)

Date:	July 14, 2014

Issuer:	Santa Fe Gold Corporation (the “Company”).

Amount:	$22,000,000

Notes:	$10,000 face value per subordinated secured redeemable convertible gold note (the “Notes”)

Use of Proceeds:	For the redevelopment of the Summit Mine to production, repayment of certain debt, acquisition and exploration of other properties and general working capital

Security:

The Notes will be secured by the Summit Mine but subordinated to the Company’s current secured debt obligations. Commencing 30 months after closing this offering, the Company will commence deposits of GLD shares with the bond custodian on a quarterly basis to meet the conversion requirement upon maturity

Guarantee:	Fully and unconditionally guaranteed, on a joint and several basis, by the Company, its direct and indirect subsidiaries and affiliates.

Representations and Warranties, Covenants And Events of Default:	Customary and usual for facilities of this nature. The documentation shall include representations and warranties, covenants and events of default customary for transactions of this nature.

Conditions Precedent:

Usual and customary conditions including but not limited to technical, legal and financial due diligence, customary legal opinions and final complete documentation on terms satisfactory in form and substance to the Purchasers.

Closing Date:	10 business days after closing the proposed business transaction between the Company and Canarc Resource Corp. in the 3rd Quarter, 2014

Maturity Date:

Bullet repayment in cash at face value plus any accrued, but unpaid interest, four years from Closing Date; provided, however, that if conversion into GLD shares as described below would result in a higher return for the investor, the Notes will automatically convert at maturity.

Interest Rate:	8% per annum. Interest will accrue and be payable on the outstanding principal amount quarterly, in arrears. Interest will be calculated on the basis of a 365-day year.

Conversion Price:

The Notes will be convertible into the SPDR Gold Trust (NYSEARCA: GLD) at a 16% premium to the 10 business day closing price average prior to the day of closing of this Offering. By way of example, a premium of 16% on a gold price of US$1,380 per oz at issue date equates to a conversion price of US$1,601 per oz, so the Company would escrow the equivalent of 13,741 ozs in GLD shares to meet the conversion requirement at maturity

Conversion:

If the conversion right is exercised, GLD shares held by the bond custodian will be delivered to the Purchasers, and if the conversion right is not exercised, the GLD shares will be sold to repay the debt

Debt Repayment:	Principal will be due and payable in full on the Maturity Date.

Early Redemption:

The Company will have the right to repay some or all of the Notes (principal amount plus all accrued interest) pro rata commencing 12 months after closing this offering by delivering 6 month notice to the Purchasers, subject to the Company paying the Purchasers an early redemption fee of 10% of each amount redeemed; provided, however, that the Company shall afford the purchasers the ability to convert the Notes into GLD shares as described below in lieu of redemption of the Notes.

The Purchasers will have the right to redeem some or all of the Notes pro rata to the amount of GLD on deposit, commencing 30 months after closing this offering by delivering 6 month notice to the Company, or if the Company undergoes a change of control (50.1% shareholding) to an arms- length third party.

Assignment of Debt:

Purchasers may assign or transfer the entirety of their rights and obligations to another investor party without the Company’s consent, unless such proposed assignee is a mining industry company, in which case the Purchaser must receive the prior consent of the Company.

Negative Pledge:	No new debt will be issued by the Company with security senior or equal to the Notes, any new debt issued by the Company will be subordinated to the Notes

Management:	The shareholders’ agreement between the Company and Canarc Resource Corp. will include a covenant to ensure appointment of Canarc senior management nominees while any of the Notes remains outstanding.

Documentation:	To be determined.

Taxes:	All payments to be free and clear of any taxes and tax withholdings whatsoever.

Governing Law:	The Agreement will be governed by and construed in accordance with the laws of Delaware.

News Release:

The Company and the Purchasers Agent shall consult with each other before issuing any news release or making any public announcement with respect to this Term Sheet or the transactions described hereby and, except as required by any applicable law or regulatory requirement, neither party shall issue any news release or make any such public announcement without the prior written consent of the other, which shall not be unreasonably withheld or delayed.

Non-Binding

No legal obligation or liability will be created by this Term Sheet as against the parties and that legal obligations and liabilities of the parties will arise upon the duly authorized execution and delivery of a definitive agreement.